UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Avon Products, Inc.

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April 2, 2013

Dear Shareholder:

It is my pleasure to invite you to attend the 2013 Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Thursday, May 2, 2013, at the Asia Society and Museum, 725 Park Avenue at 70th Street, New York City. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, your vote is important. I encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. Voting instructions are found on page 1 of the Proxy Statement.

On behalf of the Board of Directors and Avon management, thank you for your investment and interest in Avon.

Sincerely yours,

Sheri McCoy
Chief Executive Officer

AVON PRODUCTS, INC.

777 Third Avenue

New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of Avon Products, Inc. will be held on Thursday, May 2, 2013, at 9:00 a.m. at the Asia Society and Museum, 725 Park Avenue at 70th Street, New York, New York to:

1)	Elect directors to one-year terms expiring in 2014;

2)	Hold an advisory vote to approve executive compensation;

3)	Approve our 2013 Stock Incentive Plan;

4)	Approve our 2013-2017 Executive Incentive Plan;

5)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

6)	Consider and vote on a shareholder proposal, if properly presented; and

7)	Transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2013 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Karen R. Leu

Vice President & Corporate Secretary

April 2, 2013

YOUR VOTE IS IMPORTANT

You can vote in one of several ways:

Visit the website listed on your proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

If your shares are held in a stock brokerage account or by a bank or other record holder,

follow the voting instructions on the form that you receive from them.

The availability of telephone and Internet voting will depend on their voting process.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2013.

Our Proxy Statement for the 2013 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/avp

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. This summary is not a complete description and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•	Date/Time:	Thursday, May 2, 2013, at 9:00 a.m.

•	Place:	Asia Society and Museum 725 Park Avenue at 70th Street New York, New York

•	Record Date:	March 15, 2013

•	Voting:	Shareholders as of the close of business on March 15, 2013, the record date, are entitled to vote. Shareholders are entitled to cast one vote per share on all matters.

•	Admission:	All attendees are required to have an admission ticket or pre-register and have photo identification. Please follow the instructions on page 1.

Voting Recommendations

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	4
Advisory Vote to Approve Executive Compensation	FOR	75
Approval of the 2013 Stock Incentive Plan	FOR	77
Approval of the 2013-2017 Executive Incentive Plan	FOR	86
Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2013	FOR	92
Shareholder Proposal	AGAINST	94

Board Nominees

The following table provides summary information about each director nominee. Director nominees are elected annually by a majority of the votes cast.

Nominee	Age	Director Since	Independent	Committee Membership
				Audit Committee	Compensation and Management Development Committee	Finance Committee	Nominating and Corporate Governance Committee
Douglas R. Conant	61	2012	X				X
W. Don Cornwell	65	2002	X	X		X
V. Ann Hailey	62	2008	X	X		X
Fred Hassan	67	1999	X, C		X		X
Maria Elena Lagomasino	64	2000	X		X		X
Sheri McCoy	54	2012
Ann S. Moore	62	1993	X		X		X
Charles H. Noski	60	2012	X	X
Gary M. Rodkin	60	2007	X		X	X
Paula Stern, Ph.D.	68	1997	X			X	X

C	Chairman

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Recent Corporate Governance and Other Highlights

The following is a summary of certain corporate governance and other key actions taken by the Board of Directors in 2012 and to date in 2013:

•	Ms. McCoy joined the Company as Chief Executive Officer in April 2012 and was appointed as a director in May 2012.

•	The roles of Chairman and CEO were separated effective as of January 1, 2013, and Mr. Hassan, an independent director, has been appointed to serve as Chairman.

•	Focus on upgrading senior talent, including focus on management development and succession planning to continue to build a strong leadership and robust talent pipeline.

Annual Advisory Vote to Approve Executive Compensation

We are asking shareholders to approve our named executive officer compensation on an advisory basis.

Pay for Performance

2012 was a challenging year for Avon and one of significant transition. Our business turnaround objectives are balanced with our guiding compensation principles to “pay for performance” and to align named executive officer compensation with shareholder interests over the short- and long-term. In 2012, over 75% of our named executive officers’ target compensation, on average, was incentive-based and at-risk based on Company or individual performance.

Key Decisions Regarding 2012

Although our 2012 financial results were disappointing, our business is showing early signs of stabilization. Therefore, in alignment with our pay-for-performance philosophy, the Compensation and Management Development Committee made the following key decisions related to 2012 compensation:

•	Annual Incentive Program

–	Selected revenue, operating profit and cash flow from operations as the performance metrics for the 2012 annual incentive program in order to focus short-term execution on top-line growth, profit and cash flow generation.

–	Approved payouts to the named executive officers under the 2012 annual incentive program, which averaged 41% of target in light of the below target financial results, while considering the strong individual contributions of certain members of the leadership team toward stabilizing the business.

•	Long-Term Incentive Program

–	Provided no payouts under the 2011-2012 transition incentive cash program because performance targets were not met.

–	Selected revenue and operating profit as the performance metrics for the 2012-2014 long-term incentive program in order to balance top-line growth and profitability over the long term.

–	Granted 2012 long-term incentive awards (including performance restricted stock units and performance cash awards) to named executive officers that were 100% performance-based and will pay out from 0% to 200% of target depending on the Company’s three-year financial performance.

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•	Developed a competitive pay package for Ms. McCoy which delivers 100% performance-based variable incentives for 2012 (excluding one-time inducement award) and 2013.

•	Enhanced our clawback policy to expand the definition of misconduct and broadly extend the scope of coverage.

In hiring Ms. McCoy, the Committee, after considerable deliberation, determined her compensation arrangements based on the Company’s business challenges and objectives, corporate governance best practices and Ms. McCoy’s forfeiture of equity and retirement benefits from her former employer.

The specifics of our executive compensation program and details of the compensation decision-making process are discussed in detail in the Compensation Discussion and Analysis.

2013 Stock Incentive Plan Proposal

We are asking shareholders to approve our 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan will serve as a successor to our 2010 Stock Incentive Plan and is substantially similar. The purpose of the 2013 Plan is to:

•	Encourage share ownership and align compensation with performance results and shareholder interests;

•	Promote decision-making that is consistent with long-term Company and shareholder goals; and

•	Provide competitive incentive compensation sufficient to attract, motivate and retain key employees and directors of the Company.

Please refer to Proposal 3 for more details.

2013-2017 Executive Incentive Plan Proposal

We are asking shareholders to approve our updated Executive Incentive Plan (“EIP”). The EIP will serve as a successor to our Executive Incentive Plan, which was approved by shareholders in 2008 and expired at the end of 2012 and is substantially similar. The EIP has been designed to provide performance-based compensation that is exempt from the $1 million deduction limit on executive compensation under Section 162(m) of the Internal Revenue Code. The purpose of the EIP is to:

•	Recruit and retain highly qualified executives and other employees;

•	Provide incentives to those individuals to attain Company goals; and

•	Provide those individuals with incentive compensation based on Company performance in order to enhance shareholder value.

Please refer to Proposal 4 for more details.

Auditors

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. Please refer to Proposal 5 for more details.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 2, 2013. Proxy materials were first sent to shareholders on or about April 2, 2013.

This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

How do I attend the Annual Meeting?

All attendees are required to have an admission ticket or pre-register and have photo identification. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of March 15, 2013.

Shareholders of Record (shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.)

•

An admission ticket is attached to your proxy card. You may vote your proxy in advance or at the Annual Meeting, but if you vote in advance, please keep the admission ticket and bring it with you to the Annual Meeting.

Beneficial Owners (shares are held in a stock brokerage account or by a bank or other record holder)

•

You can pre-register to attend the meeting by sending a written request, along with proof of ownership (such as a current brokerage statement), to our Investor Relations Department, Avon Products, Inc., 777 Third Avenue, New York, New York 10017, by mail or by fax to (646) 606-3302. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. If you pre-register by this means, you do not need an admission ticket.

Who is entitled to vote?

Shareholders as of the close of business on March 15, 2013, the record date, are entitled to vote. There were approximately 432,108,923 shares of common stock outstanding on March 15, 2013 and entitled to vote. Shareholders are entitled to cast one vote per share on all matters.

How do I vote my shares?

Shareholders can vote in one of several ways:

•	Via the Internet—Visit the website listed on the proxy card

•	By Telephone—Call the telephone number on the proxy card.

•	By Mail—Sign, date and return your proxy card in the enclosed envelope

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on their voting process. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote with respect to Proposals 1, 2, 3, 4 or 6. We therefore urge you to provide instructions so that your shares may be voted.

Also, you may vote in person at the Annual Meeting. Please note, however, that shares held in a stock brokerage account or by a bank or other record holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from such broker, bank or other record holder giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of directors, the approval of the compensation of our named executive officers, the approval of our 2013 Stock Incentive Plan, the approval of our 2013-2017 Executive Incentive Plan, the ratification of the appointment of our independent registered public accounting firm and against the shareholder proposal.

May I revoke or change my vote?

Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary at the address set forth in the Notice of Annual Meeting of Shareholders, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

If your shares are held in a stock brokerage account or by a bank or other record holder, you may submit new voting instructions by contacting your broker, bank or other record holder, or, if you have obtained a legal proxy from your broker, bank or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote your shares with respect to Proposals 1, 2, 3, 4 or 6. We therefore urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Each of the Proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan?

We are mailing our proxy materials to participants in the Avon Personal Savings Account Plan who hold shares of Avon common stock as of the record date. The trustee of the Plan, as record holder of the shares held in the Plan, will vote the shares allocated to your account under the Plan in accordance with your instructions. Unless your vote is received by 11:59 P.M. (New York time) on April 29, 2013 and unless you have specified your instructions, your shares cannot be voted by the trustee.

What is the deadline for voting my shares?

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If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and if you vote by telephone or the Internet, your vote must be received by 1:00 A.M. (New York time) on May 2, 2013. If you do not prefer to vote by telephone or Internet, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting.

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If your shares are held in a stock brokerage account or by a bank or other record holder, you should return your voting instructions in accordance with the instructions provided by the broker, bank or other record holder who holds the shares on your behalf.

•	If you hold shares in the Avon Personal Savings Account Plan, your voting instructions must be received by 11:59 P.M. (New York time) on April 29, 2013.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at 10 and has nominated Douglas R. Conant, W. Don Cornwell, V. Ann Hailey, Fred Hassan, Maria Elena Lagomasino, Sheri McCoy, Ann S. Moore, Charles H. Noski, Gary M. Rodkin, and Paula Stern for election. All nominees are current members of our Board. Mr. Weinbach will be retiring from the Board as of May 2, 2013. Each nominee elected as a director will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. All nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation in accordance with our Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 15.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

DOUGLAS R. CONANT

Director since 2012                      Age: 61

Mr. Conant served as President and Chief Executive Officer and as a member of the Board of Directors of the Campbell Soup Company from January 2001 to July 2011. He was President of Nabisco Foods Company from 1995 to 2000 having joined Nabisco in 1992, and held the positions of President of Sales; Senior Vice President, Marketing for The Nabisco Biscuit Company; and Vice President/General Manager of the Fleischmann’s Company. Mr. Conant currently serves as the Chief Executive Officer of DRC LLC, a leadership consulting firm, which he founded in August 2011. He serves on the board of AmerisourceBergen Corporation.

Key Attributes, Experience and Skills:

Mr. Conant has extensive public company experience as a seasoned executive of global consumer product companies. He brings significant corporate leadership skills and management experience that will provide a valuable perspective and understanding of the challenges facing the Company. Additionally, his recognized expertise in marketing and branding, strategic innovation and corporate turnaround will enable him to provide insightful guidance in helping to drive the Company’s growth.

Current Avon Committee Membership: Nominating and Corporate Governance Committee

W. DON CORNWELL

Director since 2002                      Age: 65

Mr. Cornwell was Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and served as Vice Chairman until December 2009. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1988. He is a member of the joint diversity advisory council of Comcast and NBCUniversal and a trustee of Big Brothers Big Sisters of New York. Mr. Cornwell is also a director of Pfizer, Inc. and American International Group, Inc.

Key Attributes, Experience and Skills:

Through Mr. Cornwell’s career as an entrepreneur driving the growth of a consumer focused media company, an executive in the investment banking industry and as a director of several significant consumer product and health care companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing the Company. Mr. Cornwell founded and built Granite Broadcasting Corporation, a consumer focused media company, through acquisitions and operating growth enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman, Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Current Avon Committee Membership: Audit Committee; Finance Committee (Chair)

V. ANN HAILEY

Director since 2008                      Age: 62

Ms. Hailey was appointed President, Chief Executive Officer, Chief Financial Officer, and member of the board of Famous Yard Sales, Inc., an online marketplace for celebrities to offer items in a virtual yard sale format, in July 2012. From January 2009 to January 2010, Ms. Hailey served as the Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Prior to that, she served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007; EVP, Chief Financial Officer from August 1997 until April 2006; and EVP, Corporate Development from April 2006 until September 2007. She also served as a Director of the Federal Reserve Bank of Cleveland from 2004 to 2008 and chair of its audit committee from 2006 to 2009. Ms. Hailey is currently a director of W.W. Grainger, Inc. and the Realogy Holdings Corp.

Key Attributes, Experience and Skills:

Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey’s positions as chief financial officer, her current and prior service on the audit committees of other companies and as audit chair of the Cleveland Federal Reserve Bank and her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experience at Gilt Group, Inc. and Famous Yard Sales, Inc. Ms. Hailey has added experience in internet site development and selling as well as new venture management and funding.

Current Avon Committee Membership: Audit Committee; Finance Committee

FRED HASSAN

Director since 1999                      Age: 67

Mr. Hassan was appointed Chairman of Avon’s Board of Directors in January 2013, previously serving as Lead Independent Director from February 2009 through December 2012. Mr. Hassan has been a Managing Director and Partner at Warburg Pincus LLC, a private equity firm, since January 2011 and, prior to that, he was Senior Advisor since November 2009. Mr. Hassan was Chairman and Chief Executive Officer of Schering-Plough Corporation, from April 2003 to November 2009. Prior to that, Mr. Hassan served as Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia since its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Time Warner Inc. and Chairman of Bausch & Lomb.

Key Attributes, Experience and Skills:

Mr. Hassan brings a wealth of broad-based, global leadership experience, including R&D, operations, corporate governance, strategic planning and risk management through his background as a public company CEO. Mr. Hassan possesses particular knowledge and experience in R&D and customer driven growth and turnaround strategies that provides valuable perspective to the Company. In addition, his diversified financial and business expertise and corporate leadership experience strengthen the Board’s collective qualifications, skills, and experience. Through his tenure on our Board, he has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Nominating and Corporate Governance Committee (Chair)

MARIA ELENA LAGOMASINO

Director since 2000                      Age: 64

Ms. Lagomasino serves as Chief Executive Officer and Managing Partner of WE Family Offices, a wealth advisory firm, since March 2013. Previously, she served as Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc., from November 2005 to October 2012. She was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co., from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983, she was a Vice President at Citibank. Ms. Lagomasino is a member of the Council on Foreign Relations and the Economic Club of New York, and the Institute for the Fiduciary Standard. She is a director of the Americas Society and a Trustee of the National Geographic Society. Ms. Lagomasino is also a director of the Coca-Cola Company.

Key Attributes, Experience and Skills:

Ms. Lagomasino is a recognized leader in the wealth management industry, with over thirty years of financial services experience, including investment and capital markets. This financial and business expertise enhances her contribution to the oversight of the Company’s strategic direction and growth. Ms. Lagomasino also has broad international experience, including management of 3,000 employees in over 20 countries as CEO of JP Morgan Private Bank and decades of work with Latin America, which is one of the Company’s key markets. Through her professional background, including her service on the compensation committee of another public company, Ms. Lagomasino provides valuable knowledge of executive compensation matters. Through her tenure on our Board, Ms. Lagomasino has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership:

Compensation and Management Development Committee (Chair); Nominating and Corporate Governance Committee

SHERI MCCOY

Director since 2012                      Age: 54

Ms. McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career she was Global President of the Baby and Wound Care franchise, and she served as Vice President, Marketing for a variety of global brands and as Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of the Partnership for New York, Stonehill College, and the non-profit science and technology organization FIRST.

Key Attributes, Experience and Skills:

Ms. McCoy has a unique combination of strategic and finely honed operational skills and a significant turnaround track record. Throughout her career, she has consistently achieved results and driven change across highly diverse operating units with widely varying product lines, customers, distribution channels and business models. Ms. McCoy has deep global experience and is highly skilled at managing complex, matrixed organizational structures.

ANN S. MOORE

Director since 1993                      Age: 62

Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is a director of the Wallace Foundation and Royal Caribbean Cruises, Ltd.

Key Attributes, Experience and Skills:

Through her career in consumer-driven publishing and media, Ms. Moore possesses significant expertise in global branding and marketing, operations and turnaround strategies, which provides critical perspective to the Company. She is a recognized leader whose understanding of consumer trends and demographics enhances her contribution to the Board’s oversight and direction. In addition, Ms. Moore’s experience leading the innovation of iconic brands and products is of particular value to the Company. Through her tenure on our Board, Ms. Moore has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Nominating and Corporate Governance Committee

CHARLES H. NOSKI

Director since 2012                      Age: 60

Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012, having served previously as Executive Vice President and Chief Financial Officer from May 2010 to June 2011. Prior to that, Mr. Noski was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation from 2003 to 2005 and served on its board of directors from 2002 to 2005. He was AT&T Corporation’s Senior Executive Vice President and Chief Financial Officer from 1999 to 2002 and Vice Chairman of the board of directors during 2002. Earlier in his career, Mr. Noski was President, Chief Operating Officer and Chief Financial Officer of Hughes Electronics Corporation and a partner with Deloitte & Touche LLP. Mr. Noski is Chairman of the Financial Accounting Standards Advisory Council of the FASB. During the past five years, he was a director of Air Products and Chemicals, Inc., Automatic Data Processing, Inc., Morgan Stanley, and Merrill Lynch & Co. (a wholly owned subsidiary of Bank of America Corporation). Mr. Noski is currently a director of Avery Dennison Corporation and Microsoft Corporation.

Key Attributes, Experience and Skills:

Mr. Noski is a seasoned business leader with significant finance, accounting, auditing and business operations expertise. In particular, his role as chief financial officer at major global corporations and his public company board experience enhance his contributions to the Company’s turnaround and strategic initiatives. His key insights into finance and accounting matters, including capital management, restructuring, and capital markets, are highly valuable to the Board.

Current Avon Committee Membership: Audit Committee

GARY M. RODKIN

Director since 2007                      Age: 60

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. and serves as a member of its Board of Directors. Prior to joining ConAgra Foods, Inc. in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America. Mr. Rodkin was also President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. He held various management positions at General Mills from 1979 to 1995, including President of Yoplait Yogurt. He is Chairman of the Grocery Manufacturers of America and Chair of the Board of Boys Town. He also serves on the Rutgers Board of Overseers and Strategic Command Consultation Committee.

Key Attributes, Experience and Skills:

Mr. Rodkin has spent his career building leading consumer brands and contributes key marketing, financial and operations expertise to the Company. His broad-based business expertise and corporate leadership skills as a public company CEO provide significant insight and guidance on issues facing the Company and strengthen the Board’s collective qualifications, skills, and experience. In particular, Mr. Rodkin’s strong turnaround experience enhances his contribution to the oversight of the Company’s strategic direction and growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Finance Committee

PAULA STERN, Ph.D.

Director since 1997                      Age: 68

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm focusing on areas of business and government strategy, which was established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. She serves on the U.S. Department of State’s Advisory Committee on International Economic Policy and the U.S. Department of Commerce’s Renewable Energy and Energy Efficiency Advisory Committee. She is a member of the Board of Trustees of the Committee for Economic Development and the Executive Committee of the Atlantic Council. She is also a member of the Council on Foreign Relations, Inter-American Dialogue, and the Bretton Woods Committee. Dr. Stern is also a member of the International Advisory Boards of Lafarge and of Diversified Search. During the past five years, Dr. Stern served as a director of Hasbro, Inc. She is currently a director of Rent-A-Center, Inc.

Key Attributes, Experience and Skills:

Dr. Stern is a distinguished scholar with over 30 years of professional experience in regulatory, legislative and business matters. She is an expert on business and government strategy, including global trade and competitive considerations, and provides the Company with valuable leadership and perspective in these areas. In addition, Dr. Stern’s strong background in the direct selling regulatory framework is an asset in light of our business, which is conducted worldwide primarily through direct selling. Further, through her decades of service on corporate boards, including consumer products companies, she has gained corporate governance and leadership experience that enhances her contribution to the Company. Through her tenure on our Board, Dr. Stern has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Finance Committee; Nominating and Corporate Governance Committee

INFORMATION CONCERNING THE BOARD OF DIRECTORS

2012 Board Meetings

Our Board of Directors held 21 meetings in 2012. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. All directors attended at least 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2012 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management. The non-employee directors meet in regularly scheduled executive sessions, as needed, without the CEO or other members of management. In the absence of the Chairman from any executive session, the non-employee directors will choose from among themselves a presiding director.

Board Leadership Structure

The Board currently separates the positions of CEO and Chairman. Mr. Hassan, our Chairman, is an independent director. The Board evaluates its leadership structure periodically and believes that separating the Chairman and CEO roles is important as the Company focuses on its turnaround and stabilization efforts.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control such exposures. The Audit Committee also has oversight of the Company’s risk management committee, composed of certain key executives. The Company has an enterprise risk management process and provides regular updates to the Audit Committee with respect to this process. The Audit Committee also regularly reports to the full Board on the Company’s risk management practices. While the Audit Committee has primary responsibility for overseeing risk management, other Board Committees also review risk within their areas of responsibility, as appropriate. For certain risks, oversight is conducted by the full Board. We believe that the Chairman, CEO, and roles of the Board and the Board Committees provide the appropriate leadership to help ensure effective risk oversight.

Communications with Directors

A shareholder or other interested party who wishes to communicate with the Board, the non-employee directors as a group, the Chairman or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. All correspondence addressed to a director will be forwarded to that director.

Board Committees

The Board has the following regular standing committees: Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of each Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on our investor website (www.avoninvestor.com).

Audit Committee

Members: Lawrence A. Weinbach (Chair), W. Don Cornwell, V. Ann Hailey, Charles H. Noski

16 meetings in 2012

Primary Responsibilities:

•

Assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities.

•

The Board has determined that all members of the Committee are “audit committee financial experts,” under the rules of the Securities and Exchange Commission and are independent as defined by the listing standards of the New York Stock Exchange.

Compensation and Management Development Committee

Members: Maria Elena Lagomasino (Chair), Fred Hassan, Ann S. Moore, Gary M. Rodkin

12 meetings in 2012

Primary Responsibilities:

•

Discharges the responsibilities of the Board relating to compensation of our executives, including reviewing and establishing our overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate. In addition, the Committee, in consultation with the independent members of the Board, reviews and approves the goals and objectives relevant to the compensation of the CEO and determines the compensation of the CEO. It also determines the compensation of all senior officers and oversees incentive compensation plans, including establishing performance measures as well as evaluating and approving any incentive pay-outs thereunder.

•	Reviews and evaluates the Company’s management organization and principal plans for management development and succession planning.

•

The Committee may delegate responsibilities to a subcommittee composed of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. For example, the Committee has delegated to Ms. McCoy as a director the authority to approve annual and off-cycle stock option and stock-based grants to employees who are not senior officers.

•

A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on pages 33-34 under “Compensation Discussion and Analysis—Roles in Executive Compensation.”

Nominating and Corporate Governance Committee

Members: Fred Hassan (Chair), Douglas R. Conant, Maria Elena Lagomasino, Ann S. Moore, Paula Stern

6 meetings in 2012

Primary Responsibilities:

•	Identifies individuals qualified to become Board members, consistent with criteria approved by the Board and recommends to the Board the candidates for directorships to be filled by the Board.

•

Develops and recommends to the Board corporate governance principles; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices.

•	Oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

•

Reviews and recommends to the Board policies the compensation of non-employee directors. A description of scope of authority of the Committee in determining the compensation of non-employee directors is set forth on page 17 under “Director Compensation.”

Finance Committee

Members: W. Don Cornwell (Chair), V. Ann Hailey, Gary M. Rodkin, Paula Stern

9 meetings in 2012

Primary Responsibilities:

•

Assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships and funding of the employee benefit plans.

•	Responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives.

Director Independence

The Board of Directors has concluded that each non-employee director who is currently serving and who served during 2012 is independent. The Board of Directors assesses the independence of its non-employee members at least annually in accordance with the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as our Corporate Governance Guidelines. As part of its assessment, the Board determines whether or not any such director has a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration includes:

•	the nature of the relationship;

•	the significance of the relationship to Avon, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and

•

any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence.

In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

In the ordinary course of business, the Company has business relationships with certain companies on which Avon Directors also serve on the board of directors, including for example, advertising arrangements and insurance coverage. Based on the standards described above, the Board of Directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material such that it would impede the exercise of independent judgment.

Director Nomination Process & Shareholder Nominations

The Nominating and Corporate Governance Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board. There is not a formal diversity policy; however, diversity of backgrounds, as one factor that the Committee may consider, is broadly construed to include differences of viewpoint, personal and professional experience, skill, gender, race, as well as other individual characteristics.

The Committee has retained a third-party search firm to locate candidates that meet the needs of the Board at that time. The firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and other members of the Committee and the Board interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

In addition, our Corporate Governance Guidelines provide that any non-employee director who will be age 72 or older at the time of the election may not stand for reelection unless requested by the Board.

Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision and the rationale within 90 days from the date of the certification of the election results.

Certain Legal Proceedings

In July and August 2010, derivative actions were filed in state court against certain present or former officers and/or directors of the Company (Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, Nassau County, Index No. 600570/2010); Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, New York County, Index No. 651304/2010)). These actions allege breach of fiduciary duty, abuse of control, waste of corporate assets, and, in one complaint, unjust enrichment, relating to the Company’s compliance with the Foreign Corrupt Practices Act, including the adequacy of the Company’s internal controls. The relief sought against the individual defendants in one or both of these derivative complaints includes certain declaratory and equitable relief, restitution, damages, exemplary damages and interest. The Company is a nominal defendant, and no relief is sought against the Company itself.

In April 2012, several purported shareholders’ actions were filed against the Company and certain present or former directors of the Company in New York Supreme Court, New York County (Pritika v. Jung, et al., Index No. 651072/2012; Feinman v. Avon Products, Inc., et al., Index No. 651087/2012; Gaines v. Jung, et al., Index No. 651097/2012; Schwartz v. Avon Products, Inc., et al., Index No. 651152/2012; Robaczynki, individually and on behalf of all others similarly situated and derivatively on behalf of Avon Products, Inc. v. Jung, et al., Index No. 651176/2012). On April 26, 2012, the actions were consolidated in New York Supreme Court, New York County (In re Avon Products, Inc. Shareholder Litigation, Consolidated Index No. 651087/2012E). An amended consolidated complaint was filed on May 18, 2012. The amended consolidated complaint asserts a derivative claim against the individual defendants based on alleged breaches of fiduciary duties in connection with indications of interest by Coty, Inc. in acquiring the Company. The Company is named as a nominal defendant on the purported derivative claim, and no relief appears to be sought against the Company on that claim. The amended consolidated complaint also asserts a purported direct claim on behalf of a class of shareholders against the individual defendants based on alleged breaches of such fiduciary duties. Plaintiffs seek compensatory damages as well as injunctive relief. On June 27, 2012, defendants moved to dismiss the consolidated action. By decision and order dated March 5, 2013, the court granted defendants’ motion to dismiss the complaint with prejudice. On April 1, 2013, plaintiffs filed a notice of appeal.

Consistent with the Company’s By-Laws and the New York Business Corporation Law, expenses in connection with all of the foregoing actions and certain other matters described in the Company’s Annual Report on Form 10-K are being paid by the Company on behalf of certain present or former officers and/or directors.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of our Board’s Compensation and Management Development Committee, each of whom is listed under “Compensation and Management Development Committee” on page 12, has served as one of our officers or employees at any time. None of our executive officers served during 2012 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation and Management Development Committee.

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-employee directors during 2012.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mr. Conant	62,250	124,572	48	186,870
Mr. Cornwell	97,000	114,996	72	212,068
Ms. Hailey	91,000	114,996	72	206,068
Mr. Hassan	113,000	114,996	72	228,068
Ms. Lagomasino	96,000	114,996	72	211,068
Ms. Moore	87,000	114,996	72	202,068
Mr. Noski(3)	28,958	—	18	28,976
Mr. Rodkin	87,000	114,996	15,572	217,568
Dr. Stern	87,000	114,996	10,805	212,801
Mr. Weinbach	95,000	114,996	15,572	225,568
Mr. Pressler(4)	18,956	—	18	18,974

(1)	Stock awards consist of 5,476 service-based restricted stock units (RSUs), which were granted on May 3, 2012 as part of the annual retainer for non-employee directors. Mr. Conant, who joined the Board effective April 2, 2012, also received an additional pro-rata award of 456 RSUs for his service on the Board prior to our 2012 Annual Meeting. The aggregate grant date fair value of the RSUs was determined in accordance with FASB ASC Topic 718 and reflects the closing price of our common stock on the date of grant. See also Note 10 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2012 for a description our share-based compensation awards.

At fiscal year end, each non-employee director held the following aggregate number of restricted stock awards, RSUs and option awards:

•	Mr. Conant: 5,932 RSUs

•	Mr. Cornwell: 9,563 shares of restricted stock, 20,352 RSUs, and options to purchase 19,000 shares

•	Ms. Hailey: 18,838 RSUs

•	Mr. Hassan: 13,079 shares of restricted stock, 20,352 RSUs, and options to purchase 24,000 shares

•	Ms. Lagomasino: 10,819 shares of restricted stock, 20,352 RSUs, and options to purchase 24,000 shares

•	Ms. Moore: 25,623 shares of restricted stock, 20,352 RSUs, and options to purchase 24,000 shares

•	Mr. Rodkin: 2,519 shares of restricted stock and 20,352 RSUs

•	Dr. Stern: 15,999 shares of restricted stock, 20,352 RSUs, and options to purchase 16,000 shares

•	Mr. Weinbach: 13,079 shares of restricted stock, 20,352 RSUs, and options to purchase 24,000 shares

•	Mr. Pressler: options to purchase 8,000 shares

(2)	This column includes payments of life insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-employee directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-employee director’s contribution to a charitable organization up to $15,500 per year. This column includes the following amounts, which were in excess of $10,000, each for matches to charitable organizations: Mr. Rodkin, $15,500; Dr. Stern, $10,733; and Mr. Weinbach, $15,500.

(3)	Mr. Noski, who joined the Board effective September 18, 2012, did not receive a grant of RSUs during 2012.

(4)	Mr. Pressler left the Board effective April 2, 2012.

Directors who are officers or employees of us or any of our subsidiaries receive no remuneration for services as a director. In 2012, each non-employee director was entitled to an annual retainer of $190,000, consisting of $75,000 in cash plus an annual grant of RSUs having a market value as of the date of grant of approximately $115,000 based on the closing price of our common stock on the date of grant. RSUs granted to a non-employee director vest on the date of the next Annual Meeting of Shareholders following the date of grant, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. Vested RSUs will be settled upon a director’s departure from the Board. A non-employee director is entitled to regular dividend equivalent payments on RSUs but does not have the right to vote RSUs until settlement.

Equity grants to our non-employee directors are made immediately after the Annual Meeting. The date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards.

In addition to the annual retainer, during 2012, the Company paid a $10,000 retainer for service on the Audit Committee and a $6,000 retainer for service on each of the other Board committees. Furthermore, the chair of the Audit Committee received an additional fee of $10,000, the chair of the Compensation and Management Development Committee received an additional fee of $9,000, and the chair of each other Committee received an additional fee of $6,000. During 2012, Mr. Hassan, as the Lead Independent Director, also received a retainer of $20,000. For 2013, Mr. Hassan, who began serving as the non-executive Chairman of the Board effective January 1, 2013, will receive a $250,000 annual cash retainer. From time to time, we also provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-employee directors are permitted by individual election to defer all or a portion of their cash fees. Each participating director may defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of our common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate, which did not exceed 120% of the applicable federal long-term rate in 2012.

The Board of Directors has adopted stock ownership guidelines which require non-employee directors to own shares of our common stock having a value equal to or greater than $350,000 within five years from the date of their election to the Board. All directors were in compliance with these guidelines for 2012 or are on track to satisfy them within the period allowed to satisfy the guidelines.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-employee directors. In making its recommendations, the Committee considers:

•	The form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of shareholders.

•

The impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as charitable contributions to organizations with which a director is affiliated.

•	The non-employee director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-employee directors.

•

The advice of independent consultants retained from time to time by the Committee to support it in reviewing and making recommendations to the Board regarding the compensation of non-employee directors.

During 2012, the Nominating and Corporate Governance Committee directly engaged an independent outside consulting firm, ClearBridge Compensation Group LLC (“ClearBridge”), to provide input on director compensation. ClearBridge reports to the Committee, which has the sole authority to continue or terminate the relationship. In 2012, ClearBridge provided only limited services to the Committee on director compensation matters and provided no other services to the Company. The Committee reviewed the relationship with ClearBridge to identify conflicts of interest pursuant to Securities and Exchange Commission and New York Stock Exchange rules and did not identify any such conflicts for 2012. In addition, during 2012, Semler Brossy Consulting Group (“Semler Brossy”), which is the independent compensation consultant to the Compensation and Management Development Committee, provided data on market practices and other input with respect to the compensation to be paid to Mr. Hassan for his service as non-executive Chairman of the Board, which began on January 1, 2013. The data from Semler Brossy included information with respect to a diverse group of general industry companies that have a non-executive chairman and also included information with respect to Campbell Soup, Hershey Foods and Revlon, which are the only members of the Company’s executive compensation peer group (described on page 35) that have a non-executive chairman.

EXECUTIVE OFFICERS

The executive officers of the Company as of the March 4, 2013 are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders or in connection with the appointment to his or her role. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer
Sheri McCoy	Chief Executive Officer	54	2012
Kimberly A. Ross	Executive Vice President and Chief Financial Officer	47	2011
Fernando J. Acosta	Senior Vice President and President, Latin America	44	2011
Jeff Benjamin	Senior Vice President, General Counsel and Chief Ethics & Compliance Officer	67	2012
Robert Briddon	Senior Vice President and President, Asia Pacific	59	2011
Scott Crum	Senior Vice President of Human Resources and Chief People Officer	56	2012
Donagh Herlihy	Senior Vice President and Chief Information Officer	49	2011
John P. Higson	Senior Vice President and President, EMEA	55	2006
Robert Loughran	Vice President and Corporate Controller	48	2012
Jorge Martinez-Quiroga	Senior Vice President and President, North America	57	2011
Patricia Perez-Ayala	Senior Vice President, Chief Marketing Officer and Global Brand & Category President	51	2012
David Powell	Senior Vice President of Business Transformation and Global Supply Chain	56	2013

Sheri McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career she was Global President of the Baby and Wound Care franchise, and she served as Vice President, Marketing for a variety of global brands and as Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of the Partnership for New York, Stonehill College, and the non-profit science and technology organization FIRST.

Kimberly A. Ross has been Avon’s Executive Vice President and Chief Financial Officer since November 2011. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V. since November 2007 and Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross served as Ahold’s Senior Vice President and Chief Treasury and Tax Officer from April 2005 to July 2007, Senior Vice President and Group Treasurer from January 2004 to April 2005, Vice President and Group Treasurer from April 2002 to January 2004, and Assistant Treasurer from September 2001 to April 2002. Prior to joining Ahold in 2001,

Ms. Ross was Director of Corporate Finance for the Americas at Joseph E. Seagram & Sons Inc. and served in a number of other management positions at Joseph E. Seagram from 1995 through 2001. Ms. Ross also held a number of management positions at Anchor Glass Container Corporation from 1992 to 1995. Prior thereto, she was Senior Manager at Ernst & Young Global Limited.

Fernando J. Acosta has been Avon’s Senior Vice President and President, Latin America since December 2011. Prior to joining Avon, Mr. Acosta spent 19 years at Unilever, where he advanced through a series of senior operating positions with increasing responsibility. Most recently, he served as Unilever’s Senior Vice President, Middle Americas since November 2010. Prior to that, he served as Unilever’s Senior Vice President, Skin Care and Cleansing from August 2008 to October 2010. Prior to that, he served as Senior Vice President, Dove Personal Care from July 2006 to July 2008. Prior to 2006, Mr. Acosta held various management positions within Unilever’s Deodorants and Hair Care businesses.

Jeff Benjamin has been Avon’s Senior Vice President, General Counsel and Chief Ethics & Compliance Officer since September 2012. Prior to joining Avon, he was employed by Novartis Corporation (formerly known as Ciba-Geigy Corporation) from April 1974 through December 2011. There he served in a variety of general counseling positions from 1986 until his retirement. In addition, he was Chief Ethics & Compliance Officer at Novartis Corporation from 1997 through 2010 and Chair of the Ethics & Compliance Committee from 2010 through 2011.

Robert Briddon has been Avon’s Senior Vice President and President, Asia Pacific since March 2011. Prior to that, Mr. Briddon served as Group Vice President, North America Marketing, Canada and the Caribbean since January 2010, General Manager, Philippines since July 2006, and General Manager, Thailand since 2005. Before that, he held various positions in operations, marketing and general management since joining Avon in 1978.

Scott Crum has been Avon’s Senior Vice President of Human Resources and Chief People Officer since September 2012. Prior to joining Avon, Mr. Crum was Senior Vice President and Chief People Officer of Motorola Mobility from July 2010 to June 2012. Prior to that, Mr. Crum was Senior Vice President & Director, HR at ITT Corporation from September 2002 to July 2010. Before joining ITT, Scott held a series of human resources positions with increasing responsibility, including Senior Vice President of Administration and Human Resources for General Instrument Corp. and Corporate Vice President, Human Resources of Latin America for Motorola, Inc.

Donagh Herlihy has been Avon’s Senior Vice President and Chief Information Officer since March 2008. Prior to joining Avon, Mr. Herlihy was the Vice President—Supply Chain Strategy and Planning and Chief Information Officer for the Wm. Wrigley Jr. Company from 2007 to 2008. Prior to that, Mr. Herlihy served as Vice President—People, Learning & Development and Chief Information Officer from 2006 to 2007 and Vice President—Chief Information Officer from 2000 to 2006 at the Wm. Wrigley Jr. Company. Before that, he held positions of increasing responsibility with The Gillette Company in supply chain and information technology.

John P. Higson has been Avon’s Senior Vice President and President, EMEA since March 2012. Prior to that, Mr. Higson served as Senior Vice President, Global Commercial Operations since March 2011, Senior Vice President, Global Direct Selling and Business Model Innovation since June 2009, and Senior Vice President, Central and Eastern Europe since December 2005. Prior to that, Mr. Higson was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

Robert Loughran has been Avon’s Vice President and Corporate Controller since May 2012. Prior to that, Mr. Loughran served as Vice President and Assistant Controller since September 2009 and prior to that he held the position of Executive Director, Assistant Controller since joining the Company in 2004.

Jorge Martinez-Quiroga has been Avon’s Senior Vice President and President, North America since March 2011. Prior to that, Mr. Martinez-Quiroga served as Group Vice President, Service Model Transformation since March 2010, General Manager, North Latin America since April 2009, General Manager, Mexico since January 2008, and General Manager, Argentina since May 2000. Before that, he held various positions since joining Avon in 1978.

Patricia Perez-Ayala has been Avon’s Senior Vice President, Chief Marketing Officer and Global Brand & Category President since December 2012. Prior to joining Avon, Mrs. Perez-Ayala spent more than two decades with Procter & Gamble, most recently serving as General Manager and Vice President Eastern Europe from June 2010 to November 2012. Prior to that, she was Vice President of FemCare North America from January 2008 to June 2010. Before that, Mrs. Perez-Ayala held positions of increasing responsibility in business strategy, consumer marketing and operations for Procter & Gamble’s businesses in Latin America and North America.

David Powell has been Avon’s Senior Vice President of Business Transformation and Global Supply Chain since February 2013. Prior to joining Avon, Mr. Powell was the Managing Partner at Midreef Partners, LLC from July 2012 to March 2013, and provided advisory support to medical technology, turn-around, and private/venture equity firms. Prior to that, he spent more than 10 years with Johnson & Johnson, most recently serving as President of Japan medical devices division from January 2008 to December 2012 and as Executive Advisor to that division from January 2012 through June 2012. From April 2004 to December 2007, Mr. Powell served as Worldwide President of Advanced Sterilization Products. In his early career, Mr. Powell held a series of profit and loss, operations and strategy leadership positions at companies such as Ethicon, HAVI Food Services in Hong Kong, and Urologix.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 4, 2013 regarding the beneficial ownership of our common stock by each director and director nominee, each named executive officer (as defined in the introduction to the Summary Compensation Table), and all of our directors and executive officers as a group. The table also shows information for holders of more than five percent of the outstanding shares of common stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital World Investors(1)	30,169,100	7.00%
Invesco Ltd.(2)	30,015,483	6.90%
State Street Corporation(3)	35,633,470	8.20%
T. Rowe Price(4)	45,720,872	10.5%
Fernando Acosta(9)	0	*
Douglas R. Conant	0	*
W. Don Cornwell(5)(6)(7)(9)	28,963	*
V. Ann Hailey(9)	0	*
Fred Hassan(5)(6)(9)(10)	73,079	*
Charles M. Herington(8)(9)(11)	301,745	*
Donagh Herlihy(8)(9)(11)	201,886	*
Andrea Jung(7)(8)(9)(11)	4,776,612	1.09%
Maria Elena Lagomasino(5)(6)(7)(9)	53,887	*
Sheri McCoy(9)	0	*
Ann S. Moore(5)(6)(7)(9)(10)	74,223	*
Charles H. Noski(7)	1,000	*
John Owen(8)(9)(11)	460,882	*
Gary M. Rodkin(5)(7)(9)	4,669	*
Kimberly A. Ross(9)	28,269	*
Paula Stern(5)(6)(9)	31,999	*
Lawrence A. Weinbach(5)(6)(9)	38,079	*
All 25 directors and executive officers as a group(9)(12)	6,683,290	1.46%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 1, 2013 through the exercise of stock options.

(1)	In its Schedule 13G filed on February 13, 2013 with the SEC, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), located at 333 South Hope Street, Los Angeles, CA 90071, reported the beneficial ownership of 30,169,100 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. It reported sole voting power with respect to 30,169,100 shares, shared voting power with respect to no shares, sole dispositive power with respect to 30,169,100 shares and shared dispositive power with respect to no shares.

(2)	In its Schedule 13G filed on February 13, 2013 with the SEC, Invesco Ltd., located at 1555 Peachtree Street NE, Atlanta, GA 30309, reported the beneficial ownership of 30,015,483 shares on behalf of the following subsidiaries, which are investment advisors and hold shares: Invesco National Trust Company, Invesco Advisors Inc., Invesco Asset Management Deutschland GmbH, Invesco Asset Management (Japan) Limited, Invesco PowerShares Capital Management, Invesco PowerShares Capital Management Ireland Ltd, and Invesco Investment Advisers, LLC. Invesco Ltd. reported that it had sole voting power with respect to 30,014,896 shares, shared voting power with respect to no shares, sole dispositive power with respect to 30,015,483 shares and shared dispositive power with respect to no shares.

(3)	In its Schedule 13G filed on February 11, 2013 with the SEC, State Street Corporation, located at State Street Financial Center, One Lincoln Street, Boston, MA 02111, reported the beneficial ownership of 35,633,470 shares on behalf of the following subsidiaries: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., LTD., and State Street Global Advisors, Asia Limited. State Street Corporation reported that it had sole voting power with respect to no shares, shared voting power with respect to 35,633,470 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 35,633,470 shares. State Street Corporation further reported that its subsidiary, SSGA Funds Management, Inc., acting in various capacities, reported the beneficial ownership of 23,859,590 shares (or 5.5% of outstanding shares of Avon’s common stock). State Street Corporation reported that SSGA Funds Management, Inc. had sole voting power with respect to no shares, shared voting power with respect to 23,859,590 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 23,859,590 shares.

(4)	In its Schedule 13G/A filed on January 10, 2013 with the SEC, T. Rowe Price Associates, Inc. (“T.Rowe”), located at 100 E. Pratt Street, Baltimore, Maryland 21202, reported the beneficial ownership of 45,720,872 shares. T.Rowe reported that it had sole voting power with respect to 13,776,292 shares, shared voting power with respect to no shares, sole dispositive power with respect to 45,673,222 shares and shared dispositive power with respect to no shares.

(5)	Includes, for each indicated non-employee director, restricted shares as follows: Mr. Cornwell, 9,563 shares; Mr. Hassan, 13,079 shares; Ms. Lagomasino, 10,819 shares; Ms. Moore, 25,623 shares; Mr. Rodkin, 2,519 shares; Dr. Stern, 15,999 shares; and Mr. Weinbach, 13,079 shares. For all such restricted shares, the director has sole voting but no investment power.

(6)	Includes, for each indicated non-employee director, shares which he or she has the right to acquire within 60 days of March 4, 2013 through the exercise of stock options, as follows: Mr. Cornwell, 19,000 shares; Mr. Hassan, 24,000 shares; Ms. Lagomasino, 24,000 shares; Ms. Moore, 24,000 shares; Dr. Stern, 16,000 shares; and Mr. Weinbach, 24,000 shares.

(7)	Includes, for Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, for Ms. Jung, 150,000 shares held in a grantor retained annuity trust. Includes for Ms. Lagomasino, 4,300 shares held in trust. Includes, for Ms. Moore, 400 shares held in the names of family members. Includes, for Mr. Noski, 1,000 shares held in trust. Includes, for Mr. Rodkin, 250 shares held in the name of a family member and 1,900 shares held in trust.

(8)	Includes, for each indicated named executive officer, shares which he or she has the right to acquire within 60 days of March 4, 2013 through the exercise of stock options, as follows: Mr. Herington, 255,268 shares; Mr. Herlihy, 192,822 shares; Ms. Jung, 4,296,191 shares; and Mr. Owen 412,362 shares.

(9)

Excludes, for each director and named executive officer, as well as the directors and executive officers as a group, service-based restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”) because these units do not afford the holder voting or investment power. As of March 4, 2013, each non-employee director held 20,352 RSUs, other than Mr. Conant, who held 5,932; Ms. Hailey, who held 18,838; and Mr. Noski who held none. No non-employee director holds PRSUs. As of March 4, 2013, Mr. Acosta held 79,272 RSUs and 51,781 PRSUs; Mr. Herington held 25,423 PRSUs; Mr. Herlihy held 30,000 RSUs and 103,101 PRSUs; Ms. Jung held 437,264 PRSUs; Ms. McCoy held 200,000 RSUs and 232,365 PRSUs; Ms. Ross held 155,087 RSUs and 66,137 PRSUs; and Mr. Owen held 30,000 RSUs and 104,490 PRSUs. The directors and executive officers as a group held 816,625 RSUs and executive officers as a group held 1,315,174 PRSUs. In addition, the table excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power.

(10)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Ms. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(11)	Includes, for each indicated named executive officer, shares held in the Avon Personal Savings Account Plan (“401(k) Plan”), as follows: Mr. Herington, 880 shares; Mr. Herlihy, 1,401 shares; Ms. Jung, 7,553 shares and Mr. Owen, 8,354 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(12)	Includes 200 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 34,681 shares as to which beneficial ownership was shared with others and 5,831,061 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 4, 2013 through the exercise of stock options. Includes 20,787 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

TRANSACTIONS WITH RELATED PERSONS

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

Our Code of Business Conduct and Ethics (the “Code”), which is available on our investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company.

Our compliance committee, which includes members of senior management, reviews, as appropriate, actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. Under the written charter of the committee, any conflicts of interest that are deemed related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors considers any such related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and the interests of our shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors will be disclosed as required.

We have multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. We also annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. The global compliance function undertakes a periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. In addition, our global internal audit function periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-employee directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 13. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments. There are no related person transactions required to be reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2012 all Section 16 reports that were required to be filed were filed on a timely basis, except for a Form 3 in connection with Mr. Conant’s appointment to the Board.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)		(b)	(c)
Equity compensation plans approved by security holders(3)	34,623,676	(4)	$31.00	15,870,028
Equity compensation plans not approved by security holders(5)	200,000		N/A	0
Total	34,823,676	(4)	N/A	15,870,028

(1)	Represents the weighted average exercise price of outstanding options. Outstanding service-based restricted stock units and performance restricted stock units are not included in column (b) as such awards do not have an exercise price. Stock appreciation rights (“SARs”) are not included in column (b) as such awards settle in cash only.

(2)	As of December 31, 2012, 10,398,308 shares remained available for issuance under the 2010 Stock Incentive Plan, which permits grants of stock options, service-based restricted stock units, performance restricted stock units, other stock awards, and SARs. The total shares available for future issuance is determined as follows: (i) grants of stock options or SARs reduce the total shares available by each share subject to such an award and (ii) grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs) reduce the total shares available by 2.33 multiplied by each share subject to such an award. Refer also to Footnote 4 below regarding performance restricted stock units.

As of December, 31, 2012, 4,144,128 and 1,327,592 shares remained available for issuance under the 2005 Stock Incentive Plan and 2000 Stock Incentive Plan, respectively, but no additional awards will be granted under these plans. As of March 15, 2013, these remaining shares were cancelled.

(3)	These plans are the 2000 Stock Incentive Plan, the 2005 Stock Incentive Plan and the 2010 Stock Incentive Plan. Please refer to Note 10 to the Notes to the Consolidated Financial Statements in our Form 10-K for an additional description of our 2010 Stock Incentive Plan.

(4)	Amounts include performance restricted stock unit awards reflecting the target number of shares for 2011 awards and maximum number of shares for 2012 awards that may be awarded upon the satisfaction of performance measures. We believe that it is unlikely that performance measures leading to a target level payout relating to the 2011 performance restricted stock units will be achieved and that it is unlikely that the maximum-level performance measures for the 2012 performance restricted units will be achieved. Therefore, we believe that it is unlikely that 2,909,393 shares included above will pay out. Amounts exclude 378,395 SARs and 539,235 service-based restricted stock units and performance restricted stock units, which settle only in cash.

(5)	On April 23, 2012, Ms. McCoy was granted a sign-on award of 200,000 restricted stock units outside the terms of the 2010 Stock Incentive Plan in reliance on the exemption under NYSE Listed Company Manual Rule 303A.08. The restricted stock units vest in five equal annual installments beginning on the first anniversary of the grant date. In the event of Ms. McCoy’s disability, death or involuntary or constructive termination, any outstanding restricted stock units would vest and be settled. Upon Ms. McCoy’s voluntary departure or departure for cause, any outstanding restricted stock units would automatically be forfeited. Dividend equivalents are paid in cash on these restricted stock units annually. The restricted stock units were granted to compensate Ms. McCoy for her forfeiting a significant amount of value in unvested equity and other benefits as a result of her departure from her prior employer and as an inducement for her to join the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Avon’s Leadership Transition

2012 was a challenging year for Avon and one of significant transition. In April 2012, Sheri McCoy was hired as our new Chief Executive Officer and has taken on the difficult task of leading Avon through a turnaround. A fundamental element of our turnaround strategy has been our new senior management team. Since December 2011, seven new senior officers have joined the Company. Accordingly, most of the key compensation decisions in 2012 and the design of our 2013 compensation program have been driven by the Company’s need to attract, retain and motivate a team of senior officers that is capable of leading the Company through this challenging period. This Compensation Discussion and Analysis will focus on the following senior officers listed in the Summary Compensation Table, who are referred to as our “named executive officers”, and include current executives, most of whom are newly hired, and certain former executives:

Current Senior Officers

•	Sheri McCoy, Chief Executive Officer (from April 2012)

•	Kimberly Ross, Executive Vice President and Chief Financial Officer (from November 2011)

•	Fernando Acosta, Senior Vice President and President, Latin America (from December 2011)

•	Donagh Herlihy, Senior Vice President and Chief Information Officer (from March 2008)

Former Senior Officers

•	Andrea Jung, former Executive Chairman of the Board (through December 2012) and former Chief Executive Officer (through April 2012)

•	John Owen, former Senior Vice President, Global Supply Chain (through February 2013)

•	Charles M. Herington, former Executive Vice President, Developing Market Group (through August 2012)

In selecting Ms. McCoy, the Board conducted an extensive search among many world-class candidates across the direct selling, retail and consumer sectors, and Ms. McCoy emerged as the clear choice. In hiring Ms. McCoy, the Compensation and Management Development Committee (the “Committee”), after considerable deliberation, determined her compensation arrangements based on the Company’s business challenges and objectives, corporate governance best practices and Ms. McCoy’s forfeiture of equity and retirement benefits from her former employer. To align Ms. McCoy’s realizable pay to the Company’s long-term financial performance and to the Company’s stock price, her entire 2012 annual long-term incentive award was delivered in performance-based awards that included 70% performance-based restricted stock units (“Performance RSUs”) and 30% performance-based cash. In addition, her sign-on equity inducement award to replace forfeited equity from her prior employer was delivered in service-based restricted stock units (“Service-based RSUs”) vesting over a five-year period. For 2013, Ms. McCoy’s long-term incentive award is 100% performance-based, consisting entirely of Performance RSUs.

Ms. McCoy has a clear sense of urgency regarding the Company’s situation. From a compensation perspective, it is critical that we align incentive goals with Ms. McCoy’s turnaround efforts while recognizing her need to attract and motivate top talent and meet past commitments. Since joining the Company, she has significantly strengthened the senior leadership team—removing a layer of management between herself and the commercial business units, stabilizing senior management in key geographic markets and recruiting strong external talent to lead the global marketing, legal, human resources, supply chain and communications departments. Ms. McCoy has also instilled a clear sense of accountability and discipline across the leadership team.

Although our 2012 financial results were disappointing, our business is showing early signs of stabilization. Ms. McCoy and her leadership team have established a stabilization strategy with clear financial goals: the achievement of mid-single digit revenue growth, low-double digit operating margin and $400 million of cost savings by 2016. To deliver these goals, senior leaders are focused on three priorities: Execute Growth Platforms, Drive Simplification and Efficiency, and Improve Organizational Effectiveness. Additional progress in the turnaround effort by Ms. McCoy and her leadership team to date includes:

•	Taking initial actions on our $400 million cost savings initiative, including headcount reductions, the closure and rationalization of certain facilities and the exit of certain markets.

•	Prioritizing our geographic portfolio and beginning to implement a stabilization plan for key markets.

•

Improving the Company’s cash management, balance sheet and liquidity profile, including through a public offering of $1.5 billion in senior unsecured notes and a new four-year $1 billion revolving credit facility in March 2013.

•	Prioritizing product categories, with a focus on winning in Color, Fragrance, Skincare and Fashion & Home.

•	Focusing on mobile and social media technologies that will help our Representatives connect with their customers and enhance their business capabilities.

•	Clearly aligning 2013 talent development, performance management and compensation programs against a shared set of goals and behaviors.

Compensation Philosophy and Objectives

Our guiding compensation principles are to “pay for performance” and to align named executive officer compensation with shareholder interests over the short- and long-term. The Committee aims to tie a significant portion of each named executive officer’s target compensation to performance against Company goals and individual achievement. In 2012, over 75% of our named executive officers’ target compensation, on average, was incentive-based and at-risk based on Company or individual performance. Although the majority of incentive compensation is payable based on objective performance goals that relate to Company performance, we also emphasize individual performance and accountability. Our goal with respect to individual performance is to reward our named executive officers for progress relative to important strategic initiatives that may not have an immediate positive impact on our financial results, but are nevertheless expected to contribute to more sustainable long-term success for the Company and our shareholders. In light of the challenging conditions our new management team is confronting, it is particularly important to provide sufficient incentives to encourage outstanding performance.

Executive compensation is tied directly to short- and long-term financial success. The table below demonstrates that as the Company has experienced negative total shareholder returns in each of the last three years, our named executive officers have consistently received incentive pay that is well below the target level.

	2010	2011	2012
Average annual cash bonus of our named executive officers (as a % of target)	50%	0%	41%
Cash Transition Programs (as a % of target)	N/A	0% (actual payout for 2011 performance)	0% (actual payout for 2011-2012 performance)
Long-term Incentive Awards (as a % of target with the payout based on 3-year performance period)	65% (actual payout for 2008-2010 performance)	0% (projected payout for 2011-2013 performance)	Too early to project a payout for 2012-2014 performance

The Committee also strives to align the named executive officers’ interests with the long-term interests of our shareholders by granting the majority of total target compensation in the form of long-term incentive awards, which, during 2012 and recent prior years, have consisted primarily of Performance RSUs and performance cash awards, and requiring the named executive officers to hold a significant amount of the Company’s common stock within a period of time (six times salary for Ms. McCoy). Furthermore, in the absence of Company performance against pre-established goals over the applicable three-year performance period, none of the Performance RSUs or performance cash awards will vest or pay out.

Key Pay For Performance Decisions

The Committee made the following key decisions related to 2012 compensation to ensure that pay is aligned with performance and our business and talent strategies.

Key 2012 Actions

•    Annual Incentive Program

—  Selected revenue, operating profit and cash flow from operations as the performance metrics for the 2012 annual incentive program in order to focus short-term execution on top-line growth, profit and cash flow generation.

—  Approved payouts to the named executive officers under the 2012 annual incentive program, which averaged 41% of target in light of the below target financial results, while considering the strong individual contributions of certain members of the leadership team toward stabilizing the business. These payouts resulted from the Company achieving only 25% of the financial performance metrics (cash flow from operations), which accounted for 70% of the annual bonus, and individual performance contributions, which accounted for 30% of the annual bonus, that ranged from 0% to 135% of target for each named executive officer.

•    Long-Term Incentive Program

—  Provided no payouts under the 2011-2012 transition incentive cash program because performance targets were not met.

—    Selected revenue and operating profit as the performance metrics for the 2012-2014 long-term incentive program in order to balance top-line growth and profitability over the long term.

—    Granted 2012 long-term incentive awards (including Performance RSUs and performance cash awards) to named executive officers that were 100% performance-based and will pay out from 0% to 200% of target depending on the Company’s three-year financial performance.

•    Developed a competitive pay package for Ms. McCoy which delivers 100% performance-based variable incentives for 2012 (excluding one-time inducement award) and 2013.

•    Enhanced our clawback policy to expand the definition of misconduct and broadly extend the scope of coverage.

Compensation and Governance Best Practices

Our compensation programs also include the following practices and policies, which are described in more detail in this Compensation Discussion and Analysis.

What We Do

•    Pay for Performance. We tie pay to performance. In 2012, more than 75% of target compensation for our named executive officers was at-risk based on Company and individual performance. We review financial results and goals for the Company and individual achievement in determining named executive officer compensation. We grant performance-based long-term incentive awards, including awards based on objective, three-year forward-looking performance metrics.

•    Apply Multi-Year Vesting to Equity Awards. The Performance RSUs granted to our named executive officers during 2012 vest 100% at the end of a three-year performance period, and the Service-based RSUs granted to Ms. McCoy as a one-time inducement award vest 20% per year over the five-year period following the grant date.

•    Utilize Stock Ownership Guidelines. We have adopted clear stock ownership guidelines, which all of our named executive officers either satisfy or are on track to satisfy them within the period allowed to satisfy the guidelines. In the case of the CEO, the ownership guideline is 6 times base salary.

•    Employ a Clawback Policy. We have a robust clawback policy applicable to annual and long-term incentive payments that applies to certain executives, including all of our named executive officers, in the event of a financial restatement, material incorrect calculations of performance metrics, misconduct and, commencing in 2013, serious violations of our Code of Business Conduct & Ethics and violations of law within the scope of employment at the Company.

•    Apply Double-Trigger Vesting. All change in control benefits under our Change in Control Policy, long-term incentive cash programs, and equity awards granted to our named executive officers during 2012 are subject to double-trigger vesting.

•    Use Multiple Performance Metrics. We mitigate compensation-related risk in a number of ways, including by utilizing multi-year vesting for equity and performance cash awards and by utilizing multiple performance measures (e.g., different performance measures for annual cash bonuses and Performance RSUs/performance cash awards).

•    Reduction in Perquisites. We eliminated personal automobile insurance, excess liability insurance, supplemental life insurance and home security systems for executives hired or promoted after December 31, 2009. Furthermore, we eliminated transportation allowances for executives hired or promoted after December 31, 2012, further reducing our already limited perquisites.

•    Engagement with Shareholders. The Company communicates proactively with our largest shareholders regarding executive compensation and business matters.

•    Risk Review. The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

•    Retain an Independent Compensation Consultant. The Committee has retained Semler Brossy Consulting Group (“Semler Brossy”) to advise on our executive compensation programs. Aside from services to the Committee and other Board members, Semler Brossy performs no other services for the Company.

•    Independent Compensation Committee. The Committee consists entirely of independent directors.

What We Don’t Do

•    No Excise Tax Gross-Ups on Change in Control. We do not have any excise tax gross-ups with respect to any change in control payments.

•    No Hedging Transactions or Short Sales. We do not permit our directors and employees to engage in any transaction in publicly traded options on Company common stock or any other transaction to hedge a position in, or engage in short sales of, Company common stock.

•    No Repricing of Stock Options. The Company’s equity plans, including the 2013 Stock Incentive Plan, which our shareholders are being asked to approve, prohibit repricing or the buyout of underwater stock options.

2012 Say-on-Pay Results

The Committee considered the result of our 2012 annual advisory “Say-on-Pay” proposal, which received 82% vote support. In light of the vote result, we will continue to focus on aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value.

Roles in Executive Compensation

The following parties are responsible for the development of our executive compensation program for our named executive officers:

Compensation and Management Development Committee

•    Oversees our executive compensation program, including reviewing strategic objectives and design, reviewing the risk and reward structure and making adjustments, as appropriate

•    Determines and approves the compensation of our named executive officers, as well as other officers at or above the level of senior vice president and any officers covered by Section 16 under the Securities Exchange Act of 1934

•    Consults with the independent members of the Board in establishing and evaluating performance objectives for the CEO each year, in part to determine the CEO’s incentive compensation payout

•    Sets annual and long-term performance measures and goals in line with our pay for performance philosophy

•    Reviews and evaluates the Company’s management organization and principal plans for management development and succession planning

•    Has sole authority to continue or terminate its relationship with outside advisors, including its independent Committee consultant

•    See “Information Concerning the Board of Directors—Compensation and Management Development Committee” on page 12 for additional Committee responsibilities

Independent Consultant to the Committee (Semler Brossy Consulting Group since 2009)

•    Engaged by and reports directly to the Committee and consults directly with its Chair; the Committee has the sole authority to retain and terminate Semler Brossy and to review and approve Semler Brossy’s fees and other retention terms

•    Advises the Committee on various executive compensation matters, including proposed changes to the Company’s annual and long-term incentive programs, share utilization and pay mix

•    Attends all Committee meetings, including most executive sessions

•    Provides periodic reports, analyses and presentations to the Committee, and reviews all Committee meeting materials regarding current and prospective compensation plans and programs

•    Conducts analyses related to the new employment arrangements for senior officers, including the recent arrangements with Ms. McCoy and Ms. Jung

•    At the Committee’s request, Semler Brossy also provides assistance with the Committee’s review of the risk and reward structure of executive compensation plans, policies and practices. See “Compensation and Risk Management Process” on page 48

•    The Committee’s charter requires that the consultant is independent, and that such independence is reviewed at least annually

•    Under the charter, a consultant is not considered independent if it provides significant services to the Company apart from work performed for the Committee (services in excess of $50,000 or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year). In 2012, Semler Brossy provided no services to the Company apart from work performed for the Committee and other Board members, and the Committee has determined that Semler Brossy is independent.

•    The Committee also reviews the relationship with Semler Brossy to identify conflicts of interest pursuant to Securities and Exchange Commission and New York Stock Exchange rules and, in 2012, did not identify any such conflicts.

Chief Executive Officer

•    Makes individual compensation recommendations for senior officers, including the other named executive officers, to the Committee for its review and approval, after considering market data and relative individual achievements

•    Makes other individual compensation recommendations, including merit increases, annual incentive and long-term incentive awards and other compensation awards as they may arise

•    Provides input from time to time on the design of compensation programs, with a focus on how the programs can best align with strategic priorities and the desired Company culture

Management

•    Supports the Committee by making recommendations and providing analyses with respect to competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy

•    Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda

•    Does not recommend, determine or participate in Committee discussions relating to their individual compensation arrangements

Competitive Positioning

We seek to deliver competitive compensation packages and programs. Peer group comparison is an important part of the Committee’s process of determining appropriate pay levels and plan design, but it is only one of the factors the Committee considers. The Committee also retains the flexibility to respond to and adjust for specific individual circumstances, personal achievement, the evolving business environment and executive recruitment efforts. We generally target the market median for total direct compensation for senior officers, including named executive officers, although we allow flexibility to pay above or below the median depending on other factors, including, for example, the length of time in the role, sustained performance, and potential for other roles within Avon. We determine “market” for this purpose based on analyses provided to the Committee by its independent compensation consultant, Semler Brossy, with respect to the peer group of companies described below. In addition, we target base salary, total cash compensation, and long-term incentives at the median of market, although total direct compensation positioning relative to market remains the most significant reference point for the Committee in its decision-making.

In 2012, actual cash payouts and value of long-term incentive awards as compared to the market median of target compensation for our peers, on average, for Ms. McCoy, Ms. Ross, Mr. Acosta, Mr. Herlihy, and Mr. Owen, is set forth below:

•	Base salary: Above median of market

•	Total cash compensation (base salary plus actual annual bonus payout): Below median of market

•	Long-term incentive opportunity (2012 long-term incentive awards*): Above median of market

•	Total direct compensation (total actual cash compensation and long-term incentive opportunity): At median of market

*	Ms. McCoy’s award of Service-based RSUs is excluded from comparisons to market because it was made as an inducement in connection with hiring her to become our new CEO, and it also provided replacement value for the equity-based compensation that she forfeited when she left her prior employer.

We periodically assess pay ranges, pay levels and our program design against our peer group, which consists of 12 U.S.-based beauty and consumer goods companies. The Committee determined the members of our current peer group with input from Semler Brossy. This group of peer companies was selected because we compete with these organizations for employees, customers and shareholders. The peer group is comprised of U.S.-based public companies that are generally comparable to Avon in terms of their consumer products orientation and/or global size and scale (measured in revenues) and, in most cases, the scope of their global operations. Our peer group for 2012 remained the same as for 2011 and included the companies listed below.

2012 Peer Group
Campbell Soup	Estee Lauder	Hershey Foods	Kimberly-Clark
Clorox	General Mills	Kellogg	Procter & Gamble
Colgate-Palmolive	H.J. Heinz	Hillshire Brands*	Revlon
*	Hillshire Brands was previously known as Sara Lee

In 2013, the following three companies were added to the peer group to expand the market data: Limited Brands, PepsiCo and Tupperware Brands. Like the 2012 peer group companies, these additions are generally comparable to Avon in terms of their consumer products orientation and global size and scale (measured in revenues) and Tupperware Brands is also similar to Avon in that it is a direct selling company.

CEO Compensation

The Committee applies the same compensation philosophy and guiding principles when determining total compensation for all named executive officers, including the CEO. However, the total compensation level for the CEO differs from the other named executive officers for several reasons: (i) the CEO has ultimate management responsibility and the key company leadership role and has greater decision-making authority and responsibility than the other named executive officers; (ii) the CEO has the primary responsibility of setting the strategic plans and policies and is the officer with ultimate accountability; and (iii) it is customary and consistent with the market for CEOs to be compensated at a higher rate than other named executive officers.

In connection with the hiring of Ms. McCoy as our current CEO and the transition of Ms. Jung’s roles from CEO to Executive Chairman, and subsequently from Executive Chairman to Senior Advisor, the Committee’s independent compensation consultant, Semler Brossy, provided extensive analyses and recommendations to the Committee with respect to the types and levels of compensation and benefits to be offered to these named executive officers

Sheri McCoy

Ms. McCoy joined Avon as CEO on April 23, 2012. Ms. McCoy has a unique combination of strategic and finely-honed operational skills and a significant turnaround track record. Throughout her career, she has consistently achieved results and driven change across highly diverse operating units with widely varying product lines, customers, distribution channels and business models. She also has deep global experience and is highly skilled at managing complex, matrixed organizational structures.

In determining Ms. McCoy’s compensation arrangements, the Committee considered the following:

Consideration	Resulting Influence on Pay Arrangements
Avon’s business challenges and objectives

•    In order to immediately align Ms. McCoy’s realizable pay to Avon’s long-term financial performance and to Avon’s stock price, her entire 2012 annual long-term incentive award was delivered in performance-based awards that included 70% Performance RSUs and 30% performance-based cash.

Pay required to induce Ms. McCoy to join Avon and forfeit outstanding equity and benefits from her former employer

•    Ms McCoy received a one-time inducement award delivered in Service-based RSUs that helped offset forfeited awards at her prior employer.

•    Ms. McCoy received a supplemental retirement benefit credit to replace forgone benefits at her prior employer

Governance best practices	• Stock ownership guidelines at 6 times salary • Clawback similar to other executives • Double-trigger change in control severance and equity award acceleration • No excise tax gross-up

For a description of Ms. McCoy’s employment agreement, please refer to the narrative discussion following the Grants of Plan-Based Awards Table on page 52, Pension Benefits on page 58, and Potential Payments Upon Termination of Employment or Change in Control on page 65.

Andrea Jung

Pursuant to the terms of Ms. Jung’s employment agreement, she stepped down from her position as CEO as of Ms. McCoy’s start date in April 2012 and was named Executive Chairman. Her compensation and benefits were reduced to reflect that she no longer had the dual responsibilities of Chairman and CEO, and certain benefits, such as an excise tax gross-up and single-trigger change in control acceleration of certain awards, were eliminated. Nevertheless, the Committee believed that it was important to compensate Ms. Jung competitively to continue in the role of Executive Chairman while working with the new CEO to ensure a successful transition, especially because Ms. Jung has a deep understanding of our business and industry, particularly as a direct seller of beauty products to female consumers, the Company’s targeted segment. In determining Ms. Jung’s compensation as Executive Chairman, the Committee considered benchmarking and market analysis provided by Semler Brossy based on competitive data from companies that implemented a similar transition.

Effective December 31, 2012, in light of the successful transition to new leadership, Ms. Jung stepped down from her position as Executive Chairman and as a member of the Board of Directors and assumed the role of Senior Advisor to the Board. The Committee notes her considerable efforts regarding the leadership transition. As previously disclosed, in connection with her new role as Senior Advisor, which is not an executive officer position, Ms. Jung’s employment agreement was amended in October 2012. The amendment provides that as Senior Advisor, Ms. Jung will assist the Board on matters related to the Company, as reasonably determined by the Board. In general, the compensation arrangements provided pursuant to Ms. Jung’s employment agreement continue to apply, as does the termination date in April 2014. The Committee and the Board believe that the Board will continue to benefit from her expertise in direct selling. For a further description of Ms. Jung’s compensation arrangements and amended employment agreement, please refer to the compensation tables beginning on page 49, including the narrative discussion following the Grants of Plan-Based Awards Table on page 52.

Elements of Compensation

Our compensation package for our named executive officers, which is designed to support our pay for performance philosophy with the majority of executive pay “at risk,” strongly ties to short- and long-term business objectives and shareholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, and other benefits, including health and limited perquisites.

The following charts reflect the direct pay mix for Ms. McCoy, Ms. Ross, Mr. Acosta, Mr. Herlihy and Mr. Owen and indicate the percentage of 2012 total target direct compensation that is at risk. The charts show “at target” compensation, which reflects approximate compensation that would be realized by these individuals if Avon achieved the financial goals set within our incentive plans.

Elements of Ms. McCoy’s Compensation	Elements of Other Currently Employed Named Executive Officers Compensation (average)

Target Compensation Summary

The summary below illustrates the 2012 annual target direct compensation levels for Ms. McCoy, Ms. Ross, Mr. Acosta, Mr. Herlihy, and Mr. Owen.

Name	Salary[1]	Annual Incentive Target[1]	2012 Annual Long- Term Award Target[2,3]	Total Annualized Target Direct[3] Compensation
Sheri McCoy[4]	$1,200,000	$1,800,000	$7,200,000	$10,200,000
Kimberly Ross	$750,000	$675,000	$1,725,000	$3,150,000
Fernando Acosta	$675,000	$540,000	$1,350,000	$2,565,000
Donagh Herlihy	$600,000	$390,000	$2,000,000	$2,990,000
John Owen	$565,000	$395,500	$2,000,000	$2,960,500

1	Reflects annualized base salary and annualized annual incentive target as of December 31, 2012. Annual incentive amounts are awarded using 2012 actual earned base salary, not the December 31, 2012 salary shown. Thus, the actual 2012 target amount will be less than the amount set forth in the table for Ms. McCoy, Mr. Herlihy and Mr. Owen. Ms. McCoy’s annual incentive target is prorated in light of her April 2012 start date and Mr. Herlihy and Mr. Owen received base salary increases in 2012.

2	2012 long-term incentives were granted 70% in performance restricted stock units and 30% in performance cash awards.

3	Does not include non-recurring 2011-2012 transition incentive program, which had no payout due to financial results.

4	Excludes one-time sign-on award of 200,000 Service-based RSUs.

In April 2012, Ms. Jung transitioned from the CEO role and served as Executive Chairman. In her new role, her annual base salary was reduced from $1,375,000 to $1,000,000. In 2012, her long-term incentive award was granted during her tenure as CEO at 500% of her $1,375,000 base salary and has been reduced to 400% of base salary going forward. She also had a pro-rated discretionary cash bonus opportunity based on her annual target of 100% of her Executive Chairman salary and a pro-rated, one-time incentive cash bonus opportunity based on her annual target of 175% of her CEO salary.

Base Salary

Purpose: Compensates for achievements based on job responsibilities and individual performance and attracts and retains key executive talent

Annual salary increases are based on our overall salary increase budget, individual performance and internal and external market comparisons. In early 2012, Mr. Herlihy received a salary increase of 18% in consideration of his performance, his value to Avon and to encourage his retention. Mr. Owen and Mr. Herington received a salary increases of 2.7% and 3.4%, respectively, in line with market trends. Ms. Ross and Mr. Acosta started at Avon a few months before the salary increase decisions were made by the Committee in March 2012 and therefore they were not considered for a 2012 salary increase.

Annual Incentive Compensation

Purpose: Encourages and rewards meeting or exceeding annual/short-term financial goals and strategic initiatives, as well as personal contributions towards such goals; attracts, motivates and retains key executive talent

In 2012, the performance metrics of our annual incentive program included revenue, operating profit and cash flow from operations in order to focus execution on top-line growth, profit and cash flow generation.

The annual incentive program was designed by the Committee with input from its independent compensation consultant, Semler Brossy, in order to provide it with flexibility to ensure the right pay for performance relationship. For 2012, the Committee determined individual payouts based 70% on Company financial performance and 30% on individual performance, which it believes struck an appropriate balance between our overall corporate objectives and each executive’s individual contributions. No payout may be more than 200% of each named executive officer’s target award. Incentive compensation targets are expressed as a percentage of a named executive officer’s base salary. The decision-making process is illustrated below:

This assessment is intended to provide context for the Company’s relative and operational performance and to enhance the Committee’s ability to exercise judgment, rather than applying a rigid formulaic approach to determine payout levels. Our goal with respect to our emphasis on individual performance is to reward our named executive officers for progress relative to important strategic initiatives that may not have an immediate positive impact on our financial results but are nevertheless expected to contribute to more sustainable long-term success for the Company and our shareholders.

Financial Performance

The Committee decided on a global payout of 25% for the financial performance portion in light of our financial results. Achievement of global revenue of $10 billion was required in order for any awards to be payable. The Committee reviewed Avon’s global financial results against revenue, operating profit and cash flow from operations targets and payout ranges and determined that a payout for the cash flow performance measure was appropriate for the reasons described below.

2012 Financial Payout Ranges	2012 Financial Results

•      Cash flow from operations was $681M (excluding the impact of currency exchange and a total of $4M, which is comprised of costs associated with debt restructuring and the cash sign-on bonus paid to our new CEO

•      The results were within the target payout range and the Committee approved a score of 100%, which was applied to the 25% weighting

In light of the level of performance achieved against targets for revenue and operating profit, the Committee decided not to award any payout for these performance measures. Revenue in 2012 was

$11,320M (excluding the impact of currency exchange), which was less than the target of $11,782M. Operating profit in 2012 was $766M (excluding the impact of currency, restructuring costs and benefits, and impairment charges), which was less than the target of $1,156M.

For Mr. Acosta, after the global payout percentage was determined, an assessment of the Company’s Latin America performance was conducted to determine his financial performance payout percentage, which resulted in a below target payout percentage. Mr. Acosta’s financial performance payout percentage was tied to regional measures in 2012 in order to maximize motivation where his impact is greatest. We do not disclose regional targets as we believe that such disclosure would result in competitive harm. Based on our experience in Latin America and the pay for performance history under the annual incentive program, we believe that Mr. Acosta’s targets were set sufficiently high to provide incentive to achieve a high level of performance. For example, the average payout tied to Latin America’s financial performance over 2009-2011 was 67% of target, reflecting the average annual revenue growth rate for the region of 11.2% on a constant dollar basis over that same period of time.

Individual Performance

The Committee determined to pay, on average, below target on the individual component of the annual bonus in light of the Company’s below expectation 2012 financial results, as described above. The Committee considered the CEO’s recommendation regarding the other named executive officers as part of this assessment. The following key points were considered for each of the following executives when determining their individual performance.

•	Sheri McCoy, Chief Executive Officer

–	Responsible for early signs of stabilization of the business in the fourth quarter of 2012

–

Conducted comprehensive business review to assess Avon’s current situation and developed a strategic framework focused on three priorities: Execute Growth Platforms, Drive Simplification and Efficiency, and Improve Organizational Effectiveness

–	Took initial actions on our $400 million cost savings initiative, including headcount reductions, the closure and rationalization of certain facilities and the exit of certain markets

–

Significantly strengthened the senior leadership team and continuing work to improve the organization’s effectiveness by setting tone at the top, driving accountability and discipline and building a robust talent pipeline

•	Kimberly Ross, Chief Financial Officer

–	Improved Avon’s balance sheet and liquidity profile

–	Utilized $400 million in cash to reduce leverage

–	Strengthened the finance organization, including the accounting and financial planning and analytics function and improved leadership through key external hires and promotions

•	Fernando Acosta, SVP and President, Latin America

–	Delivered growth in constant dollar revenue in Avon’s largest business unit

–	Drove significant improvement in working capital to deliver cash flow from operations that exceeded target

–	Increased Active Representatives in Latin America

–	Strengthened the Latin America leadership team through promotions of key talent and external hires

–	Strengthened innovation plan across priority categories

•	Donagh Herlihy, SVP and Chief Information Officer

–	Stabilized the IT environment in Brazil, Avon’s largest market

–	Developed and implemented digital assets to support Avon’s Digital and Social Media strategy

–	Made significant progress of key transformation projects through successful IT build and delivery

–	Maintained cost focus through delivery at or below operating and capital expense budgets

•	John Owen, former SVP, Global Supply Chain and Process Excellence

–	Reduced inventory through a strong focus on excess reduction and integrating through sales and operations planning

–	Drove Avon’s sourcing strategy and delivered 2012 cost objectives

–	Supported the transition of the senior management team by holding interim roles as leader of Human Resources and Marketing

–	Made strong progress as the global business sponsor on longer-term transformation projects to improve the service experience for our Representatives

Mr. Herington, former SVP, Developing Market Group, did not receive a payout for the individual component portion of his bonus.

2012 Annual Incentive Compensation

Based on the achievement of the Company financial results and the Committee’s assessment of individual performance described above, the Committee approved total payments for Ms. McCoy, Ms. Ross, Mr. Acosta, Mr. Herlihy, Mr. Owen and Mr. Herington that ranged from 18% to 70% of their incentive compensation target amounts, as listed in the Summary Compensation Table. The Committee and Ms. Jung mutually agreed that she would not receive a 2012 bonus.

Annual Incentive Design Changes for 2013

In 2013, payouts for individual senior officers will be based 50% on Avon’s global financial results and 50% individual performance against leadership and business goals. Increasing the individual performance weighting from 30% to 50% is intended to focus senior officers on execution against strategic goals, in addition to financial goals. In light of the challenging conditions our new management team is confronting, we think it is particularly important to provide sufficient incentives to encourage outstanding performance over the long-term. In addition, the financial component payout for all senior officers, including the regional leaders, will be based on Avon’s global financial results, rather than regional or market results. This change supports the emphasis on ‘One Team One Avon’ and balancing decision-making for the good of the Company in addition to regional and market interests.

Long-Term Incentive Compensation

Purpose: Encourages long-term focus and promotes decision making consistent with the long-term goals of the Company and shareholders; attracts, motivates and retains key executive talent

In 2012, the Committee maintained the general design of the long-term incentive program (the “Program”), in which key executives, including our named executive officers, are eligible to participate. The Program is designed to support the Company’s pay for performance philosophy and shareholder alignment by encouraging and rewarding key executives for meeting the business objectives associated with the Company’s strategic plan over three-year performance periods. The key design features are described below.

•

The Program is 100% “at-risk” and granted 70% in Performance RSUs and 30% in performance cash awards. These vehicles were chosen in order to ensure strong shareholder alignment and so that 100% of a senior officer’s long-term incentive opportunity is tied to critical business goals.

•	The award payouts, if any, are formulaic and based solely on financial results. There is no discretion allowed.

•

At the end of a performance period, if the performance measures (discussed below) have been met, the Performance RSUs will be generally settled in shares of Avon common stock and the cash portion will be paid. Dividend equivalents are not paid on Performance RSUs.

•	The Program consists of overlapping cycles, with a new performance grant each year. In general, each participant receives an annual grant at the beginning of each three-year performance period.

2012-2014 Performance Period

For the awards granted in 2012, with payouts based on the 2012-2014 performance period, the Committee chose revenue and operating profit as the two financial metrics in order to balance top line growth and absolute profit. Performance formulas or “curves” that were approved by the Committee in March 2012 will be used to calculate the payout. Award payouts can range from 0% to 200% of target and will be made in early 2015, after the three-year performance period has ended and the results have been determined. Please refer to Footnote 1 to the Summary Compensation Table on page 50 and the Grants of Plan-Based Awards Table on page 52 for additional information.

2011-2013 Performance Period

A payout of the awards granted in 2011, with payouts based on the 2011-2013 performance period, is unlikely due to below threshold performance during 2011 and 2012. The Committee chose revenue and economic profit as the two key performance measures over the three-year performance period. Economic profit is defined as the product of revenue and operating margin minus the product of a capital charge and capital employed. Capital employed is defined as net fixed assets plus accounts receivable plus inventory.

Long-term Incentive Design Changes for 2013

Performance-based awards will continue to make up the majority of the long-term incentive grant value. In 2013, Ms. McCoy will receive 100% of her long-term incentive compensation in the form of Performance RSUs. Awards for other senior officers are comprised of 60% Performance RSUs and 40% Service-based RSUs. The payout of the Performance RSUs will be based on revenue results during the 2013-2015 performance period and operating margin results in 2015, and will range from 0% to 200% of target. Service-based RSUs were included as part of the annual award in 2013 in order to provide stability as the Company works to execute its turnaround and particularly to attract new senior officers and retain key talent. Service-based RSUs were also selected because they connect the realized pay of our senior officers to Avon’s stock, thereby aligning their pay to shareholder interests. The Service-based RSUs vest on the third anniversary of the grant date, subject to continued employment, in order to encourage share ownership of our senior officers.

Other Compensation

2011-2012 Cash Transition Program

Purpose: Provided one-time awards in 2011 to support the phase-in of the redesigned long-term incentive program and to maintain earning opportunity levels during transition to overlapping long-term incentive cycles to motivate and retain key executive talent

Avon did not achieve the applicable performance measures, and therefore, no payments will be made under the 2011-2012 transition incentive program. Operating margin achievement during 2012 of at least 12.7% or a cumulative economic profit of $1.25 billion during 2011 and 2012 was required in order for a cash incentive award to be payable. Operating margin excludes the costs to implement restructuring initiatives and economic profit was defined in the same manner as described above for the 2011-2013 performance period. No individual objectives or goals affect the payout of awards under the program, which was intended to provide an incentive compensation opportunity as the three-year long-term incentive program was being fully implemented.

Special Equity Awards

Purpose: Provides compensation that is structured to attract key talent to Avon, recognize exceptional performance and encourage retention

From time to time, senior officers, including named executive officers, may receive a special equity grant in order to attract, retain and reward exceptional performance. These grants are generally provided as Service-based RSUs that only vest after a period of continued service, and are sometimes referred to as retention restricted stock units. Also, to compensate Ms. McCoy for forfeiting a significant amount of value in unvested equity and other benefits as a result of her departure from her former employer and to induce her to join Avon, Ms. McCoy received a sign-on award of 200,000 Service-based RSUs, which vest 20% annually over 5 years.

Retirement Benefits

Purpose: Offers opportunities for retirement savings and retention

Avon offers retirement benefits to the named executive officers, which are generally available to all employees meeting the qualifications required by each benefit plan. Because the amount of an employee’s compensation and the number of years of service are key components in determining retirement benefits, an employee’s performance and service over time will influence the level of his or her retirement benefits. For each named executive officer, the Committee reviews accrued and projected retirement benefits and deferred compensation account balances as part of its annual total compensation review. Please refer to “Pension Benefits” on page 58 and “Nonqualified Deferred Compensation” on page 63 for a more detailed description of our plans, which include pension plans (e.g., Avon Products, Inc. Personal Retirement Account Plan and Benefit Restoration Pension Plan of Avon Products, Inc.), a 401(k) plan and a nonqualified deferred compensation plan (the Avon Products, Inc. Deferred Compensation Plan) to allow executives to defer salary, bonus, excess 401(k) contributions, Performance RSUs and long-term cash awards, which provides an alternative tax-deferred savings opportunity.

Other Benefits and Perquisites

Purpose: Offers health and financial protection programs to support well-being and healthy lifestyles

The Committee has established and periodically reviews the perquisites and benefits available to our named executive officers in light of our compensation philosophy and competitive market practices.

•

Broad-Based Benefits: Our named executive officers are eligible to participate in the benefit plans generally available to all employees. These include medical, dental and vision coverage, life insurance and disability plans, flexible spending accounts, adoption assistance, and commuter support.

•

Limited Perquisites: As part of our overall compensation program, we provide some limited perquisites to our named executive officers that are not available to employees generally. These additional benefits are generally limited to financial planning and tax preparation services allowances, transportation allowances and executive health exams. Beginning in 2013, the transportation allowance is closed to newly hired or promoted executives. In addition, named executive officers employed before January 1, 2010, which during 2012 included Ms. Jung, Mr. Herlihy, Mr. Owen and Mr. Herington, also receive personal automobile insurance and excess liability insurance, supplemental life insurance and home security systems and services.

Additional Information

Equity Award Granting Practices

Performance RSUs will vest only upon the achievement of the performance measures discussed above. When determining the grants of Performance RSUs for named executive officers, the Committee references market long-term incentive levels, as described above under “Competitive Positioning.” When determining Performance RSU award sizes, relative to the applicable market median reference points, the Committee considers each executive’s sustained individual performance, and his or her potential contribution to our future growth and success. For example, Mr. Herlihy and Mr. Owen were granted equity awards in 2012 that were larger than in previous years to encourage their retention during the search for and transition to a new CEO. For newly hired senior officers, the Committee considers the market median reference points and the potential unvested equity that is being forfeited by the individuals upon leaving their previous employer.

The Committee generally approves annual equity grants to senior officers, including named executive officers, at its regularly scheduled meeting in March of each year and approves off-cycle equity grants that may be made to senior officers, including named executive officers, from time to time (for example, to new hires or for promotions). For employees who are not senior officers, grants are made on pre-established dates determined by the Committee. The Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. McCoy, as a Director, the authority to determine the grantees of such awards and the number of shares subject to each award for grantees other than senior officers. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

Please refer to Proposal 3 for a description of our burn rate and dilution.

Clawback Policies

In 2010, the Board of Directors adopted a “clawback” policy that applies to any annual and long-term incentive payments (cash and equity) awarded to certain executives, including our named executive officers, and which we believe supports our pay for performance philosophy. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics, or misconduct, the Committee is authorized to recover compensation based on its analysis of the relevant facts and circumstances. In January 2013, the policy was updated to provide an expanded definition of misconduct to include serious violations of the Code of Business Conduct & Ethics and violations of law within the scope of employment at the Company. In addition, the three-year discovery limit for misconduct was eliminated. The scope of coverage was also expanded to include additional key finance executives below the executive officer level.

In addition to the policy described above, the 2013 Stock Incentive Plan and the 2013-2017 Executive Incentive Plan, which are described in Proposals 3 and 4, respectively, include the misconduct provisions described above for all participants (including individuals who are not senior officers) and also provide for forfeiture of awards in the event that a participant breaches certain non-compete, non-solicitation or non-disclosure obligations. Our 2005 and 2010 Stock Incentive Plans provide for forfeiture of awards in the event that a participant (including individuals who are not senior officers) breaches certain non-compete, non-solicitation or non-disclosure obligations.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines to require executive share ownership as follows:

• Chief Executive Officer (CEO):	6 times base salary
• Executive Vice President (EVP):	3 times base salary
• Senior Vice President (SVP):	2 times base salary

Executives are allowed five years to achieve their ownership targets. All named executive officers were in compliance with the guidelines in 2012 or are on track to satisfy them within the period allowed to satisfy the guidelines.

Trading Policies

Under our Trading in Avon Securities policy, no employee or director may engage in any transaction in publicly traded options on Avon common stock or any other transaction to hedge a position in, or engage in short sales of, Avon common stock.

Excise Tax Gross Ups

No named executive officer or senior officer is entitled to an excise tax gross up, which we believe reflects current best practices.

Post-Termination Payments

There is a change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee. We have designed this policy based on competitive practice and shareholder input and considerations, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without the uncertainty and distraction that could result from the effects a change in control could have on their personal situations.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination by a covered executive for good reason within two years of a change in control. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for two years, as well as two additional years of service and age credits under our nonqualified defined benefit plan. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for three years, as well as three additional years of service and age credits under our Benefit Restoration Pension Plan.

In addition, Avon associates and executives, including named executive officers, are generally eligible for post-termination payments in the event of death, disability or an involuntary termination. We periodically review the level of post-termination benefits that we offer to ensure that it is competitive and necessary for the attraction, motivation and retention of superior executive talent. Please refer to the narrative discussion under “Potential Payments Upon Termination of Employment or Change in Control” on page 65 for a further description.

Tax Considerations

The Committee recognizes tax factors that may impact executive compensation, including:

•	Section 162(m) of the Internal Revenue Code:

•	Places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to certain of our executive officers unless such compensation satisfies certain criteria.

•

Certain performance-based compensation approved by shareholders is not intended to be subject to the deduction limit (e.g., annual and long-term incentive awards granted under our shareholder-approved Executive Incentive Plan and Performance RSUs and stock options granted under our Stock Incentive Plans).

•

The Committee considers tax implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible to the Company under Section 162(m) of the Internal Revenue Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of the Company and its shareholders. For example, we believe that granting Service-based RSUs is in the best interest of the Company despite being subject to the deduction limit under Section 162(m) of the Internal Revenue Code.

•	Section 409A of the Internal Revenue Code:

•	Sets forth limitations that primarily relate to the deferral and payment of certain benefits.

•

The Committee considers the impact of, and designs its programs to comply with, Section 409A and considers generally, the evolving tax and regulatory landscape in which its compensation decisions are made.

Accounting Considerations

The Committee recognizes accounting implications that may impact executive compensation. For example, the Company records salaries and performance-based compensation in the amount paid or to be paid to the named executive officers in its financial statements. Also, GAAP accounting rules require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2012. Based upon such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation and Management Development Committee

Maria Elena Lagomasino, Chair

Fred Hassan

Ann S. Moore

Gary M. Rodkin

Compensation and Risk Management Process

A multi-disciplinary management team comprised of senior executives in human resources, legal, internal audit, sales and finance meets at least annually and considers many factors, including governance and oversight of compensation plan and program design as well as global and local compensation policies and programs, together with potential business risks relating thereto. The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company. Considered in this review are program attributes deemed to help mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives

•	Overlapping long-term incentive programs

•	The Committee’s application of judgment when determining individual payouts

•	The presence of individual payout caps under plans and programs

•	The ability to clawback compensation, including pursuant to the Company’s Stock Incentive Plans and the compensation recoupment policy

•	The stock ownership guidelines for senior executives to further align executive interests with those of shareholders

Summary Compensation Table

The following table discloses compensation of each person who served as CEO during the year, our CFO, the three officers who were the other most highly compensated executive officers who were serving as executive officers as of December 31, 2012 and one former executive officer who was not employed as of December 31, 2012 (together, these persons are sometimes referred to as the “named executive officers”).

		Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Sheri McCoy Chief Executive Officer (from April 23, 2012)	2012	831,781	1,910,000	(5)	9,377,997		Annual: Long-term: Total:	591,025 n/a 0	44,020	180,139	12,934,962

Andrea Jung Former Chairman; Chief Executive Officer (through April 22, 2012 as CEO and December 31, 2012 as Executive Chairman)	2012	1,116,096			5,104,671		Annual: Long-term: Total:	0 — 0	0	209,134	6,429,901
	2011	1,375,000			4,811,998		Annual: Long-term: Total:	0 — 0	3,723,794	218,946	10,129,738
	2010	1,375,000				2,956,685	Annual: Long-term: Total:	0 5,362,500 5,362,500	3,282,731	201,687	13,178,603
Kimberly Ross Executive Vice President and Chief Financial Officer	2012	750,000	165,540	(6)	1,280,412		Annual: Long-term: Total:	391,500 — 0	58,654	204,912	2,851,018
	2011	69,863	922,708		3,525,000		Annual: Long-term: Total:	n/a n/a 0		156,436	4,674,007

Fernando Acosta Senior Vice President and President, Latin America	2012	675,000			1,002,480		Annual: Long-term: Total:	378,540 0 0	54,174	401,136	2,511,330
	2011	57,329	870,000		1,350,002		Annual: Long-term: Total:	n/a n/a 0		218,419	2,495,750

Donagh Herlihy Senior Vice President and Chief Information Officer	2012	580,767			1,485,144		Annual: Long-term: Total:	170,267 0 0	72,677	55,151	2,364,006
	2011	510,000	3,691		1,548,103		Annual: Long-term: Total:	— 0 0	36,875	39,560	2,138,229

John Owen Senior Vice President, Global Supply Chain	2012	561,795			1,485,144		Annual: Long-term: Total:	177,361 0 0	120,178	51,063	2,395,541
	2011	550,000			770,006		Annual: Long-term: Total:	— 0 0	579,043	45,906	1,944,955
	2010	544,521			931,800	451,566	Annual: Long-term: Total:	283,967 826,203 1,110,170	509,153	48,149	3,595,359

Charles M. Herington Former Executive Vice President, Developing Market Group (through August 31, 2012)	2012	496,027			1,345,656		Annual: Long-term: Total:	77,911 0 0	26,314	586,856	2,532,764
	2011	725,000			1,268,495		Annual: Long-term: Total:	— 0 0	126,416	49,467	2,169,378
	2010	725,000				831,453	Annual: Long-term: Total:	326,250 1,197,083 1,523,333	123,219	46,782	3,249,787

(1)	For Ms. McCoy, 2012 stock awards consist of performance-based restricted stock units (“Performance RSUs”) with a grant date fair value of $5,039,997 and service-based restricted stock units (“Service-based RSUs”) with a grant date fair value of $4,338,000. For each of the other named executive officers, 2012 stock awards consist of Performance RSUs. The aggregate grant date fair value of the awards was determined in accordance with FASB ASC Topic 718 and reflects the closing price of our common stock on the date of grant. For Performance RSUs, which are tied to the achievement of performance goals during the 2012-2014 performance period, the amounts reported are based on the probable outcome of relevant performance conditions as of the grant or modification date, as applicable. See also Note 10 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2012 for a description of our share-based awards. The maximum value of the award assuming the highest level of performance conditions achieved would be $10,079,993 for Ms. McCoy, $10,209,342 for Ms. Jung, $2,560,824 for Ms. Ross, $2,004,960 for Mr. Acosta, $2,970,288 for Mr. Herlihy, $2,970,288 for Mr. Owen, and $2,691,312 for Mr. Herington. Mr. Owen’s 2012 Performance RSUs will be pro-rated in connection with his separation from the Company on August 31, 2013 and will be settled in 2015, assuming the applicable performance measures have been satisfied. Mr. Herington forfeited his 2012 Performance RSUs in connection with his separation from the Company.

Other than for Ms. McCoy who joined the Company in April 2012, the 2012 amounts include the incremental fair value as of March 30, 2012, the date on which their awards were modified several weeks after the original grant date of March 8, 2012. The modification related to the decrease of the operating profit target to provide for a payout opportunity at 100% of the target in light of updated financial forecasts.

(2)	This column includes the amounts earned under the 2012 annual incentive program under the Executive Incentive Plan (“EIP”). Pursuant to the terms of the EIP and his agreement with the Company, the target annual incentive award for Mr. Herington is prorated as of August 31, 2012. No amounts were earned under the 2011-2012 transition cash incentive program.

(3)	This column for 2012 includes the change in pension value reported, which is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under our Personal Retirement Account Plan (“PRA”), Benefit Restoration Pension Plan (“BRP”) and Supplemental Executive Retirement Plan (“SERP”), as applicable. See “Pension Benefits” beginning on page 58. No amounts are reported for deferred compensation earnings as the interest rate for the fixed rate fund of our Deferred Compensation Plan was 3.21%, or 120% of the applicable federal long-term interest rate published by the Treasury Department at the time it was set.

(4)	“All Other Compensation” generally includes perquisites, 401(k) match, excess 401(k) match, tax gross-ups and separation payments, which are set forth in the table below for 2012:

Name	Perquisites ($)(a)	401(k) Match ($)	Excess 401(k) Match ($)	Tax Gross-ups ($)(b)	Separation Payments ($)
Ms. McCoy(c)	144,636	6,119	0	29,384	0
Ms. Jung(d)	158,756	11,250	39,128	0	0
Ms. Ross(e)	122,635	8,893	0	73,384	0
Mr. Acosta(f)	263,630	11,175	19,041	107,290	0
Mr. Herlihy(g)	29,157	11,250	14,744	0	0
Mr. Owen(h)	25,863	11,250	13,950	0	0
Mr. Herington(i)	15,183	11,250	11,792	0	548,631

(a)	The amounts disclosed are the actual costs incurred by us. The actual and incremental cost for any complimentary Avon products is nominal.

(b)	This represents tax gross-ups of relocation and related expenses.

(c)	For Ms. McCoy, perquisites include financial planning and tax preparation, car service allowance, executive health exam, temporary housing costs and related expenses in the amount of $40,114, and one-time legal fees in the amount of $79,860 in connection with her hire.

(d)	For Ms. Jung, perquisites include financial planning and tax preparation, auto lease, personal auto and excess liability insurance, home security, executive health exam, monthly parking, and a car service allowance of $96,404.

(e)	For Ms. Ross, perquisites include transportation allowance and costs of $110,635 for relocating her principal residence from The Netherlands to the New York area, including moving and temporary housing costs and related expenses.

(f)	For Mr. Acosta, perquisites include financial planning and tax preparation, transportation allowance, costs of $133,407 for relocating his primary residence from Colombia to the Miami area, including moving and temporary housing costs and related expenses, and transitional dependent education expenses for his children in the amount of $108,223 and related tax gross-up.

(g)	For Mr. Herlihy, perquisites include financial planning and tax preparation, transportation allowance, personal auto and excess liability insurance, home security and executive health exam.

(h)	For Mr. Owen, perquisites include transportation allowance, personal auto and excess liability insurance, and executive health exam.

(i)	For Mr. Herington, perquisites include financial planning and tax preparation, transportation allowance, personal auto and excess liability insurance and home security.

(5)	This represents Ms. McCoy’s sign-on bonus pursuant to the terms of her offer letter.

(6)	This represents the last payment of Ms. Ross’ sign-on bonus and the first payment of a special bonus pursuant to the terms of her offer letter.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Ms. McCoy			1,244,262	2,488,524	(a)
		540,000	2,160,000	4,320,000	(b)
	4/23/2012								200,000	(4)			4,338,000
	4/23/2012					58,091	232,365	464,730					5,039,997
Ms. Jung			2,406,250	4,812,500	(a)
		515,750	2,063,000	4,126,000	(b)
	3/8/2012					65,918	263,671	527,342					5,104,671
Ms. Ross			675,000	1,350,000	(a)
		129,500	518,000	1,036,000	(b)
	3/8/2012					16,534	66,137	132,274					1,280,412
Mr. Acosta			540,000	1,080,000	(a)
		101,250	405,000	810,000	(b)
	3/8/2012					12,945	51,781	103,562					1,002,480
Mr. Herlihy			377,533	755,066	(a)
		150,000	600,000	1,200,000	(b)
	3/8/2012					19,178	76,712	153,424					1,485,144
Mr. Owen			393,262	786,524	(a)
		150,000	600,000	1,200,000	(b)
	3/8/2012					19,178	76,712	153,424					1,485,144
Mr. Herington(5)			670,205	1,340,410	(a)
		136,000	544,000	1,088,000	(b)
	3/8/2012					17,377	69,507	139,014					1,345,656

(1)	Amounts represent possible cash payouts under the following programs under our EIP listed in the order in which they appear above:

(a)	2012 annual incentive program

(b)	2012-2014 long-term incentive program (performance cash portion)

As discussed in the Compensation Discussion and Analysis, the Committee determined to pay annual incentive compensation awards for 2012 based on the attainment of performance goals, although it exercised its discretion to adjust potential awards downward. For the amounts actually paid, refer to the Summary Compensation Table. Pursuant to the terms of the EIP and their arrangements with the Company, the target annual incentive awards that were granted to Ms. Jung and Mr. Herington were prorated as of April 22, 2012 and August 31, 2012, respectively. Ms. McCoy’s target annual incentive award was based on her start date with the Company of April 23, 2012.

Payouts, if any, under the 2012-2014 long-term incentive program will be determined by Committee at the end of the performance period. In addition, such payouts may be pro-rated in the event of retirement, death or permanent disability or involuntary termination of employment without cause before December 31, 2014. For example, Mr. Owen’s long-term incentive award, including his Performance RSUs and performance cash, will be pro-rated as of his separation date on August 31, 2013 and will be paid out only in the event that the applicable performance measures have been satisfied.

(2)	Amounts reflect the Performance RSUs granted under our 2012-2014 long-term incentive program under our 2010 Stock Incentive Plan. Please refer to footnote 1 above and to the “Compensation Discussion and Analysis” for additional information.

(3)	Please refer to Footnote 1 under the Summary Compensation Table for additional information.

(4)	These Service-based RSUs vest in five equal annual installments beginning on the first anniversary of the grant date. Dividend equivalents are paid in cash on these Service-based RSUs annually.

(5)	Mr. Herington’s 2012 long-term incentive award, including his Performance RSUs and performance cash, were forfeited in connection with his separation from the Company.

The material factors necessary for an understanding of the compensation for our named executive officers are described under the “Compensation Discussion and Analysis” section above and the corresponding footnotes to the tables. In addition, each named executive officer who is currently employed has entered into an individual agreement with us that identifies his or her position and generally provides, among other things, for (i) at-will employment, (ii) an annual base salary, (iii) eligibility to receive an annual bonus under our EIP based on an annual target bonus opportunity of a percentage of base salary, and (iv) eligibility to receive long-term incentive awards and perquisites and to participate in benefit plans generally available to our senior executives. Ms. McCoy, Ms. Ross and Mr. Acosta are also entitled to moving and temporary housing costs and related expenses, together with related tax gross ups, under our relocation policies and the terms of their individual agreements. Mr. Acosta is also entitled to transitional dependent education expenses for his children until December 31, 2013 as a temporary benefit provided to assist with his repatriation to the United States from Colombia. Please refer to “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 65 for a description of certain payments and benefits to our named executive officers upon termination of employment or a change of control.

Ms. McCoy

As previously disclosed, in April 2012, we entered into an agreement with Ms. McCoy, which generally provides for the following compensation and benefits:

•	an annual base salary of $1,200,000,

•

an annual cash incentive opportunity with a target award equal to 150% of base salary, subject to individual and business performance goals established by the Committee, and was prorated for 2012 in light of Ms. McCoy’s April 2012 start date with the Company,

•	participation in our three-year long-term incentive program with an annual target award equal to 600% of base salary, subject to achievement of performance goals,

•

sign-on compensation in recognition of Ms. McCoy forfeiting a significant amount of value in unvested equity and other benefits from her prior employer, comprised of: (i) 200,000 restricted stock units vesting ratably over five years, (ii) a deferred cash award of $850,000, vesting and becoming payable on the fifth anniversary of her start date with interest compounded annually at 3.25% and (iii) a sign-on bonus of $1,910,000 subject to repayment if she does not remain in our employ for five years, which obligation ceases at the rate of 20% for each year of employment (provided that in the event of certain qualifying terminations of employment, all of these sign-on compensation awards would become non-forfeitable),

•	benefits under our relocation policy and temporary housing for an initial period of up to six months, and

•

participation in medical, dental, life and disability insurance, 401(k) plan and retirement plans on the same basis as similarly situated senior executives, and certain other perquisites and benefits. For purposes of the personal retirement account plan and Benefit Restoration Plan, Ms. McCoy will be credited with an additional 2% of eligible compensation per year, with accruals thereunder commencing on, and full vesting as of, her start date.

Ms. Jung

Pursuant to the terms of Ms. Jung’s employment agreement, she stepped down as CEO on Ms. McCoy’s start date and was named Executive Chairman. Effective December 31, 2012, Ms. Jung stepped down as Executive Chairman and as a member of the Board of Directors and assumed the role of Senior Advisor to the Board. The Committee and Ms. Jung mutually agreed that she would not receive a 2012 bonus.

As previously disclosed, in connection with her new role as Senior Advisor, Ms. Jung’s employment agreement was amended in October 2012 and generally provides for the following compensation and benefits:

•	an annual base salary of $1,000,000,

•	an annual discretionary cash bonus opportunity with a target award equal to 100% of annual base salary, pro-rated for any partial year of service,

•	a one-time annual incentive cash bonus opportunity with a target award of 175% of her salary as CEO, pro-rated for her service as CEO during 2012,

•

participation in the three-year long-term incentive program with an annual target award equal to 400% of annual base salary beginning after 2012. Any service vesting conditions for such awards shall be satisfied if Ms. Jung continues in our employ through the second anniversary of Ms. McCoy’s start date or if Ms. Jung is terminated by us without cause or terminates for constructive termination or due to death or disability, provided any payout is subject to achievement of performance goals,

•

participation in, to the extent permitted under the terms of, our compensation and benefit programs and policies (other than nonqualified deferred compensation plans) in which similarly situated executives participate, including medical, dental, life and disability insurance, 401(k) plan, severance pay plan, change in control policy, compensation recoupment policy, and perquisites program, and

•

Ms. Jung is deemed to have incurred a “separation from service” as of December 31, 2012 with respect to the SERP and any other vested nonqualified deferred compensation arrangements of the Company (including the Deferred Compensation Plan), and will begin to receive payments under the Company’s SERP in July 2013. See “Pension Benefits” beginning on page 58 for a description of Ms. Jung’s SERP benefit.

Under the terms of Ms. Jung’s amended employment agreement, her transition to the role of Senior Advisor is not be deemed to result in a termination of her employment without cause or a constructive termination (and therefore will not trigger any severance payments to her). Furthermore, her continued service as Senior Advisor will be treated as continued employment services for purposes of her long-term incentive awards.

Mr. Owen

Mr. Owen will separate from the Company pursuant to his separation agreement that was entered into in February 2013. He is staying on in a non-executive officer role for a transition period through August 31, 2013. The separation agreement provides for his compliance with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions. In addition, the separation agreement also provides for 24 months of base salary, pro-rated annual and long-term bonuses in accordance with the terms of the applicable bonus and stock plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time.

Mr. Owen’s stock options will continue to vest and remain exercisable until their expiration at the end of their 10-year term and will continue to be governed by the applicable stock option agreements and the stock incentive plans. A pro-rated portion of his 2011 and 2012 Performance RSUs will vest on August 31, 2013 and will be settled in 2014 and 2015, respectively, provided that the applicable performance measures have been satisfied.

Mr. Herington

Mr. Herington separated from the Company effective as of September 1, 2012 pursuant to his separation agreement that was entered into in July 2012. The separation agreement provides for his compliance with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions. In addition, the separation agreement also provides for 24 months of base salary, pro-rated annual and long-term bonuses in accordance with the terms of the applicable bonus and stock plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time. In consideration for agreeing to an extended non-competition and non-solicitation period, Mr. Herington received a lump-sum cash payment of $300,000.

Mr. Herington’s 2012 long-term incentive awards, comprised of Performance RSUs and performance cash, have been forfeited because his separation occurred prior to January 1, 2013. Mr. Herington’s stock options continue to vest for 24 months through August 31, 2014, with the stock options continuing to be governed by the applicable stock option agreements and the stock incentive plans. At end of the 24 month period, Mr. Herington will have 90 days to exercise his vested options. A pro-rated portion of Mr. Herington’s 2009 Service-based RSUs vested on August 31, 2012 and settled on March 1, 2013. He is also entitled to a pro-rated portion of his 2011 long-term incentive award, comprised of Performance RSUs and performance cash, provided that the applicable performance measures are satisfied. The pro-rated portion of his 2011 Performance RSUs vested on August 31, 2012 and will be settled in 2014, provided that the applicable performance measures have been satisfied.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards as of December 31, 2012 for the named executive officers. All dollar values are based on $14.36, the closing price of our common stock on the New York Stock Exchange on December 31, 2012.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Ms. McCoy								200,000	(1)	2,872,000	58,091	(2)	834,187

Ms. Jung	500,000					26.40	3/13/2013				52,078	(3)	747,840
	500,000					36.42	3/11/2014				65,918	(2)	946,582
	675,000					41.95	3/10/2015
	317,113					30.97	3/31/2016
	267,105					36.77	3/7/2017
	903,756					38.80	3/5/2018
				600,000	(4)	38.80	3/5/2018
	760,369					15.50	3/5/2019
	248,566	124,282	(5)			31.61	3/11/2020

Ms. Ross								101,292	(6)	1,454,553	16,534	(2)	237,428
								53,795	(7)	772,496

Mr. Acosta								79,272	(6)	1,138,346	12,945	(2)	185,890

Mr. Herlihy	82,415					38.80	3/5/2018	30,000	(8)	430,800	7,917	(3)	113,688
	106,175					15.50	3/5/2019				19,178	(2)	275,396
	36,155	18,077	(5)			31.61	3/11/2020

Mr. Owen	34,506					26.40	3/13/2013	30,000	(9)	430,800	8,333	(3)	119,668
	57,592					36.42	3/11/2014				19,178	(2)	275,396
	71,599					41.95	3/10/2015
	36,901					30.97	3/31/2016
	33,218					36.77	3/7/2017
	44,183					38.80	3/5/2018
	77,419					15.50	3/5/2019
	37,963	18,981	(5)			31.61	3/11/2020

Mr. Herington(10)	36,901					30.97	11/29/2014				7,627	(3)	109,534
	38,852					36.77	11/29/2014
	60,751					38.80	11/29/2014
	191,705					15.50	11/29/2014
	69,900	34,949	(5)			31.61	11/29/2014

(1)	Service-based RSUs vest in five equal annual installments beginning on April 23, 2013. Dividend equivalents are paid in cash annually.

(2)	Performance RSUs are tied to the achievement of three-year goals for the fiscal 2012-2014 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2014 and settle on March 8, 2015. Dividend equivalents are not paid on Performance RSUs. In connection with his separation from the Company, a pro-rata portion of Mr. Owen’s Performance RSUs will vest on August 31, 2013 and will settle on March 8, 2015, assuming the performance conditions are satisfied. Mr. Herington forfeited his 2012 Performance RSUs in connection with his separation from the Company.

(3)	Performance RSUs are tied to the achievement of three-year goals for the fiscal 2011-2013 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2013 and settle on March 3, 2014. Dividend equivalents are not paid on Performance RSUs. In connection with his separation from the Company, a pro-rata portion of Mr. Owen’s Performance RSUs will vest on August 31, 2013 and will settle on March 3, 2014, assuming the performance conditions are satisfied. In connection with his separation from the Company, a pro-rata portion of Mr. Herington’s Performance RSUs vested on August 31, 2012 and will settle on March 3, 2014, assuming the performance conditions are satisfied.

(4)	Stock options vest upon our common stock achieving a price of $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018.

(5)	Stock options vested ratably on March 11, 2011, March 11, 2012 and March 11, 2013.

(6)	Service-based RSUs vest 100% on April 6, 2014. Dividend equivalents are not paid on these RSUs.

(7)	Service-based RSUs vest at the rate of 50% each year, of which 50% vested on December 15, 2012 and the remainder will vest on December 15, 2013. Dividend equivalents are paid in cash annually.

(8)	Service-based RSUs vest 100% on March 21, 2014. Dividend equivalents are paid in cash annually.

(9)	Service-based RSUs vest 100% on August 10, 2013. Dividend equivalents are paid in cash annually.

(10)	Mr. Herington’s stock option awards terminate 90 days following the end of his salary continuation period.

Option Exercises and Stock Vested

The following table presents information regarding stock option exercises and the vesting of restricted stock unit awards during 2012 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Ms. McCoy	—	—	—		—
Ms. Jung	—	—	—		—
Ms. Ross	—	—	53,796		756,910
Mr. Acosta	—	—	—		—
Mr. Herlihy	—	—	—		—
Mr. Owen	—	—	—		—
Mr. Herington	—	—	69,294	(1)	1,070,592	(1)

(1)	Consists of 61,667 shares, reflecting the pro-rated portion of Mr. Herington’s Service-based RSUs that vested on August 31, 2012 and settled on March 1, 2013; and 7,627 shares, reflecting a pro-rated portion of the threshold number Performance RSUs that also vested on August 31, 2012 and will be settled in 2014, assuming that the applicable performance measures have been satisfied. If the performance measures are not met, these Performance RSUs will not be settled and therefore, will have no value. Based on our preliminary results, we believe that it is unlikely that Mr. Herington’s Performance RSUs will settle.

Pension Benefits

The following table presents information on our defined benefit pension plans and supplemental executive retirement plans as of December 31, 2012 for each of our named executive officers. No pension benefits were paid to these named executive officers during 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Present Value of Accumulated Benefit at Age 65 ($)(2)
Ms. McCoy	Avon Products, Inc. Personal Retirement Account Plan (“PRA”)(3)	N/A	0	0
	Benefit Restoration Pension Plan (“BRP”)(3)	.75	44,020	44,020

Ms. Jung	PRA(4)	19.000	653,567	479,662
	Supplemental Executive Retirement Plan of Avon Products, Inc. (“SERP”)(5)	19.750	17,131,260	17,131,260

Ms. Ross	PRA(3)	1.167	20,022	20,022
	BRP(3)	1.167	38,632	38,632

Mr. Acosta	PRA(3)	1.083	20,057	20,057
	BRP(3)	1.083	34,117	34,117

Mr. Herlihy	PRA(3)	4.833	92,695	92,695
	BRP(3)	4.833	179,980	179,980

Mr. Owen	PRA(4)	32.583	1,705,125	904,744
	BRP(6)	32.583	3,518,622	2,001,212

Mr. Herington	PRA(3)	6.833	129,690	129,690
	BRP(3)	8.833	353,540	353,540

(1)

The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. Ms. McCoy is not yet a participant in the PRA because she has not completed the one-year eligibility requirement; however she participates in the cash balance formula of the BRP (as adjusted per her offer letter) which has no actuarial reductions for early retirement. Ms. McCoy’s assumed retirement date under the BRP is her normal retirement age of 65. Ms. Jung’s assumed retirement date under the PRA is December 1, 2018, her Rule of 85 retirement date (age plus years of credited service equal to 85 or greater), which is the earliest date on which she may retire and have benefits under the Old Plan benefit formula of the PRA (as described below) without any benefit reduction for payment prior to age 65. Ms. Jung’s amended employment agreement terminates in April 2014. If Ms. Jung were to retire on May 1, 2014 when she is age 55 and commence receiving her PRA benefit then, the PRA amount set forth in the table above would be reduced by 1/12 of 3% for each of the first 60 months by which the date payments begin precedes attainment of age 65 and by 1/12 of 5% for each month in excess of 60 months. Pursuant to her amended employment agreement, Ms. Jung is deemed to have incurred a “separation from service” as of December 31, 2012 for purposes of the SERP. Ms. Jung’s SERP benefit, however, is calculated as if she retired on October 1, 2013, by which date she would have attained age 55 and thus would be eligible for early retirement benefits under the SERP rather than only to a benefit as calculated under the BRP formula. In order to obtain this benefit, however, Ms. Jung must continue in our employ until July 1, 2013 (the “SERP Payment Month”) or be discharged by us without cause or leave for constructive termination reasons prior to the SERP

Payment Month. Ms. Jung thus will be credited with nine months of service, age and pensionable compensation subsequent to her deemed separation date of December 31, 2012 for purposes of calculating her SERP benefit. She will not accrue further benefits under the SERP. Ms. Ross, Mr. Acosta and Mr. Herlihy participate in the cash balance benefit formula of the PRA and the BRP, which has no actuarial reductions for early retirement, and their assumed retirement dates are their normal retirement ages of 65. Mr. Owen, who will separate employment on August 31, 2013, participates in the Old Plan formula under the PRA and the BRP and has an assumed retirement date of November 1, 2011, which is his Rule of 85 retirement date. Mr. Herington, who separated from the Company in 2012, has an assumed retirement date of September 1, 2014 under the PRA and September 1, 2012 under the BRP.

(2)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed normal retirement age of 65.

(3)	The present value of Ms. McCoy’s BRP benefit is equal to the cash balance formula of the BRP as of December 31, 2012, projected to the normal retirement age of 65, based on an interest crediting rate of 5.00% per annum and discounted back to December 31, 2012 at a rate of 3.55% per annum. Her benefit also includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table. As of December 31, 2012, Ms. McCoy is not yet a participant in the PRA because she has not completed the one-year eligibility requirement. For Ms. Ross, Mr. Acosta, Mr. Herlihy and Mr. Herington, the present value of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31, 2012, projected to the normal retirement age of 65, based on an interest crediting rate of 5.00% per annum and discounted back to December 31, 2012 at a rate of 3.55% per annum. On December 31, 2012, the actual cash balance account balances were for Ms. McCoy $37,864 under the BRP; for Ms. Ross $15,715 under the PRA and $30,323 under the BRP; for Mr. Acosta $15,135 under the PRA and $25,744 under the BRP, for Mr. Herlihy; $74,635 under the PRA and $144,915 under the BRP, for Mr. Herington; $109,758 under the PRA and $352,722 under the BRP. Due to the difference between the assumed interest crediting rate of 5.00% and the accounting discount rate of 3.55%, the December 31, 2012 cash balance accounts are less than the amounts disclosed in the table above. As of December 31, 2012, Ms. Ross and Mr. Acosta were not yet vested in the PRA or BRP. Mr. Herington is eligible to begin receiving benefits under the PRA in September 2014 after the end of his salary continuation period and will begin to receive benefits under the BRP in April 2013. The BRP credits Mr. Herington with the additional two years of service that will be earned during his salary continuance period as of his separation from service The value of these two additional years of service under the BRP for Mr. Herington is $0, due to the difference between the assumed interest crediting rate of 5.00% and the accounting discount rate of 3.55%.

All officers will receive their BRP benefits in the form of an 80% lump sum and 20% in 60 consecutive monthly installments. No officer has yet elected the form of payment under the PRA.

(4)

As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung and Mr. Owen are entitled to a benefit under the PRA cash balance benefit formula or the Old Plan benefit formula, whichever is greater. Amounts under the Old Plan benefit formula are presented above because this formula provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefits shown above is equal to the accumulated benefit payable as of the assumed retirement date, based on the PRA benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax-qualified plans through June 30, 2008. Benefit accruals under the Old Plan benefit formula were frozen under the PRA as of June 30, 2008. For Ms. Jung and Mr. Owen, because accrued benefits under the Old Plan benefit formula are frozen as of June 30, 2008, only 14.5 and 28.0833 years of credited service are used, respectively, when calculating the PRA benefit. However, for the limited purpose of attaining early retirement or Rule of 85 retirement under the PRA, all credited service is included and that number is reflected in the table above. The benefit payments under the PRA for Ms. Jung were discounted from the assumed retirement date of December 1, 2018 to December 31, 2012. The present value of benefits has been determined using a discount rate of 3.55%, a lump sum rate of 3.55% and actuarial equivalence rate of 2.30%. The benefit payments for Mr. Owen are assumed to commence immediately since Mr. Owen attained his Rule of 85 Retirement Date on November 1, 2011. Benefits were valued in the form of an 80% lump sum and 20% in 60 consecutive monthly installments. Please note however, neither Ms. Jung or Mr. Owen have elected the form of payment under the PRA.

(5)	The present value of the SERP benefits payable to Ms. Jung is equal to: (i) the SERP benefits calculation minus (ii) the hypothetical PRA benefits. Ms. Jung’s SERP benefit will be calculated as if she was employed on September 18, 2013 when she would attain age 55, with a deemed retirement date of October 1, 2013. She is thus credited with nine months of service, age and pensionable compensation subsequent to her deemed separation date for purposes of calculating her SERP benefit. This benefit will be discounted back to the SERP Payment Month (July 2013) using a 5% interest rate. The present value of the hypothetical PRA benefits is equal to the expected PRA benefit as of October 1, 2013. The hypothetical PRA benefit only credits pay and service accumulated through June 30, 2008 (the PRA freeze date) and is subject to Internal Revenue Code limits for tax-qualified plans. For Ms. Jung, because accrued benefits under the Old Plan benefit formula are frozen as of June 30, 2008, only 14.5 years of credited service are used when calculating the hypothetical PRA benefit. If Ms. Jung had actually retired on December 31, 2012 without the enhanced SERP benefits provided by her amended employment agreement, the present value of her SERP accumulated benefit at age 65 would have been $16,172,361, rather than the amount set forth in the table.

Ms. Jung will receive 80% of her SERP benefit paid as a lump sum and the remaining 20% in five annual installments. The lump sum amount is determined for these purposes based on an interest rate of 1.02% for the first 5 years of payment, 3.71% for the next fifteen years of payments and 4.67% for the remaining payments (required lump sum rates as of the first quarter of 2013) and the applicable Internal Revenue Code mortality table and the installment form of benefit is determined based on an interest rate of 2.88% and the 1994 GAR Unisex mortality table. The present value of these benefits was calculated using the discount rate of 3.55%.

(6)	The present value of the BRP benefits payable to Mr. Owen is equal to the accumulated benefits payable as of the assumed retirement date based on the BRP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits through June 30, 2008, because the BRP “Old Plan” benefit formula was frozen as of June 30, 2008. Mr. Owen has elected to receive his BRP benefit in an 80% lump sum with the remaining 20% payable in five annual installments. The lump sum amount is determined based on an interest rate of 3.55% and the applicable Internal Revenue Code mortality table and the installment form of benefit is determined based on an interest rate of 2.30% and the 1994 GAR Unisex mortality table.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (“PRA”) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service.

The PRA provides two separate benefit accrual formulas. Generally, for employees first employed on or after July 1, 1998 (which includes all of our named executive officers other than Ms. Jung and Mr. Owen), the PRA has a cash balance benefit accrual formula, which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s vesting service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base*	Percentage of Compensation Over Social Security Wage Base*
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%

*	$110,100 in 2012

Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included.

Generally, employees first employed on or before June 30, 1998 (which includes Ms. Jung and Mr. Owen only) are entitled to a benefit under the Old Plan formula if it provides a greater benefit than the cash balance formula. Because the benefits under the Old Plan formula are greater than those provided under the cash balance benefit formula for Ms. Jung and Mr. Owen, they are discussed herein. The Old Plan formula provides a single life (or 50% joint and survivor for married couples) annuity benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of credited service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of credited service. No additional benefits have accrued under the Old Plan formula since June 30, 2008, which means that no compensation earned or credited service performed after June 30, 2008 will be used when calculating the Old Plan benefit. However, credited service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. The Internal Revenue Code Section 415(b) limits in effect on the actual retirement date will be used to limit the benefit, if necessary.

A participant entitled to the Old Plan benefit may retire early after attaining age 55 with 15 years of credited service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of the next 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after his or her age and years of credited service total 85 (Rule of 85), the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the benefit commences prior to age 65. If a participant continues to work after attaining the Rule of 85 date, the early retirement subsidy reduces annually.

A participant must complete three years of service in order to be vested in the PRA benefit (no more than twenty-nine months of service while on disability leave will be included). Participants who are under the cash balance benefit formula may receive the PRA benefit upon request as soon as practicable after termination of employment or at the end of the salary continuation period for those employees receiving severance benefits. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (“BRP”) is a nonqualified defined benefit pension plan available to a select group of management or highly compensated employees whose benefits under tax qualified plans, such as the PRA, are limited by the Internal Revenue Code maximum benefit limit for the PRA. The BRP was established to provide participants in the PRA with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits. Generally, participation in the BRP, like the PRA, begins after one year of service; however, pursuant to her employment agreement, Ms. McCoy’s participation began on her start date with the Company.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply (except for Ms. McCoy), including calculations under the Old Plan and cash balance formula. Pursuant to Ms. McCoy’s employment agreement, the basic credits under the BRP cash balance benefit formula for Ms. McCoy are increased by 2% both above and below the Social Security Taxable Wage base. In addition, the same rules under the PRA regarding calculation for early retirement or Rule of 85 benefits apply for participants in the BRP under the Old Plan formula. As with the PRA, no additional benefits have accrued under the Old Plan formula after June 30, 2008. However, service after June 30, 2008 is credited to determine early retirement eligibility for these frozen Old Plan formula benefits. Generally, a participant must complete three years of service to become 100% vested under the BRP; however, pursuant to her employment agreement, Ms. McCoy is 100% vested.

If a participant receives salary continuation, the salary continuation period is credited to the participant at the time of the termination to match the service crediting rules of the PRA. In addition, if a participant under the Company’s Change in Control Policy is terminated after a change in control, such participant would be credited with an additional two years of service and age at the time of the termination of employment, except for Ms. McCoy who would be credited with three years of service and age, pursuant to her employment agreement. In order to determine the BRP benefit, the hypothetical amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. Benefits are paid from our general assets. The default form of BRP benefit is paid 80% in a lump sum cash payment and 20% in 60 monthly installments. Our named executive officers will receive their benefits in the forms disclosed in Footnotes 3 and 6 above.

Supplemental Executive Retirement Plan of Avon Products, Inc.

The Supplemental Executive Retirement Plan of Avon Products, Inc. (“SERP”) is a nonqualified defined benefit plan that was established in 1982 to provide additional pension benefits for selected senior officers. Participants were selected by the Compensation and Management Development Committee; however, no participants have been added since 2002 and the SERP is now closed to new participants. Ms. Jung is the last remaining active participant in the SERP and her participation is pursuant to the terms of her amended employment agreement.

Pursuant to Ms. Jung’s amended employment agreement, as previously disclosed, Ms. Jung is deemed to have incurred a “separation from service” as of December 31, 2012 with respect to the SERP. However, assuming she remains employed through July 1, 2013, her SERP benefit will be calculated using a deemed retirement date of October 1, 2013. This means that she is credited with an additional nine months of age and service and her earnings in 2013 will be used in calculating the SERP benefit. That benefit is then discounted back to July 1, 2013, as described in Footnote 5 above. Her SERP benefit will be payable as follows: 80% in a lump sum payable in July 2013 and 20% actuarially converted to five annual installments, generally payable over a 5-year period, also beginning in 2013.

Ms. Jung’s SERP benefit will be calculated as follows: (i) the SERP benefits calculation minus (ii) the hypothetical PRA benefits. The SERP benefits calculation is the value of a single life annuity payable at age 65 using the following formula: 2% of her average final compensation multiplied by her years of credited service through her deemed retirement date of October 1, 2013. The additional nine months of age allows her to qualify for the SERP benefit rather than merely the BRP benefit formula and provides for favorable early retirement reduction factors (as described above under the “Avon Products, Inc. Personal Retirement Account Plan”). This calculated benefit then will be further reduced back to July 1, 2013 by using the interest rate on 30-year Treasury securities for November 2012 (but not less than 5%). Her average final compensation under the SERP is the average of the highest three years of the last ten years of credited service and also includes the value of bonuses in excess of 100% of target. The hypothetical PRA benefits also assume an additional nine months of service and nine months of age (for purposes of attainment of early retirement), though her pay and service will no longer be counted after June 30, 2008 (the PRA freeze date). In the event that Ms. Jung terminates her employment as Senior Advisor prior to July 1, 2013 (other than due to a discharge by us without cause or due to a constructive termination), her SERP benefit described above will be calculated using the BRP formula described above (the PRA formula, disregarding Internal Revenue Code limitations, with service and compensation included only through June 30, 2008) using her actual age on December 31, 2012 and excluding bonuses in excess of 100% of target. In general, SERP benefits are subject to forfeiture if Ms. Jung discloses confidential information, or accepts employment by a competitor within three years of termination of employment or is convicted of a crime for fraud or dishonesty involving us. In the event that her SERP benefits are forfeited, Ms. Jung’s benefits will be calculated as if she received benefits under the BRP and the benefit would remain payable as an 80% lump sum and 20% in five annual installments.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan (“DCP”).

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions Last FYE ($)(4)	Aggregate Balance at Last FYE ($)(5)
Ms. McCoy	0	0	0	0	0
Ms. Jung	91,299	39,128	(287,784)	0	8,763,354
Ms. Ross	0	0	0	0	0
Mr. Acosta	41,700	19,041	362	0	42,062
Mr. Herlihy	34,403	14,744	45,755	0	788,994
Mr. Owen	32,550	13,950	24,413	(235,530)	276,124
Mr. Herington	77,306	11,792	28,491	(30,394)	692,755

(1)	Amounts under these columns are included in the Summary Compensation Table.

(2)	Reflects our matching contributions to excess 401(k) plan deferrals.

(3)	There are no amounts in this column that are reported in the Summary Compensation Table. Amounts for Ms. Jung reflect losses attributable to depreciation in the value of her deferred restricted stock units and Avon Stock Unit Fund holdings.

(4)	Distribution during 2012 in accordance with the terms of the DCP and individual’s election.

(5)	The following amounts included in this column have been previously reported in our Summary Compensation Tables in prior years: $6,392,638 for Ms. Jung, $380,490 for Mr. Herlihy, $31,262 for Mr. Owen and $533,119 for Mr. Herington.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our annual incentive plans;

•	Long-Term Incentive Cash Award—all or part of the long-term cash award payable under our long-term incentive plans;

•	Transition Program Awards—all or part of the cash awards payable under our 2011-2012 transition incentive program;

•

Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($250,000 for 2012). In addition, we contribute an amount equal to the match we would have made to the 401(k) Plan if pre-tax participant contributions had been permitted;

•	Performance Restricted Stock Units—all or a portion of vested Performance RSUs; and

•	Restricted Stock Units—all or a portion of vested Service-based RSUs.

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred. For long-term incentive cash awards and Performance RSUs, elections may be made no later than six months before the end of the performance period, assuming the performance results are not yet known.

Investment of Deferred Compensation

Deferred compensation amounts, other than deferrals of Service-based RSUs and Performance RSUs, are hypothetically invested in one or more of three investment choices as selected by the participant:

•

Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. We determine the rate annually, and for 2012, the rate was set at 3.21%, or 120% of the long-term federal rate as of November 2011;

•	Standard & Poor’s 500 Stock Index Fund; and

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Deferrals of vested Performance RSUs and Service-based RSUs are allocated to a restricted stock account and are held as hypothetical shares of Avon stock, with dividends paid annually to participants.

Plan Accounts and Distributions

Each participant may direct the allocation of compensation deferred to (i) a Retirement/Termination Account, which provides for payments after termination of employment, or (ii) up to two In-Service Accounts, which provide for payments during continued employment. Participants are fully vested in their DCP accounts.

Payments under the DCP are made from our general assets. Retirement/Termination Accounts are payable upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected by the named executive officer at the time of the initial deferral election. Distribution election changes for Retirement/Termination Accounts relating to amounts deferred after 2004 will delay payment for at least five years after the original payment date. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected at the time of initial deferral election. In the event of death prior to full distribution of the accounts, the undistributed amount will be paid to the participant’s beneficiary.

Withdrawals relating to amounts deferred prior to 2005 may be made prior to the scheduled distribution date upon a demonstration of financial hardship or at any time subject to a 10% penalty on the amount withdrawn. Withdrawals relating to amounts deferred after 2004 may be made prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency has occurred.

Potential Payments Upon Termination of Employment, Including After a Change in Control

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment, including after a change in control as set forth below. As noted below and further herein, Ms. Jung is deemed to have incurred a “separation from service” as of December 31, 2012 with respect to the SERP and any other vested nonqualified deferred compensation arrangements of the Company. In addition, Mr. Owen is leaving the Company in August 2013 and Mr. Herington left the Company during 2012. Their payments and benefits are described separately.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination

CEO

In the event that we terminate Ms. McCoy’s employment other than for cause or disability, she would generally be entitled to receive substantially the same severance payments and benefits afforded to other senior officers described under “Non-CEO” below, except that, if terminated prior to April 23, 2015, she would be entitled to an amount equal to two times her annual incentive bonus target, immediate vesting of her sign-on Service-based RSUs and payment of her deferred cash sign-on award plus interest at 3.25% compounded annually. Ms. McCoy would also retain her cash sign-on bonus. In addition, she is not yet a participant in the PRA because she has not completed the one-year eligibility requirement; however she participates in the BRP, pursuant to her employment agreement and her cash balance benefit includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table. Ms. McCoy would also be entitled to the same payments and benefits if she terminated her employment for good reason (as defined in her agreement).

Non-CEO

In the event that we terminate any of our currently employed named executive officers’ employment other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for 24 months, except that the first payment (equivalent to seven months at such rate) would not occur until the seventh month following the date of termination, unless certain exceptions permitted by Internal Revenue Code Section 409A apply. Mr. Acosta would retain his cash-sign on bonus unless he leaves voluntarily within two years of his December 2011 start date at the Company.

In the event of involuntary termination without cause, the named executive officers’ stock options would continue to vest and be exercisable during the 24-month salary continuation period. In addition, a pro rata portion of their Service-based RSUs would vest and be settled in accordance with the terms of the individual award agreements. If termination occurs during the year of the grant, all Performance RSUs would be forfeited. If termination is on or after January 1 of the year following the grant, a pro rata portion of their Performance RSUs would vest and settle in accordance with the terms of the individual award agreements, provided that the applicable performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 56.

Other than as described below, a named executive officer who is involuntarily terminated without cause on or after August 1 under the annual incentive program, or January 1 of the year following the grant under the performance cash portion of our long-term incentive program, would be entitled to a prorated award provided that the applicable performance goals have been satisfied. If termination occurred prior to these dates, the awards would be forfeited. Under Ms. Jung’s amended employment agreement, Ms. Jung would be entitled to an annual bonus (if determined to be awarded in the discretion of the Board) and a one-time bonus based upon her prior CEO bonus target and pro-rated for her tenure as CEO in 2012, provided that the applicable performance goals have been satisfied. In addition, Ms. Jung shall be deemed to have satisfied any service-based vesting conditions for her 2012 long-term cash and equity incentive awards, although payment of such awards is subject to the achievement of the performance goals.

The named executive officers’ accrued benefits under the PRA accrue interest credits for additional years of service during his or her salary continuation period and, except for Ms. Jung, they are credited with two additional years of service under the BRP at termination. Ms. Ross and Mr. Acosta would become 100% vested in their PRA and BRP cash balance accounts. Mr. Owen and Ms. Jung accrue service for the limited purpose of attaining a retirement milestone under the Old Plan benefit formula of the PRA.

Each of the named executive officers would also be entitled to continuing coverage under our medical, dental, and life insurance programs during the salary continuation period. Ms. Jung, Mr. Herlihy and Mr. Owen would have continuing coverage under the Supplemental Life Plan (“SLIP”) during the salary continuation period.

In addition, we would generally continue to provide each of our named executive officers with certain of the perquisites he or she currently receives as described in the Summary Compensation Table for the following periods, as applicable: three months of a transportation or car allowance; financial planning and tax preparation services through the end of the calendar year in which his or her salary continuation period ends; home security until the end of his or her annual contract; and an executive health exam for up to three months after termination. Personal auto insurance and excess liability insurance premiums are not provided upon termination of employment.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, would cause forfeiture of the remaining benefits.

Disability

In the event of disability, a named executive officer would be entitled to receive benefits under our disability plan, which provides for 100% of base pay for six months (excluding the first week of disability during which no pay is provided) and 50% of base pay thereafter for the duration of his or her disability until age 65 (or if the disability occurred after age 60, for at least five years, but in no event less than 1 year). In addition, each named executive officer would continue to be covered by our medical, dental, life and accident insurance plans and would continue to be eligible for perquisites. Each named executive officer would continue to accrue service under the PRA, BRP and SERP, as applicable. Ms. Ross and Mr. Acosta would become 100% vested in their PRA and BRP cash balance accounts.

Each named executive officer’s stock options would continue to vest and be exercisable, and all of their Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements. Performance RSUs would be prorated provided that the performance goals have been satisfied, other than for Ms. Jung. See “Outstanding Equity Awards at Fiscal Year-End” on page 56. Under our annual incentive program and performance cash portion of our long-term incentive program, a named executive officer who becomes disabled during the performance period is entitled to a prorated award provided that the performance goals have been satisfied, subject to the discretion of the Committee. Ms. McCoy’s deferred cash sign-on award would immediately vest and be payable at the end of 29 months and would include 29 months of interest at 3.5% compounded annually on April 23rd of each year. Ms. McCoy would retain her cash sign-on bonus. Mr. Acosta would retain his cash sign-on bonus unless he leaves voluntarily within two years of his start date at the Company. Under Ms. Jung’s amended employment agreement, Ms. Jung will be deemed to have satisfied any service-based vesting condition for her 2012 long-term incentive cash and equity awards, although payment of such awards is subject to the achievement of performance goals. Following termination due to disability, Ms. Jung and her dependents may also participate in our medical, dental and life and accident insurance plans for 24 months.

All of our named executive officers who are currently participants in the PRA and BRP would continue to participate in the PRA for up to 29 months while disabled, and our named executive officers (other than Ms. Jung) would also continue to participate in the BRP for up to 29 months while disabled. Ms. McCoy would become 100% vested in her PRA balance; however there would be no additional value as this would offset her BRP benefit. Ms. Ross and Mr. Herlihy would become 100% vested in their PRA and BRP balances. In addition, Ms. Jung and Mr. Herlihy would also be entitled to continuing coverage under our SLIP.

Retirement

In the event of a named executive officer’s retirement, his or her stock options would continue to vest and be exercisable. All retention restricted stock units, which are generally special equity grants made throughout the year, would be forfeited. If retirement is prior to January 1 of the year following the grant, a pro rata portion of his or her time-based, non-retention restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements, while all Performance RSUs would be forfeited. If retirement is after January 1 of the year following the grant, all of his or her time-based, non-retention restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements and a pro rata portion of performance restricted stock units would vest provided that the performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 56. A named executive officer who retires during the applicable fiscal year under the annual incentive program, or January 1 of the year following the grant under the performance cash portion of our long-term incentive program is entitled to a prorated award provided that the applicable performance goals have been satisfied.

Death

In the event of a named executive officer’s death, his or her beneficiary would be entitled to death and life insurance benefits, including benefits under the SLIP for Ms. Jung and Mr. Herlihy. His or her stock options would immediately vest, and all of his or her time-based restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements. Performance restricted stock units would be prorated provided that the performance goals have been satisfied. Under Ms. Jung’s amended employment agreement, Ms. Jung will be deemed to have satisfied any service-based vesting condition for her 2012 long-term incentive cash and equity awards, although payment of such awards is subject to the achievement of performance goals. See “Outstanding Equity Awards at Fiscal Year-End” on page 56. Under our annual incentive program and the performance cash portion of our long-term incentive program, a named executive officer who dies during the performance period is entitled to a prorated award provided that the performance goals have been satisfied. In addition, Ms. McCoy’s deferred cash sign-on award would immediately vest and be payable and she would retain her cash sign-on bonus. Mr. Acosta would retain his cash sign-on bonus unless he leaves voluntarily within two years of his start date at the Company. Ms. Jung’s dependent beneficiaries would also be entitled to receive death benefits payable from the SERP.

Change in Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination

Our Amended and Restated Change in Control Policy has been designed based on competitive practice, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination by a covered executive for good reason within two years after a change in control or one year prior to a change in control, which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, as well as two additional years of service and age credits under our BRP. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for three years, as well as three additional years of service and age credits under our BRP.

“Change in control” is defined generally in the policy as an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In the event of a change in control, the 2010 Stock Incentive Plan provides for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger”, i.e., certain terminations of employment without cause or for good reason within two years after a change in control. If the awards are no longer payable in our stock, and are not assumed or replaced in the change in control transaction, the awards become fully vested and payable upon the change in control. Awards subject to the achievement of performance goals will be fully vested and valued as if the performance goals had been achieved at target. The same provisions are included in the 2013 Stock Incentive Plan described in Proposal 3.

For awards granted under prior stock incentive plans, stock options would immediately vest and restricted stock units would be settled upon a change in control.

Participation by the named executive officers in our long-term cash incentive programs is governed by the EIP, which provides for payments to be made upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination for good reason within two years after a change in control. If a change in control transaction occurs during the first half of the performance period, an award is calculated as if the performance measures had been achieved at target and is prorated, except that Ms. Jung’s 2012 award would not be prorated under her employment agreement. If the double trigger change in control occurs during the second half of the performance period, the award is calculated as if the performance measures had been achieved at target and is not prorated. If the double trigger change in control occurs after the end of the performance period, but before any payments have been made, the earned award is paid as soon as practicable. In addition, the EIP provides that if an award is not continued in accordance with its terms and conditions in effect on the date of a change in control, the award shall be paid promptly in cash, at target, without proration. The same provisions are included in the 2013-2017 Executive Incentive Plan described in Proposal 4.

If we terminate Ms. Jung’s employment during a Potential Change in Control for reasons other than for cause or disability, or if she terminates her employment for reasons of constructive termination, and the Potential Change in Control thereafter became a change in control, Ms. Jung shall be entitled to the change in control benefits set forth above less any payments described under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination; Non-CEO” above. For purposes of determining whether a change in control has occurred following a Potential Change in Control event, however, a change in control has the meaning set forth in our Amended and Restated Change in Control Policy referenced above.

“Potential Change in Control” for the purposes of Ms. Jung’s employment agreement means:

•	the commencement of a tender or exchange offer by any third person for 20% or more of the then outstanding shares of common stock or combined voting power of our then outstanding voting securities;

•	the execution of an agreement by the Company, the consummation of which would result in the occurrence of a change in control;

•

the public announcement by any person (including the Company) of any intention to take or to consider taking actions which if consummated would constitute a change in control other than through a contested election for directors of the Company; or

•	the adoption by our Board of a resolution to the effect that a Potential Change in Control has occurred.

A Potential Change in Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change in Control until the earlier of the first anniversary thereof or the date our Board determines in good faith that such events will not result in the occurrence of a change in control.

None of our named executive officers is entitled to reimbursement or gross-up of any parachute payment excise tax that might be incurred under Section 280G of the Internal Revenue Code as a result of payments made in connection with a change in control.

Other Plans

In the event of termination from the Company, the named executive officers would generally be entitled to receive amounts payable under our pension plans and deferred compensation plans if they are participants in such plans. See “Pension Benefits” beginning on page 58 and “Nonqualified Deferred Compensation” beginning on page 63.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2012 for each of our named executive officers who are continuing in our employ. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this Proxy Statement (including under “Other Plans” above), which are not contingent upon a termination or a change in control. The valuation of equity awards is based upon a stock price of $14.36 on December 31, 2012.

Name	Involuntary or Constructive Termination ($)		Disability ($)(1)	Retirement ($)(2)	Death ($)(3)	Change in Control ($)(4)	Involuntary or Constructive Termination Following a Change of Control($)
Ms. McCoy	9,782,863	(6)	13,951,453	0	3,822,000	0	14,994,056	(7)
Ms. Jung(5)	5,949,998	(6)	10,620,818	0	5,109,982	0	10,812,657	(7)
Ms. Ross	2,220,015	(6)	9,188,543	2,227,049	2,373,087	0	5,776,836	(7)
Mr. Acosta	1,939,605	(6)	7,954,676	1,138,346	1,279,225	0	4,135,805	(7)
Mr. Herlihy	1,511,602	(6)	6,158,150	0	1,030,800	0	3,816,661	(7)

(1)

Assuming continuation of disability payments until age 65 for all named executive officers, the present value of disability payments is $6,205,697 for Ms. McCoy, $5,137,190 for Ms. Jung, $5,787,130 for Ms. Ross, $5,885,707 for Mr. Acosta and $4,222,988 for Mr. Herlihy based on a discount rate of 1.85%. Assuming each of the following named executive officers commences his or her benefit immediately, the present value of the additional pension benefits earned under the PRA and the BRP while on disability for up to 29 months is $350,452 for Ms. McCoy, $149,841 for Ms. Ross, $124,027 for Mr. Acosta and $138,990 for Mr. Herlihy, assuming a discount rate and a lump sum rate of 3.55%. Assuming Ms. Jung commences her benefit immediately, the present value of the additional pension benefits earned under the PRA while on disability for up to 29 months by Ms. Jung is $48,588, assuming a discount rate and a lump sum rate of 3.55%. Ms. Ross’ and Mr. Acosta’s cash balance accounts in the PRA and BRP of $46,038 and $40,879, respectively, would become 100% vested during the disability period and would be payable at the end of the disability period. Ms. McCoy will also be paid $843,930, which is the present value of her deferred cash award. We would pay Ms. Jung the value of two years of medical, dental and travel accident insurance equal to $16,335 and she would continue to be covered under our group life and accidental death insurance plan for two years, which is valued at $563, assuming a discount rate of 3.60%, an annual health care trend rate of 9.50% and a dental trend rate of 5.00%. The value of Service-based RSUs that vest is $2,872,000 for Ms. McCoy, $2,227,049 for Ms. Ross, $1,138,346 for Mr. Acosta, and $430,800 for Mr. Herlihy. The value of Performance RSUs that vest is $2,224,508 for Ms. McCoy, $3,355,142 for Ms. Jung, $633,152 for Ms. Ross, $495,717 for Mr. Acosta and $860,705 for Mr. Herlihy, assuming the performance conditions have been met at target. The value of performance cash that would vest is $1,440,000 for Ms. McCoy,

$2,063,000 for Ms. Jung, $345,333 for Ms. Ross, $270,000 for Mr. Acosta and $504,667 for Mr. Herlihy, assuming that the performance conditions have been met at target. The 2011 Performance RSUs and performance cash would not be settled until March 2014 and the 2012 Performance RSUs and performance cash would not be settled until March 2015, in each case assuming the performance conditions are met.

(2)	The value of Service-based RSUs that would immediately vest is $2,227,049 for Ms. Ross and $1,138,346 for Mr. Acosta.

(3)	Each named executive officer listed above would receive a group life insurance benefit of $100,000. Ms. McCoy’s deferred cash award of $850,000 will also be paid. Ms. Jung would receive a $750,000 supplemental life insurance benefit and Mr. Herlihy would receive a $500,000 supplemental life insurance benefit. Ms. Jung’s beneficiaries and dependent children would receive additional death benefits of $360,438 from the SERP. Ms. Ross’ cash balance benefit in the PRA and BRP of $46,038 and Mr. Acosta’s cash balance benefit in the PRA and BRP of $40,879 would become 100% vested and payable upon death in accordance with the plans. The value of Service-based RSUs that would immediately vest is $2,872,000 for Ms. McCoy, $2,227,049 for Ms. Ross, $1,138,346 for Mr. Acosta, and $430,800 for Mr. Herlihy. For Ms. Jung, the total value of 2012 Performance RSUs and performance cash that would immediately vest is $2,524,210 and $1,375,333, respectively, assuming the performance conditions have been met at target. The 2012 Performance RSUs and performance cash would not be settled/paid until March 2015, assuming the performance conditions are met.

(4)	We have assumed for the purposes of this column that unvested awards under the 2010 Stock Incentive Plan have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control so that they would be paid upon involuntary or constructive termination of employment within two years following a change in control. We have also assumed that unvested long-term performance cash awards under our EIP have been continued in accordance with their terms and conditions upon a change in control so that they would be paid upon involuntary or constructive termination of employment following a change in control but prior to the payment of the award.

(5)	Ms. Jung is deemed to have incurred a “separation from service” as of December 31, 2012 with respect to the SERP and does not accrue further SERP benefits. See “Pension Benefits” beginning on page 58 for the detailed calculation of her SERP benefits, which have a present value of $17,131,260, assuming her continued employment through July 1, 2013.

(6)

We would pay a cash severance amount over a two-year period of $2,400,000 for Ms. McCoy, $2,000,000 for Ms. Jung, $1,500,000 for Ms. Ross, $1,350,000 to Mr. Acosta and $1,200,000 to Mr. Herlihy. Ms. McCoy’s deferred cash award of $850,000 would also be paid and she would receive $3,600,000 in lump sum bonus amounts. The value of continued coverage for a two-year period under our medical and dental plans is $30,567 for Ms. McCoy, $16,335 for Ms. Jung, $20,301 for Ms. Ross, $30,567 for Mr. Acosta and $30,567 for Mr. Herlihy, based on current costs and assuming an annual health care trend rate of 9.50%, an annual dental trend rate of 5.00% and a discount rate of 3.60%. The value of continued coverage under our group life plan for a two year period is $296 for each of these named executive officers, assuming a discount rate of 3.60%. The value of SLIP benefits during the two-year period is $3,217 for Ms. Jung and $1,626 for Mr. Herlihy based on the expected term costs for the face value provided using the RP-2000 mortality table. In addition, Ms. Ross’ and Mr. Acosta’s cash balance accounts in the PRA and BRP of $46,038 and $40,879, respectively, would become 100% vested during the severance period. The value of the perquisites that we would continue to provide is $30,000 for Ms. McCoy, $30,606 for Ms. Jung, $30,000 for Ms. Ross $30,000 for Mr. Acosta, and $27,813 for Mr. Herlihy. The value of the Service-based RSUs that would immediately vest is $2,872,000 for Ms. McCoy, $623,380 for Ms. Ross, $251,300 to Mr. Herlihy, and $487,863 for Mr. Acosta. For Ms. Jung, the total value of 2012 Performance RSUs and performance cash that would immediately vest is $2,524,210 and

$1,375,333, respectively, assuming the performance conditions have been met at target. The 2012 Performance RSUs and performance cash would not be settled/paid until March 2015, assuming the performance conditions are met.

(7)	Ms. McCoy would receive $9,000,000, which consists of 300% of the sum of the target annual bonus and base salary. Ms. McCoy’s deferred cash award of $850,000 would be paid, including 3.25% interest. Ms. Jung, Ms. Ross, Mr. Acosta and Mr. Herlihy would receive payments of $4,000,000, $2,850,000, $2,430,000 and $1,980,000, respectively, which consist of 200% of the sum of the target annual bonus and base salary. These payments would be made in a lump sum except for Ms. Jung who will receive $2,500,000 in a lump sum and the remaining $1,500,000 over an 18-month period beginning in July 2013. Ms. Ross’ and Mr. Acosta’s cash balance accounts in the PRA and BRP of $46,038 and $40,879, respectively, would become 100% vested and payable. The value of continued coverage for a three-year period under our medical and dental plans is $47,091 for Ms. McCoy. The value of continued coverage for a two-year period under our medical and dental plans is $16,335 for Ms. Jung, $20,301 for Ms. Ross, $30,567 for Mr. Acosta, and $30,567 for Mr. Herlihy, based on current costs and assuming an annual health care trend rate of 9.50%, an annual dental trend rate of 5.00% and a discount rate of 3.60%. The value of continued coverage under our group life plan for a three-year period for Ms. McCoy is $457 and for a two year period is $296 for each of the other named executive officers, assuming a discount rate of 3.60%. The value of SLIP benefits during the two-year period is $3,217 for Ms. Jung, and $1,626 for Mr. Herlihy based on the expected term costs for the face value provided using the RP-2000 mortality table. The value of Service-based RSUs that would immediately vest for Ms. McCoy, Ms. Ross, Mr. Acosta and Mr. Herlihy is $2,872,000, $2,227,049, $1,138,346 and $430,800 respectively. The total value of Performance RSUs that would immediately vest is $2,224,508 for Ms. McCoy, $3,355,142 for Ms. Jung, $633,152 for Ms. Ross, $495,717 for Mr. Acosta and $860,705 for Mr. Herlihy and the total value of performance cash that would immediately vest is $687,667 for Ms. Jung, and $104,667 for Mr. Herlihy, in each case assuming that the performance conditions have been satisfied at target. The total value of the 2011-2012 cash Transition Program that would immediately vest is $2,750,000 for Ms. Jung and $408,000 for Mr. Herlihy. The 2011 Performance RSUs and performance cash would not be settled/paid until March 2014 and the 2012 Performance RSUs would not be settled until March 2015, in each case assuming the performance conditions are met.

Former Senior Officers

Mr. Owen

Mr. Owen will separate from the Company on August 31, 2013. His separation agreement provides for his compliance with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions. In addition, it provides for 24 months of base salary in a lump sum, pro-rated annual and long-term cash bonuses in accordance with the terms of the applicable plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time.

Mr. Owen’s stock options will continue to vest and remain exercisable until their expiration at the end of their 10-year term and will continue to be governed by the applicable stock option agreements and the stock incentive plans. A pro-rated portion of his 2011 and 2012 Performance RSUs will vest on August 31, 2015 and will be settled in 2014 and 2015, respectively, provided that the applicable performance measures have been satisfied.

Mr. Owen is fully vested in his PRA and BRP benefits and will receive these benefits in accordance with the terms of the plans. See “Pension Benefits” on page 58 for more information. We will also provide additional 24-months of PRA and six-months of BRP cash balance interest credits. The value of interest accrued for an additional two years of service under the PRA and the BRP is $0 for Mr. Owen since his “Old” Plan benefits are greater than his cash balance as of December 31, 2012. He is entitled to participate in our medical, dental, life insurance and other benefit programs for 24 months from the separation date. The value of the employee benefits as of December 31, 2012 that we will continue to provide under our group life insurance is equal to $296, assuming a discount rate of 3.60% and a trend rate of 9.50%, the value of SLIP benefits is $2,459, based on the expected term costs for the face value provided using the RP-200 mortality table, and medical and dental value of $33,391, based on current costs and assuming an annual health care trend rate of 9.50%, an annual dental trend rate of 5.00% and a discount rate of 3.60%. In the event of Mr. Owen’s death prior to the end of the 24-month salary continuation period, his beneficiary would be eligible for a supplemental life insurance benefit of $500,000 and a group life insurance benefit of $100,000.

In addition, Mr. Owen’s agreement provides for the following perquisites following his separation, none of which is in excess of $25,000 on an annual basis: an executive health examination; his transportation allowance through November 30, 2013; financial planning and tax preparation services through December 31, 2015; and twelve months of outplacement services, with the possibility of twelve one-month extensions, at the Company’s discretion. He is not entitled to any potential payments upon a change in control.

Mr. Owen’s separation agreement governs the terms of his separation from the Company; however, consistent with SEC disclosure rules, we are also providing the estimated incremental payments and benefits that would have been payable to him upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2012, even though such payments will not be payable under the terms of his separation agreement. The approximate amounts that would have been payable to Mr. Owen in connection with the triggering events as of December 31, 2012 are as follows: $1,528,963 upon an involuntary termination of employment or a constructive termination; $4,574,425 upon termination due to disability; $1,030,800 upon termination due to death; and $3,805,000 upon an involuntary termination of employment or a constructive termination following a change in control. He would not have received any payments upon retirement or a change in control. For the applicable assumptions regarding each of these scenarios, please see the footnotes to the Potential Payments Upon Termination or Change in Control Table above.

Mr. Herington

Mr. Herington separated from the Company, effective as of September 1, 2012. His separation agreement provides for his compliance with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions. In addition, it provides for 24 months of base salary, pro-rated annual and long-term cash bonuses in accordance with the terms of the applicable plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time. In consideration for agreeing to an extended non-competition and non-solicitation period, Mr. Herington received a lump-sum cash payment of $300,000.

Mr. Herington’s stock options will continue to vest for 24 months from the separation date through August 31, 2014, with the stock options continuing to be governed by the applicable stock option agreements and the stock incentive plans. At end of the 24 month period, Mr. Herington will have 90 days to exercise his vested options. A pro- rated portion of Mr. Herington’s 2009 Service-based RSUs vested on August 31, 2012 and settled on March 1, 2013. A pro-rated portion of his 2011 Performance RSUs have also vested on August 31, 2012 and will be settled in 2014, provided that the applicable performance measures have been satisfied. Mr. Herington’s 2012 Performance RSUs have been forfeited because his separation occurred prior to January 1, 2013.

Mr. Herington is fully vested in his PRA and BRP benefits and will receive these benefits in accordance with the terms of the plans. See “Pension Benefits” on page 58 for more information. He is also entitled to participate in our medical, dental, life insurance and other benefit programs for 24 months from the separation date. The value of the employee benefits as of December 31, 2012 that we will continue to provide under our group life insurance is equal to $247, assuming a discount rate of 3.60% and a trend rate of 9.50%, the value of SLIP benefits is $1,722, based on the expected term costs for the face value provided using the RP-200 mortality table, and medical and dental value of $25,473, based on current costs and assuming an annual health care trend rate of 9.50%, an annual dental trend rate of 5.00% and a discount rate of 3.60%. We will also provide additional 24-months of PRA and six-months of BRP cash balance interest credits worth $15,579 in total as of December 31, 2012. In the event of Mr. Herington’s death prior the end of the 24-month salary continuation period, his beneficiary would continue to be eligible for a supplemental life insurance benefit of $500,000 and a group life insurance benefit of $100,000.

In addition, Mr. Herington’s agreement provided for the following perquisites, none of which is in excess of $25,000 on an annual basis: an executive health examination during the fourth quarter of 2012, which he did not use; his transportation allowance through November 30, 2012; his home security coverage through the end of his current annual contract in July 18, 2013; financial planning and tax preparation services through December 31, 2014; and twelve months of outplacement services, with the possibility of twelve one-month extensions, at the Company’s discretion. He is not entitled to any potential payments upon a change in control.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the compensation of our named executive officers as described in the Executive Compensation section of this proxy statement. The Compensation Discussion and Analysis, beginning on page 28, describes our executive compensation programs and decisions made by the Compensation and Management Development Committee of the Board of Directors (the “Committee”) in detail.

Our guiding compensation principles are to “pay for performance” and to align named executive officer compensation with shareholder interests over the short- and long-term. The Committee aims to tie a significant portion of each named executive officer’s target compensation to performance against Company goals and individual achievement.

2012 was a challenging year for Avon and one of significant transition. In April 2012, Sheri McCoy was hired as our new Chief Executive Officer and has taken on the difficult task of leading Avon through a turnaround. Since joining the Company, Ms. McCoy has significantly strengthened the senior leadership team—removing a layer of management between herself and the commercial business units, stabilizing senior management in key geographic markets and recruiting strong external talent to lead the global marketing, legal, human resources, supply chain and communications departments.

Although our 2012 financial results were disappointing, our business is showing early signs of stabilization. Progress in the turnaround effort by Ms. McCoy and her leadership team to date includes, for example, taking initial actions on our $400 million cost savings initiative and improving the Company’s cash management, balance sheet and liquidity profile.

From a compensation perspective, it is critical that we align incentive goals with Ms. McCoy’s turnaround efforts while recognizing her need to attract and motivate top talent and meet past commitments. In 2012, over 75% of our named executive officers’ target compensation, on average, was incentive-based and at-risk based on Company or individual performance. The Committee also strives to align the named executive officers’ interests with the long-term interests of our shareholders by granting the majority of total target compensation in the form of long-term incentive awards, which, during 2012 and recent prior years, have consisted primarily of performance-based restricted stock units (“Performance RSUs”) and performance cash awards, and requiring the named executive officers to hold a significant amount of the Company’s common stock within a period of time (six times salary for Ms. McCoy). Furthermore, in the absence of Company performance against pre-established goals over the applicable three-year performance period, none of the Performance RSUs or performance cash awards will vest or pay out.

To align Ms. McCoy’s realizable pay to the Company’s long-term financial performance and to the Company’s stock price, her entire 2012 annual long-term incentive award was delivered in performance-based awards that included 70% Performance RSUs and 30% performance-based cash. In addition, her sign-on equity inducement award to replace forfeited equity from her prior employer was delivered in service-based restricted stock units vesting over a five-year period. As CEO, Ms. McCoy’s 2013 long-term incentive award is 100% performance-based, consisting entirely of Performance RSUs.

In addition, the Committee made key decisions related to 2012 compensation to ensure that pay is aligned with performance and our business and talent strategies:

•	Annual Incentive Program

o	Selected revenue, operating profit and cash flow from operations as the performance metrics for the 2012 annual incentive program in order to focus short-term execution on top-line growth, profit and cash flow generation.

o	Approved payouts to the named executive officers under the 2012 annual incentive program, which averaged 41% of target in light of the below target financial results, while considering the strong individual contributions of certain members of the leadership team toward stabilizing the business.

•	Long-Term Incentive Program

o	Provided no payouts under the 2011-2012 transition incentive cash program because performance targets were not met.

o	Selected revenue and operating profit as the performance metrics for the 2012-2014 long-term incentive program in order to balance top-line growth and profitability over the long term.

o	Granted 2012 long-term incentive awards (including Performance RSUs and performance cash awards) to named executive officers that were 100% performance-based and will pay out from 0% to 200% of target depending on the Company’s three-year financial performance.

•	Developed a competitive pay package for Ms. McCoy which delivers 100% performance-based variable incentives for 2012 (excluding one-time inducement award) and 2013.

•	Enhanced our clawback policy to expand the definition of misconduct and broadly extend the scope of coverage.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board recommends a vote in favor of the following advisory resolution:

RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Although the vote is non-binding, the Committee will review and consider the voting results in connection with our executive compensation program.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3—APPROVAL OF THE AVON PRODUCTS, INC. 2013 STOCK INCENTIVE PLAN

The Board of Directors has approved and recommends the approval of the Avon Products, Inc. 2013 Stock Incentive Plan (the “2013 Plan”). The following is a summary of certain material features of the 2013 Plan, which is qualified in its entirety by reference to the complete terms of the 2013 Plan attached as Appendix A. The closing price of a share of our common stock on the New York Stock Exchange on March 15, 2013 was $20.10. The total number of shares of common stock that may be delivered pursuant to awards granted under the 2013 Plan is 42 million. The 2013 Plan would provide for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”) and other stock-based awards. The terms and conditions of each award, as determined by the Compensation and Management Development Committee (the “Committee”), will be set forth in a written award agreement. Shareholder approval of the 2013 Plan is intended to, among other things, comply with the rules and regulations of the New York Stock Exchange and may permit certain awards, as discussed below, to qualify for deductibility under Section 162(m) of the Code (“Section 162(m)”).

The Committee’s independent compensation consultant, Semler Brossy Consulting Group, provided analysis to the Committee and the Board regarding the number of shares to reserve for issuance pursuant to the 2013 Plan, conducted a general review of the 2013 Plan with respect to current market practices and provided input in updating the applicable performance measures contained in the 2013 Plan. The benefits and amounts that will be received by or allocated to participants under the 2013 Plan are not yet determinable because the types and amounts of awards and selection of participants are discretionary.

Purpose

The purpose of the 2013 Plan is to:

•	Encourage share ownership and align compensation with performance results and shareholder interests;

•	Promote decision-making that is consistent with long-term Company and shareholder goals; and

•	Provide competitive incentive compensation sufficient to attract, retain and motivate key employees and directors of the Company.

The 2013 Plan will serve as a successor to our 2010 Stock Incentive Plan (the “2010 Plan”) and is substantially similar. Key changes from the 2010 Plan include the following:

•	A total of 42 million shares of common stock are available for issuance under the 2013 Plan, subject to certain adjustments set forth in the plan;

•	Includes a set of performance measures and performance measure adjustments that are the same as those set forth in the 2013-2017 Executive Incentive Plan (see Proposal 4);

•

The shares of common stock available for issuance under the 2013 Plan will be reduced by one share for each stock option or SAR granted under the 2013 Plan and by 3.13 shares for each other type of award granted under the 2013 Plan (rather than 2.33 shares under the 2010 Plan);

•	Provides for expanded definition of misconduct in determining the potential forfeiture and recoupment of awards.

Shareholder approval of the 2013 Plan will not affect awards outstanding under the 2010 Plan; however, in the event that our shareholders approve the 2013 Plan, no further awards will be made under the 2010 Plan after approval of the 2013 Plan at the 2013 Annual Meeting (other than 2013 grants to our non-employee directors as part of their annual retainer).

If the 2013 Plan is not approved, the Company will no longer be able to grant equity awards after the date the shares of common stock currently available under the 2010 Plan are exhausted, which we expect would occur prior to our 2014 Annual Meeting. This could have a detrimental effect on the Company’s ability to attract, retain and motivate directors, officers and employees. A key priority for the Company is to continue to build a strong leadership and robust talent pipeline, which includes offering competitive compensation arrangements, including equity awards.

Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Eligible Participants

Key employees and non-employee directors are eligible participants (the “Participants”). A key employee is any person, including an officer, employed by us or any of our subsidiaries who is or is expected to be responsible for the management, growth or protection of some aspect of the business or who makes, or is expected to make, a contribution to the Company or its subsidiaries. Currently, the nine non-employee directors standing for reelection and approximately 650 key employees would potentially be eligible to receive awards under the 2013 Plan. The Committee may grant one or more awards to any Participant designated by it to receive an award.

Burn Rate

The following table sets forth information regarding awards granted, the burn rate for each of the last three years and the average burn rate over the last three years. The burn rate has been calculated as the quotient of (i) the sum of (x) all stock options/SARs granted in such year and (y) Service-based restricted stock units (“Service-based RSUs”), and the target number of performance-based restricted stock units (“Performance RSUs”) granted in such year, divided by (ii) the weighted average number of shares of common stock outstanding at the end of such year.

BURN RATE

(Shares in thousands)

	Year Ended December 31,			3-Year Average
	2012	2011	2010
Options/SARs granted	1,775	1,041	3,316
Service-based RSUs/Performance RSUs granted(1)	3,990	2,335	947
Weighted average shares of common stock outstanding	431,900	430,500	428,800
Burn rate	1.33%	0.78%	0.99%	1.02%
(1)	Includes 200,000 service-based RSUs granted to our Chief Executive Officer in April 2012 as an employment inducement award (the “CEO inducement award”).

Dilution

As of December 31, 2012, our capital structure consists of 431.9 million weighted average shares of common stock outstanding and no shares of preferred stock. The table below represents our potential overhang levels based on our common stock outstanding and our request of 42 million additional shares to be available for awards pursuant to the 2013 Plan. Our Board believes that the increase in shares of common stock under the 2013 Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives, an important component of our overall compensation program.

This conclusion is based, in part, on advice received by Semler Brossy based on an analysis of the equity grant practices of companies within our industry classification and with a market capitalization that is similar to ours.

Potential Overhang with 42 Million Additional Shares:
Equity awards outstanding as of December 31, 2012(1)	32,666,000
Shares available for grant under the 2010 Plan as of December 31, 2012	10,398,308
Additional requested shares	42,000,000

Total Potential Dilution, or Overhang	85,064,308
Potential Dilution as a Percentage of Common Stock Outstanding	19.7%

Notes:

(1)	Excludes the CEO inducement award, which will not be settled under the 2010 Plan. Reflects the target number of Performance RSUs outstanding.

Plan Administration

The 2013 Plan will be administered by the Committee, which is comprised entirely of “outside directors” for purposes of Section 162(m), “non employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” directors for purposes of the rules of the New York Stock Exchange. The Committee will have full and complete authority, in its sole and absolute discretion, (i) exercise all of the powers granted to it under the 2013 Plan to (ii) construe, interpret and implement the 2013 Plan and any related document, (iii) prescribe, amend and rescind rules relating to the 2013 Plan, (iv) make all determinations necessary or advisable in administering the 2013 Plan, and (v) correct any defect, supply any omission and reconcile any inconsistency in the 2013 Plan.

Grants of awards to non-employee directors will be made by the full Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors. With respect to key employees (other than certain senior officers), the Committee may delegate authority to a single member of the Board to select Participants and make grants, subject to terms and conditions determined by the Committee. For example, the Committee typically establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, and has delegated to Ms. McCoy as director the authority to determine the Participants and the number of shares subject to each award.

Available Shares

Subject to certain adjustments set forth in the 2013 Plan, a total of 42 million shares of common stock are available for issuance under the 2013 Plan and shall consist of authorized but unissued shares of common stock or shares held in treasury. No Participant may receive more than 3 million shares in respect of awards in any calendar year or more than 1.5 million shares in respect of stock options and SARs in any calendar year. Non-employee directors may not receive awards with a fair market value in excess of $500,000 in any calendar year, as determined on the grant date. The maximum number of shares under the 2013 Plan that may be made subject to incentive stock options is 10 million. The maximum number of shares, both in total and in respect of any one Participant, will be reduced as follows: (i) for grants of stock options or SARs, by each share subject to such an award and (ii) for grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs), by 3.13 multiplied by each share subject to such an award.

Shares covered by the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any terminated, canceled, expired or forfeited award or portion thereof under the 2013 Plan will be available for issuance under the 2013 Plan as one share if the shares were subject to options or SARs or 3.13 shares if such shares were subject to awards other than options or SARs. Any shares attributable to a portion of any award granted under the 2013 Plan that is settled in cash in lieu of shares will become available again under the 2013 Plan. However, shares that are withheld or delivered for tax withholding or in connection with the payment of the exercise price or net share settlement of a stock option or SAR will not be made available again.

In the event any change in or affecting our outstanding shares of common stock occurs by reason of a stock dividend or split, merger or consolidation, recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or any extraordinary dividend in cash securities or other property, the Board of Directors will make appropriate adjustments to the 2013 Plan and/or to outstanding awards, which may include changes in the number of remaining shares under the 2013 Plan, the number of remaining shares subject to outstanding awards, and the maximum number of shares that may be granted or delivered to any single Participant, and may accelerate the vesting of outstanding awards. Such equitable adjustments as they relate to outstanding awards will be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of common stock, is equal to the intrinsic value of each outstanding award immediately prior to any of the aforementioned changes.

Awards may be granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in which event the assumption or substitution shall be accomplished in a manner permitting the Award to continue to be exempt under Section 409A of the Code.

Awards

The 2013 Plan authorizes grants of a variety of awards described below. The Committee, or the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors with respect to non-employee directors, determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2013 Plan.

Stock Units

•	A stock unit entitles a Participant to receive, at a specified future date, shares of common stock or an amount equal to the fair market value of a specified number of shares of common stock.

•	Stock units may be subject to service or performance conditions.

•	Payments in respect of stock units may be made in shares, cash or a combination of both, in the Committee’s discretion.

•

A Participant may be credited with dividend equivalents, i.e., an amount equal to the cash or stock dividends or other distributions that would be paid on shares covered by an award if such shares were issued and outstanding on the dividend record date.

•	No dividend equivalents are paid on unvested shares subject to performance conditions.

Stock Options/SARs

•	A stock option entitles a Participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Committee may determine.

•	Stock options may be subject to service or performance conditions.

•

A SAR entitles a Participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the Participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Committee may determine.

•

The applicable exercise or grant price may not be less than 100% of the fair market value of the shares at the date of grant, unless granted through the assumption or substitution of awards previously granted to individuals who become employees of the Company through a corporate transaction.

•	Stock options and SARs terminate after ten years from the date of grant.

•

At the time of exercise, the option price must be paid in full in cash or, if the award agreement or award program provides, by delivery of shares or in a cashless exercise through a broker or similar arrangement, depending on the terms of the award.

•	Generally, stock options and SARs vest in three substantially equal annual installments beginning one year from the grant date.

•	Incentive stock options are subject to additional limitations set forth in the 2013 Plan and the Code.

•

Unless otherwise determined by the Committee or provided for in the applicable award agreement or award program, in the event of a Participant’s death, any outstanding stock option or SAR will be exercisable for a period of two years, or until the expiration date of such stock option or SAR, if earlier.

Restricted Stock

•

Restricted stock awards are shares of common stock that are issued to a Participant subject to transfer and other restrictions as the Committee may determine, such as the continued employment of the Participant and, in some instances, performance conditions, and in each case may be forfeited if the prescribed conditions are not met.

•

During the restricted period, shares of restricted stock are non-transferable but have all the attributes of outstanding shares of common stock; however, dividends and any other distributions on the shares may be accumulated, with or without interest, or reinvested in additional shares during the restricted period, depending on the terms of the award.

•	Once shares of restricted stock are no longer subject to forfeiture, the shares and any withheld dividends will be delivered to the Participant.

Dividend Equivalents

•	May be granted in tandem with another award or as a separate award, but may not be granted in connection with stock options/SARs, restricted stock or awards subject to performance conditions.

•

May be paid simultaneously with the Company’s dividend or withheld until the lapsing of any restrictions thereon or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalents relate.

Other types of stock-based awards may also be granted so long as they are consistent with the purpose of the 2013 Plan. Special terms may apply for awards to Participants who are foreign nationals, or who are employed outside of the United States, as the Committee considers necessary or appropriate to accommodate differences in local law, tax policy or custom.

Performance Measures

The Committee may grant stock units that will be paid solely on the attainment of certain performance goals established by the Committee based on the performance criteria set forth in the 2013 Plan. It is intended that awards that are paid based on the achievement of performance goals may be exempt from the $1 million deduction limit on compensation under Section 162(m), but the Committee may elect to provide for non-deductible awards under the 2013 Plan.

Within the first 90 days of a performance period, in order to comply with Section 162(m), the Committee is required to establish the terms and conditions for the payment of awards, including the eligible Participants, the performance measures (and any required adjustments) and the level of achievement of the performance measure that must be satisfied as a condition of payment. The Committee may reduce, but not increase, the amount of an award in its sole discretion. After the end of a performance period, the Committee will certify if the performance measures have been attained.

The performance measures are one or more of the following objective criteria, on a consolidated basis, on the basis of a business unit or other geographically based unit or relative to one or more peer group companies or indices, and can be expressed either in terms of specified levels of, rates of change or relative changes in: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

Performance measures will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to such adjustments that are specified by the Committee within the first 90 days of the performance period for: (i) discontinued operations; (ii) acquisitions and mergers; (iii) divestitures, including exits of markets and/or categories; (iv) cumulative effect of changes in accounting rules and methods and tax laws; (v) impairment or disposal losses; (vi) restructuring costs; (vii) pension expense or contribution in excess of operating budget; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural disaster or catastrophe; (x) currency fluctuations or devaluations; (xi) significant litigation or claim judgments or settlements; (xii) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (xiii) other extraordinary, unusual or nonrecurring events.

Clawback

Awards and shares of stock issued pursuant to the 2013 Plan are subject to forfeiture in the event that a Participant has engaged in misconduct, including (i) a serious violation of our Code of Business Conduct & Ethics or (ii) a violation of law within the scope of employment with the Company. The Board of Directors has adopted an additional clawback policy that applies to incentive awards made to certain Participants, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or misconduct, the Committee is authorized to recover awards.

In addition, in the event a Participant violates noncompetition, nonsolicitation, or nondisclosure obligations specified in an award agreement, all awards and shares issued to the Participant will be forfeited.

Repricings Prohibited

Repricings of stock options and SARs are not permitted. A “repricing” means reducing the exercise price, canceling the award and granting replacement awards at a time when the option or SAR price is less than or equal to the market value of the underlying stock, or repurchasing the award for cash at a time when the price is less than or equal to the market value of the underlying stock.

Change in Control

In the event of a change in control, the 2013 Plan provides for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger,” i.e., upon certain terminations of employment without cause or for good reason within two years after a change in control. “Change in control” is defined generally as an event that would be considered a change in control under Section 409A of the Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In addition, the 2013 Plan provides that unvested awards that are not assumed or otherwise replaced in the change in control become fully vested and paid upon a change in control. Awards subject to the achievement of performance goals will be fully vested and paid as if the performance goals had been achieved at target.

Amendments and Termination

The Board of Directors may at any time amend, suspend or terminate the 2013 Plan. It may not, however, without the approval of shareholders:

•	Increase the number of shares available for awards under the 2013 Plan;

•	Change the class of eligible Participants;

•	Reduce the basis upon which the minimum stock option exercise price is determined;

•	Extend the period within which awards may be granted beyond the tenth anniversary of the date of shareholder approval;

•	Provide for a stock option or SAR exercisable more than ten years from the date of grant;

•	Amend the Plan to eliminate the prohibition on repricing; or

•	Amend the Plan without shareholder approval if shareholder approval is required by applicable law, including Section 162(m).

Under these provisions, shareholder approval would not be required for all possible amendments that might increase the costs of the 2013 Plan. In addition, the Board of Directors may not, without the consent of the person affected, make any amendments that would impair the rights of a Participant other than as provided in the terms of an award, except to the extent provided in the 2013 Plan or in the award agreement or award program.

Term of Plan

The 2013 Plan will terminate on the tenth anniversary of the date that it is approved by shareholders.

Tax Matters

The following is a brief summary of the principal United States federal income tax consequences of awards under the 2013 Plan. This summary is based on the law as in effect on March 15, 2013. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Stock Awards. The tax consequences of stock awards under the 2013 Plan are generally as follows: (i) a recipient of a restricted stock award generally must recognize as ordinary income the value of any shares at the time the restrictions lapse plus the amount of dividends to which the Participant then becomes entitled; although the holder may make a “Section 83(b) election” in which case the value of shares would be taxable at grant at ordinary income tax rates; (ii) a recipient of a stock unit award will generally recognize ordinary income at the time of payment equal to the value of the underlying shares or cash paid; and (iii) a recipient of a stock award generally must recognize as ordinary income the value of the shares at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the Participant recognized ordinary income. If the Participant is an employee, such ordinary income generally would be subject to withholding and employment taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option (i.e., a stock option that is not an incentive stock option) will not result in any immediate tax consequences to the Company or the Participant. Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the exercise price and the fair market value of the shares of common stock acquired at the time of exercise. If the non-qualified stock option were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on how long the shares have been held.

Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the Participant. In addition, a Participant will not recognize ordinary income, and we will not be entitled to any deduction, upon the exercise of an incentive stock option while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). In such event, the excess of the fair market value of the shares acquired over the exercise price will be includible only in the Participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the Participant does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the Participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the Participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the Participant recognizes such ordinary income. A Participant’s stock options otherwise qualifying as incentive stock options would be treated for tax purposes as non-qualified options to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute taxable ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time. If the SAR were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes.

Dividend Equivalents. Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that the Company may be able to deduct at that time, subject to the limitations of Section 162(m).

Withholding. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. Under the 2013 Plan, the amount of withholding to be paid in respect of non-qualified options exercised through the cashless method in which all shares are sold immediately after exercise will be determined by reference to the price at which the shares are sold.

Section 162(m). Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (i.e., the CEO and any of the three other most highly paid executive officers except the CFO) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives pursuant to a Section 162(m) compliant plan, are generally exempt from the $1 million deduction limitation.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on shares of common stock with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the 2013 Plan are intended to be eligible for this exception.

The Board of Directors recommends that you vote FOR the 2013 Stock Incentive Plan.

PROPOSAL 4—APPROVAL OF 2013-2017 EXECUTIVE INCENTIVE PLAN

The Board of Directors has adopted and recommends to shareholders the approval of the Avon Products, Inc. 2013-2017 Executive Incentive Plan (the “EIP”). The following is a summary of certain material features of the EIP, which is qualified in its entirety by reference to the complete terms of the EIP attached as Appendix B.

The Committee’s independent compensation consultant, Semler Brossy Consulting Group, conducted a general review of the EIP with respect to current market practices and provided input in updating the applicable performance measures contained in the EIP.

Purpose

The purpose of the EIP is to:

•	Recruit and retain highly qualified executives and other employees;

•	Provide incentives to those individuals to attain Company goals; and

•	Provide those individuals with incentive compensation based on Company performance in order to enhance shareholder value.

The EIP Plan will serve as a successor to our Executive Incentive Plan, which was approved by shareholders in 2008 and expired at the end of 2012 (the “Former Plan”) and is substantially similar. Key changes from the Former Plan include the following:

•	Provides for awards to be granted through and including the Company’s 2017 fiscal year;

•	Includes a revised set of performance measures and performance measure adjustments; and

•	Provides for expanded definition of misconduct in determining the potential forfeiture and recoupment of awards.

The EIP provides for annual incentive awards covering one fiscal year and long-term incentive awards covering a period of at least two fiscal years. The EIP is intended to provide performance-based compensation that may be exempt from the $1 million deduction limit on executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Under Section 162(m), the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these is discussed below. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to seek shareholder approval of the EIP in view of the tax provisions under Section 162(m) and the EIP’s intent to enhance shareholder value through performance-based compensation opportunities to executives. Even if the EIP is not approved by shareholders, the Compensation and Management Development Committee (the “Committee”) will nevertheless retain the authority to grant annual cash incentive awards that do not qualify as performance-based compensation under Section 162(m).

Eligible Participants

The Chief Executive Officer and each other employee who is at or above the level of Senior Vice President or considered a Section 16 officer for purposes of the Securities Exchange Act of 1934, as amended, and whom the Committee selects for participation, is eligible to participate under the EIP

(the “Participants”). Approximately twelve employees are currently eligible to participate under the EIP. This is the same class of employees who were eligible under the Former Plan. Non-employee directors are not eligible Participants.

Plan Administration

The EIP will be administered by the Committee, which is comprised entirely of “outside directors” for purposes of Section 162(m), “non employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” directors for purposes of the rules of the New York Stock Exchange. The Committee determines the recipients and amount of awards under the EIP. The Committee also has the authority to interpret the EIP and make all determinations under the EIP.

Performance Measures

Within the first 90 days of a performance period, in order to comply with Section 162(m), the Committee is required to establish the terms and conditions for the payment of awards, including the eligible Participants, the performance measures (and any required adjustments), the length of the performance period, the formula for calculating the amount of the awards for each Participant and, with respect to long-term incentive awards, the extent to which a Participant will have the right to receive an award following a Participant’s separation from service with the Company due to involuntary termination, retirement, death or disability and the formula for calculating the amount of such awards that may be payable in connection with a change in control. Performance measures may differ from Participant to Participant and from award to award. The Committee may reduce, but not increase, the amount of an award in its sole discretion and to take into account any factors as the Committee deems appropriate, including subjective factors and individual performance of a Participant. After the end of a performance period, the Committee will certify if the performance measures have been attained and, if so, determine the amount of the awards to be paid to each Participant in accordance with the terms of the Plan.

Payments under the EIP will be based on the attainment of certain performance measures established by the Committee. The performance measures are one or more of the following objective criteria, on a consolidated basis, on the basis of a business unit or other geographically based unit or relative to one or more peer group companies or indices, and which can be expressed either in terms of specified levels of, rates of change or relative changes in: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

Performance measures will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to such adjustments that are specified by the Committee within the first 90 days of the performance period for: (i) discontinued operations; (ii) acquisitions and mergers; (iii) divestitures, including exits of markets and/or categories; (iv) cumulative effect of changes in accounting rules and methods and tax laws; (v) impairment or disposal losses; (vi) restructuring costs; (vii) pension expense or contribution in excess of operating budget; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural disaster or catastrophe; (x) currency fluctuations or devaluations; (xi) significant litigation or claim judgments or settlements; (xii) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (xiii) other extraordinary, unusual or nonrecurring events.

Awards

The EIP provides for annual incentive awards covering one fiscal year and long-term incentive awards covering a period of at least two fiscal years. The maximum cash payment that can be made to any one Participant under the annual award portion of the EIP is $6,000,000 and the maximum cash payment that may be made to a Participant for each long-term performance period may not exceed $19,000,000, which are the same limits as under the Former Plan. The Committee is permitted to exercise negative discretion to reduce, but not increase, the amount of any Participant’s award under the EIP based on any factors that the Committee determines to be appropriate, including subjective factors and individual performance.

Awards may be made in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards will be issued pursuant to and be subject to the terms and conditions of our 2010 Stock Incentive Plan, or any successor plan (such as the 2013 Stock Incentive Plan described in Proposal 3), including any such applicable share limits set forth in such plans.

A Participant must generally remain employed through the end of the performance period in order to receive an award. For annual awards, a Participant who separates from service on or after August 1 due to an involuntary termination without cause, death, disability or retirement during the year may be paid a prorated annual incentive award, provided that the performance measures have been achieved. For long-term incentive awards, the Committee may provide at the time of grant that a Participant may be entitled to a prorated portion of the long-term incentive award if the Participant separates from service due to involuntary termination without cause, death, disability or retirement prior to the end of the performance period, provided that the performance measures have been achieved.

New Plan Benefits

The following New Plan Benefits table lists (i) each named executive officer, (ii) all of our named executive officers and current executive officers as a group, and (iii) all other current employees who are not executive officers as a group, indicating the threshold, target and maximum amount of the 2013 annual incentive awards that have been approved by the Committee under the EIP for each of the foregoing, subject to shareholder approval of the EIP:

Name	Threshold ($)	Target ($)	Maximum ($)
Sheri McCoy	0	1,800,000	3,600,000
Andrea Jung*	0	0	0
Kimberly Ross	0	692,938	1,385,876
Fernando Acosta	0	565,512	1,131,024
Donagh Herlihy	0	390,000	780,000
John Owen	0	263,305	526,610
Charles M. Herington*	0	0	0
NEOs & Current Executive Officers As a Group (14 people)	0	6,464,459	12,928,917
All Eligible Non-Executive Officer Employees As a Group (0 people)	—	—	—

*	These individuals are not covered by the EIP. Ms. Jung is eligible for an annual cash bonus pursuant to her amended employment agreement.

Clawback

Awards are subject to forfeiture or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of our Code of Business Conduct & Ethics or (ii) a violation of law within the scope of employment with the Company.

The Board of Directors has adopted an additional clawback policy that applies to incentive awards made to certain Participants, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or misconduct, the Committee is authorized to recover awards.

Change in Control

In the event of a change in control, the EIP provides for payments of long-term incentive awards to be made upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination for good reason, or in the discretion of the Committee upon a death, disability or retirement, in each case, prior to the date a long-term incentive award is paid. In the event such termination following a change in control occurs during the first half of the long-term performance period, the award is calculated as if it had been achieved at target but prorated based on the period of service during the performance period. If termination occurs on or after the first half of the performance period, the award is calculated as if it had been achieved at target and not prorated. In the event such termination following a change in control occurs after the end of the performance period, the award will be calculated as determined by the Committee.

“Change in control” is defined generally as an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In addition, the EIP provides that if an award is not continued in accordance with its terms and conditions in effect on the date of a change in control, the award shall be paid promptly in cash, at target, without proration. Annual incentive awards are not subject to any change in control provisions.

Amendments and Termination

The Committee may, at any time amend, suspend or terminate the EIP. It may not, however, without the approval of shareholders:

•	Change the class of eligible Participants;

•	Change the business criteria on which the performance goal(s) are based; or

•	Increase the maximum amount that can be paid to an individual upon achievement of performance goal.

Under these provisions, shareholder approval would not be required for all possible amendments that might increase the costs of the EIP. In addition, the Committee may not, without the consent of the person affected, make any amendments that would impair the rights of a Participant other than as provided in the terms of an award. On and after a change in control, the Committee may not amend or terminate any award in a manner that adversely affects such award without the consent of the Participant.

Term of the Plan

If the EIP is approved at the Annual Meeting, it will be effective as of January 1, 2013 and will provide for awards that may be granted under it through and including 2017.

Tax Matters

The following is a brief summary of the principal United States federal income tax consequences of awards under the EIP. This summary is based on the law as in effect on March 15, 2013. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

The $1 million deduction limit on executive compensation under Section 162(m) applies only to compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers, excluding, under current rules, our Chief Financial Officer.

If we comply with the performance-based exception to the $1 million limitation on deductible executive compensation, payments under the EIP will be treated for federal income tax purposes as follows: cash and payments in unrestricted stock to Participants under the EIP will generally be taxable to the employee as ordinary income, and deductible by the Company, in the year payment is made to the employee. Payments made in shares of restricted stock will generally not be taxable to the Participant nor deductible by the Company until any substantial forfeiture restrictions on such shares lapse. If there are no substantial forfeiture restrictions on such shares, then the value of such shares will be taxable to the Participant upon receipt and deductible by the Company at that time. Payment in the form of restricted stock units will be taxable to the Participant at such time as the restricted stock units are paid in cash, stock or other property. The Company will be entitled to deduct the value of the restricted stock units at the same time as the Participant recognizes income. If a Participant defers receipt of the award in compliance with the terms of our Deferred Compensation Plan, the Participant will be subject to tax when payment is made under the Deferred Compensation Plan and the Company will be entitled to a deduction at the time the Participant recognizes income.

The Board of Directors recommends that you vote FOR the 2013-2017 Executive Incentive Plan.

AUDIT COMMITTEE REPORT

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s internal audit function and its independent auditors. The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the annual consolidated financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for 2012 filed with the Securities and Exchange Commission.

Audit Committee
Lawrence A. Weinbach, Chair
W. Don Cornwell
V. Ann Hailey Charles H. Noski

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) began auditing our accounts in 1989. If the appointment of PwC as independent registered public accounting firm for the year 2013 is not ratified by shareholders, the Audit Committee will reconsider its appointment. A member of PwC will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by the principal accountant, PwC, as of and for the fiscal years ended December 31, 2012 and December 31, 2011, respectively, are set forth below.

	2012	2011
	(in millions)
Audit Fees	$9.6	$8.0
Audit-Related Fees	0.6	0.1
Tax Fees	0.1	0.2
All Other Fees	0.0	0.0
Total	$10.3	$8.3

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2012 and December 31, 2011, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2012, audit-related fees included $600,000 of expenses incurred in connection with a subpoena issued by the SEC to PwC to produce certain documents in connection with the Company’s previously announced Foreign Corrupt Practices Act investigations. For fiscal 2012, the amount also represents minimal fees for audits of pension plans and other consultations regarding statutory reporting standards. For fiscal year 2011, the amount represents fees for audits of pension plans, charitable foundations, and other consultations regarding statutory reporting standards.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including tax compliance.

All Other Fees

These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For 2012 and 2011, all other fees were less than $50,000 and represent fees for subscriptions to online accounting reference material.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2013.

PROPOSAL 6—RESOLUTION REQUESTING REPORT ON SUBSTITUTING

SAFER ALTERNATIVES IN PERSONAL CARE PRODUCTS

The Company is informed that The Green Century Equity Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce the following resolution at the Annual Meeting:

Substituting Safer Alternatives in Personal Care Products

Whereas:

Recently, investors have seen an increase in scientific and public concerns surrounding the use of hazardous chemicals in health and beauty products. Some companies are responding to these concerns by moving more quickly than regulators to remove chemicals of concern from products. As a result, proponents contend Avon Corporation faces business and reputational risks and believe inaction could put the company at a competitive disadvantage.

In August 2012, Johnson & Johnson announced it will phase out selected chemicals from its adult and baby products globally because of concerns raised about their links to adverse human health effects. While noting that chemicals in its products satisfy regulatory requirements, Johnson & Johnson took this action following a challenge from the Campaign for Safe Cosmetics, a nongovernmental organization. The Campaign for Safe Cosmetics has publicly challenged Avon to meet or beat Johnson & Johnson’s commitments.

Proponents believe that Avon’s insufficient action on this issue has resulted in consumer concern, unwanted attention, and reputational risks; the Company would benefit from taking proactive steps to identify and phase out potentially harmful chemicals in products when safer substitutes are available. Such precautionary actions would help mitigate those risks and safeguard against potential losses.

A 2011 Deloitte survey found that 57% of people responding said that safety was their number one concern when buying personal care products.

Proponents believe that Avon displays an antagonistic rather than precautionary approach to the safety concerns of consumers and the scientific community when it states on its website, “Avon is aware of claims that certain cosmetic ingredients are harmful …and some of the claims carry alarmist tones. [R]umors … spread quickly and can concern people unnecessarily”.

Therefore be it resolved: Shareholders request the Board of Directors to prepare a report articulating Avon’s policy, above and beyond regulatory requirements, on using safer substitutes as they become available for chemicals that are known or suspected to cause cancer or mutations, harm the reproductive system, affect the endocrine system, accumulate in the body, or persist in the environment. The report, prepared at reasonable cost and omitting proprietary information, should be made available to shareholders by September 2013.

Supporting Statement. Proponents recommend that Avon’s report:

•	describe a proactive approach to substituting safer alternatives—even when science remains uncertain—to respond to the emerging safety concerns;

•	benchmark the company’s policies against emerging best practices of others in the cosmetics and personal care sector;

•	consider adopting a policy that meets or exceeds competitors’ targets in this area; and

•	evaluate the reputational risks of inaction.

Board of Director Statement on Proposal 6

Consumer safety is a top priority at Avon. We are committed to offering safe and effective products in the more than 100 markets in which we do business around the world, and we are proud of our safety record. We are confident in the safety of our products and comply with applicable safety regulations worldwide. Moreover, regulatory compliance is only a starting point. Although cosmetic ingredient restrictions may differ around the world, Avon has a global product safety standard that often exceeds country-specific regulatory requirements.

Only ingredients that can be used safely are used in our products. Every ingredient in every product must undergo a thorough and formal review, and the safety of every product is substantiated before being introduced to consumers. Our multi-disciplinary team of scientists behind the process includes toxicologists, microbiologists and chemists, each of whom are experts in their field.

Notably, Avon scientists regularly review and evaluate any new information regarding the safety of existing ingredients. If we determine through scientific inquiry that an ingredient may no longer be used safely we will discontinue its use.

Policies and position statements on particular ingredients and product safety are publicly available in the Corporate Responsibility Report posted in the Corporate Citizen section of our website.

Therefore, the Board believes that the preparation and publication of a report on this subject by September 2013, as requested in the proposal, is unnecessary, would not provide material additional information to shareholders and would unnecessarily divert the Company’s resources without benefit to them.

The Board of Directors recommends that you vote AGAINST Proposal 6.

SOLICITING MATERIAL

The Compensation and Management Development Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2014 Annual Meeting, you must notify our Corporate Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, after January 2, 2014 and on or before February 1, 2014. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2014 Annual Meeting, your proposal must be received by our Corporate Secretary on or before December 3, 2013. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to our Corporate Secretary.

INFORMATION REQUESTS

If you make a written request to the Investor Relations Department (Attention: Amy Chasen) at Avon Products, Inc., 777 Third Avenue, New York, NY 10017 (telephone number 212-282-5320), we will provide without charge a copy of our Annual Report on Form 10-K for 2012, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2012 is also available without charge on our investor website (www.avoninvestor.com).

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PRODUCTS, INC.

2013 STOCK INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Plan is to: (i) encourage share ownership and align compensation with performance results and shareholder interests, (ii) promote decision-making that is consistent with the long-term goals of the Corporation and its shareholders and (iii) provide competitive incentive compensation sufficient to attract, motivate and retain Key Employees and directors of the Corporation.

Section 2. Definitions.

As used in the Plan, the following terms shall have the respective meanings specified below.

a. “Award” means an award granted pursuant to Section 4.

b. “Award Agreement” means a document described in Section 6 setting forth the terms and conditions applicable to the Award granted to the Participant.

c. “Award Program” means a written program established by the Board of Directors, pursuant to which Awards are awarded under the Plan to non-employee directors under uniform terms, conditions and restrictions set forth in such written program.

d. “Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

e. “Cause” means:

(i) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Corporation, which demand identifies the manner in which the Corporation believes that the Participant has not performed such duties;

(ii) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Corporation, monetarily or otherwise; or

(iii) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Corporation, “Cause” shall have the meaning set forth in such agreement.

f. “Change in Control” means any of the following:

(i) any one person or more than one person acting as a group acquires ownership of shares of the Corporation that, together with the shares of the Corporation held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Corporation, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of shares of the Corporation owned by any one person or persons acting as a group as a result of a transaction in which the Corporation acquires its own shares in exchange for property will be treated as an acquisition of shares of the Corporation by such person or persons for purposes of this clause (i);

(ii) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Corporation having 30% or more of the total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Corporation, the acquisition of additional control of the Corporation by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this definition;

(iii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Corporation shall not be treated as a Change in Control if the assets are transferred to (A) a shareholder of the Corporation immediately before the asset transfer in exchange for or with respect to shares of the Corporation, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Corporation having 50% or more of the total value or total voting power of all outstanding shares of the Corporation or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (C) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (iv), gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Corporation that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Code Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

g. “Change in Control Good Reason” means any of the following:

(i) a material diminution in the Participant’s base compensation;

(ii) a material diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iv) a material diminution in the budget over which the Participant retains authority;

(v) a material change in the geographic location at which the Participant must perform services; or

(vi) any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Participant provides services.

For purposes of this definition, a Participant shall not be deemed to have incurred a termination of employment for a Change in Control Good Reason unless:

(i) the condition constituting a Change in Control Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii) the Participant provides written notice to the Corporation of the existence of the condition constituting a Change in Control Good Reason within ninety (90) days of the initial existence of the condition constituting a Change in Control Good Reason and the Corporation or one of its affiliates is given thirty (30) days to cure such condition.

h. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i. “Committee” means the committee appointed by the Board of Directors to administer the Plan, each member of which must be an “outside director” for purposes of Code Section 162(m), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” for purposes of the rules of the New York Stock Exchange, and which, on the date of initial adoption of the Plan, is the Compensation and Management Development Committee of the Board of Directors; provided that, with respect to Awards to non-employee directors under an Award Program, “Committee” means the Board of Directors or the Nominating and Corporate Governance Committee.

j. “Corporation” means Avon Products, Inc. and any successor thereto.

k. “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

l. “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Subsidiary for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the United States of America who is subject to local disability laws and programs.

m. “Eligible Person” means any Key Employee and any non-employee director of the Corporation.

n. “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

o. “Fair Market Value” means the closing price of a share of Stock on the New York Stock Exchange, Inc. composite tape (or if the Stock is not then traded on the New York Stock Exchange, on the stock exchanges or over-the- counter market on which the Stock is principally trading) on the date of measurement and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided, however, that if the measurement date is a Sunday and the following Monday is a day on which trades occur, the closing price of a share of Stock on such Monday shall be used.

p. “Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

q. “Key Employee” means any person, including an officer, in the employment of the Corporation or a Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or aspect of the business of the Corporation and its Subsidiaries or who makes, or is expected to make, a contribution to the Corporation and its Subsidiaries.

r. “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

s. “Option” means an option to purchase Stock granted pursuant to Section 4a.

t. “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Corporation or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

u. “Participant” means any Eligible Person who has been granted an Award.

v. Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee within the first 90 days of the applicable performance period for (a) discontinued operations; (b) acquisitions and mergers; (c) divestitures, including exits of markets and/or categories; (d) cumulative effect of changes in accounting rules and methods and tax laws; (e) impairment or disposal losses; (f) restructuring costs; (g) pension expense or contribution in excess of operating budget; (h) business losses from economic, political and legal changes; (i) retained and uninsured losses from natural disaster or catastrophe; (j) currency fluctuations or devaluations; (k) significant litigation or claim judgments or settlements; (l) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (m) other extraordinary, unusual or nonrecurring events (the “Performance Measure Adjustments”)

w. “Plan” means this 2013 Stock Incentive Plan as adopted by the Corporation and in effect from time to time.

x. “Restricted Stock” means an Award granted pursuant to Section 4c.

y. Retirement” means a Participant’s Separation from Service with the Corporation or a Subsidiary on or after (i) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Corporation or a Subsidiary; (ii) the Participant’s attainment of his 60th birthday and the completion of five years of service with the Company or Subsidiary; (iii) the Participant’s 65th birthday; or (iv) the date the Participant is eligible for early or normal retirement under any retirement plan of the Corporation or a Subsidiary that applies to such Participant. Subject to the approval of the Committee, a different definition of Retirement may be applicable to a Participant employed outside of the United States of America who is subject to local retirement laws and programs.

z. “SAR” means a stock appreciation right granted pursuant to Section 4b.

aa. “Separation from Service” has the meaning set forth in Code Section 409A.

bb. “Stock” means shares of common stock, par value $.25 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

cc. “Stock Units” means an Award granted pursuant to Section 4d.

dd. “Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity; and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan. Notwithstanding the foregoing, with respect to an Award that is subject to the rules of Code Section 409A, for purposes of determining whether an Eligible Person has had a Separation from Service under Section 10f, a Subsidiary means any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

Section 3. Eligibility.

The Committee may grant one or more Awards to any Eligible Person designated by it to receive an Award.

Section 4. Awards.

The Committee may grant any one or more of the following types of Awards, and any such Award may be granted singly, in combination or in tandem:

a. Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine, including any Performance Measures that must be satisfied as a condition to vesting or payment, consistent with the provisions of the Plan, including the following:

(i) The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the Option to be exempt from Code Section 409A). No Option may be exercisable more than 10 years after the date the Option is granted.

(ii) The exercise price of an Option shall be paid in full upon exercise in any form or manner authorized by the Committee in an Award Agreement or Award Program, including, but not limited to, cash or, if the Award Agreement or Award Program provides, (A) by delivery to the Corporation of shares of Stock held by the Participant for at least six months (which may include an attestation of ownership of such shares of Stock); or (B) in a cashless exercise through a broker, by withholding shares of Stock for which the Option is exercisable valued at the Fair Market Value on the date of exercise or similar arrangement. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.

(iii) No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv) Incentive Stock Options shall be subject to the following additional provisions:

A. No grant of Incentive Stock Options to any one Eligible Person shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of any Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options which have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and which are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

B. No Incentive Stock Option may be granted to an Eligible Person who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

C. Incentive Stock Options granted to an Eligible Person who is an Over 10% Owner shall have an exercise price that is at least 110% of the Fair Market Value on the date the Option is granted and shall not be exercisable more than 5 years after the date the Incentive Stock Options are granted.

(v) Notwithstanding anything to the contrary in this Section 4a, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(vi) Unless otherwise determined by the Committee or provided for in the Award Agreement or Award Program, if a Participant’s Separation from Service with the Corporation or a Subsidiary occurs by reason of: (A) such Participant’s death, any Option or SAR granted to such Participant shall become immediately exercisable and nonforfeitable (whether or not the Option or SAR was exercisable in accordance with its terms) and shall continue to be exercisable for a period of two years from the date of such Separation from Service or until the expiration of the stated term of such Option or SAR, whichever period is shorter; and (B) such Participant’s Disability or Retirement, any Option or SAR granted to such Participant shall vest in accordance with the terms set forth in any Award Agreement or Award Program and shall be exercisable in accordance with its provisions.

b. Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR determined by the Committee. The grant price of a SAR shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A). SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. To the extent an Option is exercised in whole or in part, any tandem SAR granted in conjunction with such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a tandem SAR is exercised in whole or in part, the Option (or part thereof) in conjunction with which such tandem SAR was granted shall terminate and cease to be exercisable. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as provided in the Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine. No SAR may be exercisable more than 10 years after the date the SAR is granted. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the SARs, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition vesting or payment.

c. Restricted Stock.

(i) Restricted Stock is an Award of Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the Restricted Stock, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition to vesting or payment. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

(ii) Unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all shares of Restricted Stock shall be forfeited by the Participant.

d. Stock Units.

(i) A Stock Unit is an Award that entitles the Participant to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors consistent with the provisions of this Plan which shall govern the Stock Units; including, at the discretion of the Committee and within the first ninety (90) days of the performance period selected by the Committee, any Performance Measures and the level of achievement thereof that must be satisfied as a condition to payment. The Committee shall also establish within such time the Participants to receive such performance Stock Units, any Performance Measures adjustments, the specified level of the Performance Measures to be achieved, and the conditions for nonforfeitability of the Award. Any newly-hired Participant granted performance restricted stock units after the first ninety (90) days of a performance period shall be eligible to receive a prorated Award reflecting participation for a prorata portion of the performance period. The Committee must certify, at the end of the performance period, if the Performance Measures have been attained. The Committee may reduce, but not increase, the payment of any Award based on the achievement of Performance Measures. Stock Units containing Performance Measures or other restrictions, including but not limited to the continued employment or service of the Participant with the Corporation or a Subsidiary during a restricted period set forth in an Award Agreement, may be designated as Restricted Stock Units.

(ii) Payment in respect of Stock Units may be made by the Corporation in cash, in Stock valued at Fair Market Value on the date of settlement or partly in cash and partly in Stock, as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(iii) Unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all Restricted Stock Units shall be forfeited by the Participant.

e. Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which shares of Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 4c) are or may in the future be acquired. Such other Awards may be granted alone, in addition to or in tandem with any Award of any type granted under the Plan and must be consistent with the purpose of the Plan. At the time of the grant, the Committee shall determine the factors which will govern the Other Stock-Based Awards, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition to payment.

f. Dividend Equivalents. Any Awards (other than Awards of Options, SARs or Restricted Stock) under the Plan may, in the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary. Dividend equivalents shall not be paid with respect to forfeitable Stock Units or Other Stock Awards subject to Performance Measures, but may be accumulated and paid upon payment of the vested Stock Units or Other Stock Awards subject to Performance Measures.

g. Treatment of Awards upon Separation from Service. Any Award held by a Participant who has incurred a Separation from Service with the Corporation or a Subsidiary may be cancelled, accelerated, paid or continued, as provided in the Plan or the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Separation from Service or such other factors as the Committee determines are relevant to its decision to continue the Award.

h. Clawback/Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Award Agreement or Award Program, in the event that the Committee determines that a Participant violated a noncompetition, nondisclosure or nonsolicitation agreement as set forth in the Award Agreement or Award Program, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited. In addition, Awards and shares of Stock issued pursuant to the Plan are also subject to forfeiture and/or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of the Corporation’s Code of Business Conduct & Ethics or (ii) a violation of law within the scope of employment with the Corporation. In all of the above circumstances, the Committee may require the cancellation of outstanding Awards and/or reimbursement of any gains realized on the exercise, settlement, vesting or sale of equity awards held by a Participant, provided, however, that the Corporation shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder; and provided, further, that if the Participant no longer holds shares of Stock issued to such Participant pursuant to the Plan, the Participant shall pay to the Corporation the excess of the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Participant pursuant to the Plan over any consideration paid by the Participant in exchange for such shares of Stock. For those Participants who are subject to the Company’s Compensation Recoupment Policy, Awards and shares of Stock issued to such Participants pursuant to the Plan are also subject to the Compensation Recoupment Policy.

i. Repricings. Repricing of Options and SARs shall not be permitted. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; (C) canceling an Option or SAR at a time when its price is equal to or less than the fair market value of the underlying stock in exchange for another Option, SAR, Restricted Stock or other equity award; and (D) repurchasing for cash an Option or SAR at a time when its price is equal to or less than the fair market value of the underlying stock, unless the change, other action or cancellation, exchange or repurchase occurs in connection with an event set forth in Section 9. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 5. Stock Available under Plan.

a. Subject to the adjustment provisions of Section 9, the total number of shares of Stock that may be made subject to Awards under the Plan is 42,000,000 shares of Stock. For any one Eligible Person in any calendar year, a maximum of 3,000,000 shares may be made subject to Awards in total, and 1,500,000 shares may be made subject to Options or SARs, which limitations shall be applied in a manner consistent with Code Section 162(m). For any one Eligible Person who is a non-employee director, the maximum Fair Market Value of Awards (determined on the grant date) in any calendar year is $500,000. In addition, the maximum number of shares under the Plan that may be made subject to Incentive Stock Options is 10,000,000. However, the maximum numbers of shares, both in total and in respect of any one Eligible Person, shall be reduced as follows: (i) in the case of the grant of an Award of an Option or SAR, by each share of Stock subject to such an Award and (ii) in the case of the grant of an Award payable in Stock other than an Option or SAR by 3.13 multiplied by each share of Stock subject to such an Award.

b. Any shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award granted under the Plan that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall become available again for purposes of the Plan and shall be added back as one share of Stock if such shares of Stock were subject to Options or SARs and as 3.13 shares of Stock if such shares of Stock were subject to Awards other than Options or SARs Any shares of Stock attributable to a portion of any Award granted under the Plan that is settled in cash in lieu of shares of Stock shall become available again for purposes of the Plan. Any shares of Stock delivered to, or withheld by, the Corporation in payment of the exercise price of, or through net share settlement of, an Option or SAR or in respect of taxes required to be withheld by the Corporation upon exercise or settlement of an Option, SAR or other Award, shall not become available again for purposes of the Plan.

c. In the event that the Corporation or its Subsidiaries makes an acquisition or is a party to a merger or consolidation and the Corporation assumes the options or other awards consistent with the purpose of the Plan of the corporation acquired, merged or consolidated which are administered pursuant to the Plan, shares of Stock subject to the assumed options or other awards shall not count as part of the total number of shares of Stock that may be made subject to Awards under the Plan.

Section 6. Award Agreements and Award Programs.

Each Award under the Plan shall be evidenced by an Award Agreement or Award Program. Each Award Agreement or Award Program shall set forth the terms and conditions applicable to the Award, including but not limited to provisions for (i) the time at which the Award becomes exercisable or otherwise becomes nonforfeitable; (ii) the treatment of the Award in the event of the termination of a Participant’s status as an Eligible Person; and (iii) any special provisions applicable in the event of an occurrence of a Change in Control, as determined by the Committee consistent with the provisions of the Plan.

Section 7. Amendment and Termination.

a. The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate Fair Market Value of the shares of Stock subject to Incentive Stock Options first exercisable in any calendar year under Section 4a(iv)(A) to the extent provided in Code Section 422, or any successor provision. It shall not, however, except as otherwise provided in the Plan, without approval of the shareholders of the Corporation, increase the maximum number of shares of Stock available for Awards under the Plan, nor change the class of Eligible Persons, nor reduce the basis upon which the minimum Option exercise price is determined, nor amend Section 4i, nor extend the period within which Awards under the Plan may be granted, nor provide for an Option or SAR that is exercisable more than ten years from the date it is granted, nor otherwise amend the Plan without shareholder approval if shareholder approval is required by applicable law, including under Code Section 162(m). The Board of Directors shall have no power to change the terms of any Award theretofore granted under the Plan so as to impair the rights of a Participant without the consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Plan or in the Award Agreement or Award Program.

b. The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards then in effect.

Section 8. Administration.

a. The Plan and all Awards shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

b. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

c. The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

d. It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be officers or directors of the Corporation subject to Section 16 of the Exchange Act, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act. If any provision of the Plan, any Award Agreement or any Award Program would otherwise frustrate or conflict with the intent expressed in this Section 8d, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as to such officers, directors or Covered Employees, as applicable.

e. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

f. The Committee may delegate to a director of the Corporation the right to designate Key Employees (other than the delegate, Covered Employees and directors and officers of the Corporation subject to Section 16 of the Exchange Act) to be granted Awards and the number of shares of Stock or other amount subject to Awards granted to each such Key Employee, subject to the terms and conditions of the Plan and such other terms and conditions that may be determined by the Committee.

Section 9. Adjustment Provisions.

a.	In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding Awards, Award Agreements and Award Programs and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding Awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding Award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, changes in the number of shares of Stock then remaining subject to the Plan, the number of shares of Stock then remaining subject to Awards of Stock and Stock Units (including Restricted Stock and Restricted Stock Units) or subject to Awards of Options and SARs under the Plan and the Option or SAR exercise price per share of Stock, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.

b.	The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

c.

In the event of a Change in Control, upon an agreement or agreements approved by the Board of Directors with the prospective new owner of the Corporation, or the surviving entity of any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt and assume the Plan and maintain it with respect to all outstanding Awards, adopt outstanding Award Agreements and Award Programs, and continue in effect their respective terms. The adoption and assumption may provide for the substitution of shares of the new owner or surviving entity or its parent company for Stock underlying the Awards; provided, however, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Corporation or the surviving entity of any merger or other business combination or its parent company shall, however, comply with any agreement or agreements to grant new stock-

based awards in substitution for unexercised Awards granted by the Plan; provided, however, that such substituted awards shall have a value not less than the value as of the time of the Change in Control of the Awards that they are replacing.

d.	Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) all Awards that are outstanding continue to be exercisable for, or payable in, Stock or have been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company, and (iii) within two years of such Change in Control a Participant incurs a Separation from Service as provided in Code Section 409A due to (A) death or Disability, (B) the Participant incurring a Change in Control Good Reason, or (C) involuntary Separation from Service by the Corporation other than for Cause, then (w) any Options and SARs, and assumed or substituted awards of options and stock appreciation rights, will become vested and exercisable, (x) all restrictions on Restricted Stock and any assumed or substituted awards of restricted stock will lapse, (y) all Stock Units and other stock-based awards (and assumed or substituted stock unit and other stock-based awards) will become fully vested and shall be paid out on the payment date set forth in the terms thereof, and (z) all Awards and assumed or substituted awards subject to the achievement of Performance Measures will become fully vested and shall be paid out on the payment date set forth in the terms thereof, but the payout shall be calculated as if the applicable Performance Measures had been achieved at target.

e.	Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) Awards that are outstanding have not been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company and Stock is not available into which the Awards may be exercised or for delivery in satisfaction of the Awards, then awards shall be fully vested and paid on the basis of the Fair Market Value of the Stock on the effective date of the Change in Control (the “Cash-out Price”) as follows: (A) for Options, the spread, if any, between the Cash-out Price and the exercise price of the Option multiplied by the number of shares of Stock payable in respect of such Awards, (B) for SARs, the spread, if any between the Cash-out Price and the grant price of the SAR, (C) for Stock Units and other stock-based awards, the Cash-out Price to be paid within 60 days after the Change in Control, and (D) for Awards subject to achievement of Performance Measures, the Cash-out Price to be paid within 60 days after the Change in Control, multiplied by a number of shares of Stock payable in respect of such Awards, which number of shares of Stock shall be calculated as if the applicable Performance Measures had been achieved at target to be paid within 60 days after the Change in Control. Any outstanding Options or SARs with an exercise price that is less than the Fair Market Value of the Stock on the effective date of the Change in Control shall be cancelled.

f.	To the extent that any Award is subject to Code Section 409A and is payable upon a Separation from Service, then, notwithstanding any other provision in the Plan to the contrary, the Award will not be paid to the Participant during the six-month period immediately following the Participant’s Separation from Service if the Participant is then deemed to be a “specified employee” (as that term is defined in Code Section 409A and determined pursuant to procedures and elections made by the Corporation). The Award shall instead be paid, unless another payment date is provided pursuant to other provisions of the Plan, on the first day of the seventh month following such Separation from Service. This Section 9g will cease to be applicable in the event of and following the Participant’s death.

Section 10. Miscellaneous.

a. Transferability. Except as otherwise provided by the Committee, no Award shall be transferable or assignable except (i) by will or by the laws of descent and distribution or (ii) with respect to Non-Qualified Stock Options, pursuant to a domestic relations order or by gift to a family member of the Participant to the extent permitted in the applicable Award Agreement or Award Program, or as approved by the Committee; provided, however, that under no circumstances shall an Award be transferable or assignable for value or consideration to the Participant. During the lifetime of the Participant, an Option shall be exercisable only by the Participant unless it has been transferred pursuant to a domestic relations order or by gift to a family member of the Participant, in which case it shall be exercisable only by such transferee and in accordance with the applicable Award Agreement. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

b. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Corporation and its Subsidiaries hereunder.

d. Unfunded Plan. The Plan shall be unfunded. No provision of the Plan, any Award Agreement or any Award Program shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary.

e. Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement or Award Program applicable to such Award. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f. Rights of Eligible Persons. Status as an Eligible Person shall not be construed as a commitment that any Award shall be made under the Plan to such Eligible Person or to Eligible Persons generally. Nothing contained in the Plan, in any Award Agreement or in any Award Program shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause. A transfer of an Eligible Person from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, duly authorized by the Corporation, shall not be deemed a Separation from Service or other termination of employment or other service.

g. No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. Such actions may include, without limitation, suspension of the vesting or payment relating to any outstanding Awards pending the outcome of an internal or external investigation involving a Participant or any cancellation or recoupment of an Award or shares of Stock pursuant to Section 4h above. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

h. Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 4f or 9, no adjustment to an Award shall be made for dividends or other rights, unless the Award Agreement or the Award Program specifically requires such adjustment.

i. Withholding. The Corporation shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign governments. Whenever the Corporation proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting or payment of any Award of Stock, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any United States federal, state, local or foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting or payment of such Award of Stock. Unless otherwise provided by the Committee, a Participant may pay the withholding tax in cash, or may elect to have the number of shares of Stock such Participant is to receive reduced by the nearest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the exercise or delivery date, is sufficient to satisfy required United States federal, state, local or foreign withholding taxes arising from the exercise or payment of an Award.

j. Foreign Participants. In order to facilitate the making of any Award under the Plan, the Committee may provide for such special terms for Awards to Participants who are nationals and/or tax residents of a jurisdiction other than the United States of America, or who are employed outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom of a jurisdiction outside of the United States of America.

k. Invalidity. If any term or provision contained herein, in any Award Agreement or in any Award Program shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

l. Applicable Law. The Plan, the Award Agreements, the Award Programs and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

m. Compliance with Laws. Notwithstanding anything contained herein, in any Award Agreement or in any Award Program to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation, including but not limited to Code Section 409A. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) or is subject to Code Section 409A, any provision, application or interpretation of the Plan shall be in a manner that complies with Code Section 162(m) or Code Section 409A, as applicable.

n. Effective Date and Term. The Plan shall become effective upon the date the Plan is approved by the shareholders of the Corporation and no Award may be awarded under the Plan after the tenth anniversary of such effective date.

Appendix B

AVON PRODUCTS, INC.

2013-2017

EXECUTIVE INCENTIVE PLAN

I.	INTRODUCTION

1.1. Purpose. The purpose of this Plan is to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain the goals of Avon Products, Inc. (the “Company”) and its Affiliates (as defined below) and to provide incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is intended to ensure that awards payable hereunder are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).

1.2. Description. This Plan is the means by which the Committee shall determine and implement incentive awards for participating employees hereunder.

1.3. Term. This Plan shall be effective as of January 1, 2013 and shall provide for awards that may be granted through and including the 2017 fiscal year of the Company, unless earlier terminated pursuant to Section 7.1.

II.	DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Award” means the award payable with respect to a fiscal year of the Company determined in accordance with Article V hereof.

“Award” means an Annual Incentive Award or Long-Term Incentive Award under the Plan, the payment of which is contingent on the satisfaction of performance goal(s), whether in the form of cash, stock, restricted stock, stock units or other forms of stock-based awards, or any combination thereof, provided that any such stock-based awards shall be issued pursuant to and be subject to the terms and conditions of the Stock Plan, including any applicable share limits set forth therein.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand identifies the manner in which the Company believes that the Participant has not performed such duties;

(b) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; or

(c) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Company, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means any of the following:

(a) any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (a) or clause (b) of this definition. An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (a);

(b) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Company having 30% or more of the total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Company, the acquisition of additional control of the Company by the same person or persons shall not constitute a Change in Control under clause (a) or (b) of this definition;

(c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors prior to the date of such appointment or election; or

(d) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to: (i) a shareholder of the Company immediately before the asset transfer in exchange for or with respect to shares of the Company; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Company having 50% or more of the total value or total voting power of all outstanding shares of the Company; or (iv) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (iii) above; and provided, further, that for purposes of clauses (i), (ii), (iii) and (iv) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (d), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A of the Code. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. If a Participant is a party to an employment agreement with the Company, “Change in Control” shall have the meaning set forth in such agreement.

“Change in Control Good Reason” means any of the following:

(a) a material diminution in the Participant’s base compensation;

(b) a material diminution in the Participant’s authority, duties or responsibilities;

(c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board;

(d) a material diminution in the budget over which the Participant retains authority;

(e) a material change in the geographic location at which the Participant must perform services; or

(f) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Participant provides services.

For purposes of this definition, a Participant shall not be deemed to have incurred a termination of employment for a Change in Control Good Reason unless:

(i) the condition constituting a Change in Control Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii) the Participant provides written notice to the Company of the existence of the condition constituting a Change in Control Good Reason within ninety (90) days of the initial existence of the condition constituting a Change in Control Good Reason and the Company or one of its Affiliates is given thirty (30) days to cure such condition.

“Committee” means the Compensation and Management Development Committee of the Board, which shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“DCP” means the Avon Products, Inc. Deferred Compensation Plan, as in effect and as amended from time to time.

“Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate for the Participant. If no long-term disability plan or policy was maintained on behalf of the Participant, Disability shall mean that condition described in U.S. Internal Revenue Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the United States of America who is subject to local disability laws and programs.

“Long-Term Incentive Award” means the award payable to a Participant with respect to a Long-Term Performance Period as determined pursuant to Article VI.

“Long-Term Performance Period” means a period specified by the Committee during which specified Performance Measure(s) must be attained in order for the Long-Term Incentive Award to be payable for that period. A Long-Term Performance Period shall be expressed in two or more fiscal years of the Company, as established by the Committee during the first 90 days of the Long-Term Performance Period. Performance periods may be concurrent or consecutive.

“Participant” means an employee of the Company who is selected to participate in the Plan by the Committee pursuant to Article IV hereof.

“Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee within the first 90 days of the applicable performance period for (a) discontinued operations; (b) acquisitions and mergers; (c) divestitures, including exits of markets and/or categories; (d) cumulative effect of changes in accounting rules and methods and tax laws; (e) impairment or disposal losses; (f) restructuring costs; (g) pension expense or contribution in excess of operating budget; (h) business losses from economic, political and legal changes; (i) retained and uninsured losses from natural disaster or catastrophe; (j) currency fluctuations or devaluations; (k) significant litigation or claim judgments or settlements; (l) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (m) other extraordinary, unusual or nonrecurring events (the “Performance Measure Adjustments”).

“Plan” means this Avon Products, Inc. 2013-2017 Executive Incentive Plan, as in effect and as amended from time to time.

“Retirement” means a Participant’s Separation from Service with the Company or an Affiliate on or after: (a) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Company or an Affiliate; (b) the Participant’s attainment of his 60th birthday and the completion of five years of service with the Company or an Affiliate; (c) the Participant’s 65th birthday; or (d) the date the Participant is eligible for early or normal retirement under any retirement plan of the Company or its Affiliates that applies to such Participant. Subject to the approval of the Committee, a different definition of Retirement may be applicable to a Participant employed outside of the United States of America who is subject to local retirement laws and programs.

“Separation from Service” means a separation from the service of the Company or an Affiliate within the meaning of Section 409A of the Code.

“Stock Plan” means the Company’s 2010 Stock Incentive Plan (or any successor stock incentive plan approved by the shareholders of the Company), as in effect and as amended from time to time.

III.	ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time to time; provided, however, that the Committee may not delegate the responsibility to (i) make Awards to Participants or (ii) certify the satisfaction of the Performance Measure(s) under Section 5.3 or Section 6.3. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

IV.	PARTICIPATION

The Chief Executive Officer and each other employee of the Company who is at or above the level of Senior Vice President or who is considered a Section 16 person for purposes of the Securities Exchange Act of 1934, as amended, and who the Committee selects for participation in the Plan, shall be eligible to receive Awards under the Plan.

V.	ANNUAL INCENTIVE PROGRAM

5.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall establish the terms and conditions for the payment of Annual Incentive Awards under the Plan, including, without limitation: (i) the eligible Participants under the Plan; (ii) the Performance Measure(s), including any Performance Measure Adjustments; and (iii) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level). Performance Measures may differ from Participant to Participant and from Award to Award. Notwithstanding the foregoing, newly-hired Participants may be included after the first ninety (90) days of each fiscal year of the Company and be eligible to receive a prorated Award reflecting participation for a portion of the fiscal year; provided, however, that such Participants are subject to the same terms and conditions as other Participants, including, for example, the applicable Performance Measure(s).

5.2. Determination of Annual Incentive Award. The Annual Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 5.1. The Committee may reduce, but not increase, the Annual Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the cash amount of the Annual Incentive Award payable to any Participant attributable to a fiscal year exceed $6,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

5.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the fiscal year for which the determination is being made and prior to the payment of any Annual Incentive Award.

5.4. Payment of Annual Incentive Award.

(a) As soon as practicable after the expiration of each fiscal year of the Company, but no later than the end of the following fiscal year, Participants who remained actively employed until the last day of the fiscal year (unless indicated in 5.4(b) below) shall receive the Annual Incentive Award determined in accordance with this Article V, except as otherwise provided in this Section below.

(b) Upon a Participant’s Separation from Service with the Company on or after August 1 due to (i) involuntary termination; (ii) Retirement as defined in (d) only in the definition of “Retirement”

above or, for Participants employed outside of the United States, where applicable, the final sentence of the definition of “Retirement”; (iii) death; or (iv) Disability, such Participant may be entitled to receive a prorated Annual Incentive Award for such fiscal year to be paid during the following fiscal year, provided that the performance goal(s) have been satisfied in accordance with this Article V. Notwithstanding Section 5.4(a) above, a Participant who is involuntarily terminated for Cause prior to the payment of the Annual Incentive Award hereunder shall forfeit such Award.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Annual Incentive Award otherwise payable under this Section 5.4. An election to defer any Annual Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

VI.	LONG-TERM INCENTIVE PROGRAM

6.1. Establishment of Performance Measures, Etc. Within the first ninety (90) days of the Long-Term Performance Period, the Committee shall establish the terms and conditions for the payment of Long-Term Incentive Awards under the Plan, including, without limitation; (i) the eligible Participants under the Plan; (ii) the Performance Measure(s), including any Performance Measure Adjustments; (iii) the duration of the Long-Term Performance Period; (iv) the formula for calculating the amount of such Awards (e.g., the specified level of the Performance Measure(s) and the percentage of each Participant’s Base Compensation that is payable at each such specified level); (v) the extent to which a Participant shall have the right to receive an Award following a Participant’s Separation from Service with the Company due to involuntary termination, Retirement , death or Disability; and (vi) the formula for calculating the amount of such Awards that may be payable in connection with a Change in Control. Performance Measures may differ from Participant to Participant and from Award to Award. Notwithstanding the foregoing, newly-hired Participants may be included after the first ninety (90) days of the Long-Term Performance Period and be eligible to receive a prorated Award reflecting participation for a portion of the fiscal year; provided, however, that such Participants are subject to the same terms and conditions as other Participants, including, for example, the applicable Performance Measure(s).

6.2. Determination of Long-Term Incentive Award. The Long-Term Incentive Award for each Participant shall be determined by applying the formula approved by the Committee pursuant to Section 6.1. The Committee may reduce, but not increase, the Long-Term Incentive Award payable to a Participant in the Committee’s sole discretion and to take into account any factors as the Committee deems appropriate, including the individual performance of a Participant. In no event shall the cash amount of the Long-Term Incentive Award payable to any Participant attributable to a Long-Term Performance Period exceed $19,000,000 (such amount having been established to take into account increases in Base Compensation and inflation during the five-year term of the Plan as set forth in Section 1.3).

6.3. Certification of Achievement of Performance Measures. The Committee shall certify in writing the level of achievement of the Performance Measure(s) as soon as practicable after the end of the Long-Term Performance Period for which the determination is being made and prior to the payment of any Long-Term Incentive Award.

6.4. Payment of Long-Term Incentive Award.

(a) During the fiscal year following the end of each Long-Term Performance Period, Participants who remained actively employed until the last day of the Long-Term Performance Period shall receive the Long-Term Incentive Award determined in accordance with this Article VI, except as otherwise provided in this Section below.

(b) Upon a Participant’s Separation from Service with the Company due to: (i) involuntary termination; (ii) Retirement; (iii) death; (iv) or Disability, such Participant may be entitled to receive a prorated Long-Term Incentive Award for such Long-Term Performance Period as specified by the Committee pursuant to Section 6.1(v) above, payable in the fiscal year following the end of the Long-Term Performance Period, provided that the performance goal(s) have been satisfied in accordance with this Article VI.

(c) A Participant may elect to defer into the DCP the payment of all or a portion of his or her Long-Term Incentive Award otherwise payable under Subsections (a) and (b) of this Section. An election to defer any Long-Term Incentive Award shall be made in accordance with the DCP and Section 409A of the Code. All deferred awards shall be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

(d) Prior to the payment of a Long-Term Incentive Award for any Long-Term Performance Period, if (w) and (x) occurs, where (w) is a Change in Control which occurs prior to the date the Long-Term Incentive Award is paid, and where (x) is a Separation from Service following such Change in Control which either: (y) is a voluntary Separation from Service for a Change in Control Good Reason; or (z) is a Separation from Service that satisfies certain conditions established by the Committee (including, but not limited to Separation from Service by the Company without Cause or a Separation from Service due to Retirement, death or Disability, or another specified type of Separation from Service), then the Participant’s Long-Term Incentive Award will be calculated, and paid, if payable, promptly following the Participant’s Separation from Service for (y) or (z), subject to Section 6.5, and in accordance with (i), (ii) or (iii) below:

(i) If the Separation from Service occurs at any time before the first half of the Long-Term Performance Period, the Long-Term Incentive Award is fully vested and calculated as if the Long-Term Incentive Award had been achieved at target but prorated based on the period of service of the Participant with the Company during the Long-Term Performance Period;

(ii) If the Separation from Service occurs on or after the first half of the Long-Term Performance Period and before the end of such Long-Term Performance Period, the Long-Term Incentive Award is fully vested and calculated as if the Award had been achieved at target, without proration;

(iii) If the Separation from Service occurs after the end of the Long-Term Performance Period but before the payment of the Long-Term Incentive Award, the Committee shall establish the vesting and the calculation method for the Long-Term Incentive Award.

Effective upon a Change in Control, each outstanding Long-Term Incentive Award must be continued in accordance with its terms and conditions in effect on the date of the Change in Control. If the Long-Term Incentive Awards are not so continued, notwithstanding the other provisions of this Section 6.4(d), the Long-Term Incentive Award shall be paid in cash, at target, without proration, promptly following the Change in Control.

6.5. Six-Month Wait under Section 409A. To the extent that an Award is a non-exempt amount payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) upon a Separation from Service (other than death) and if the Participant is a “specified employee” (as that term is defined in Code Section 409A and pursuant to procedures established by the Company) on a Participant’s Separation from Service, then any Annual Incentive Award or Long-Term Incentive Award payable under this Plan will not be paid to the Participant during the six-month period immediately following the Separation from Service. Instead, the Award that would have been payable to the Participant shall be paid on the first day of the seventh month following the Participant’s Separation from Service.

VII.	GENERAL PROVISIONS

7.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant to any Award which has been certified by the Committee pursuant to Section 5.3 or Section 6.3. To the extent necessary or advisable under applicable law, including Section 162(m) of the Code, Plan amendments shall be subject to shareholder approval. All determinations concerning the interpretation and application of this Section 7.1 shall be made by the Committee. On and after a Change in Control, the Committee may not amend or terminate any Award in a manner that adversely affects such Award without the consent of the holder of the Award.

(b) In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

7.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments shall be made to the Participant’s estate.

7.3. Rights Unsecured. The right of any Participant to receive an Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

7.4. Withholding Taxes. The Company shall have the right to deduct from the payment of each Award any federal, state and local taxes required by such laws to be withheld with respect to any payment under the Plan.

7.5. Clawback. Awards issued pursuant to the Plan are subject to forfeiture and/or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of the Corporation’s Code of Business Conduct & Ethics; or (ii) a violation of law within the scope of employment with the Corporation. For those Participants who are subject to the Company’s Compensation Recoupment Policy (the “Policy”), Awards issued to such Participants pursuant to the Plan are also subject to the Compensation Recoupment Policy.

7.6. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. Such actions may include, without limitation, suspension of the vesting or payment relating to any outstanding Awards pending the outcome of an internal or external investigation involving a Participant or any cancellation or recoupment of an Award pursuant to Section 7.5 above. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferrable except that the Company’s obligations hereunder shall become the obligations of a company which acquires all or substantially all of the assets of the Company or any company into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(d) Section 162(m) and Section 409A of the Code. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of the Plan that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable.

(e) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(f) Stock Subject to the Plan. Awards that are made in the form of stock, restricted stock, stock units or other forms of stock-based awards shall be made from the aggregate number of shares authorized to be issued under the terms of the Stock Plan.

(g) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

7.7. Shareholder Approval. This Plan shall be conditioned on the receipt of approval of the Company’s shareholders at the annual meeting of the shareholders held in 2013. In the event that such approval is not obtained, this Plan and all awards under the Plan shall be null and void ab initio and of no force and effect.

Annual Meeting Admission Ticket
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A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - Douglas R. Conant 06 - Sheri S. McCoy	02 - W. Don Cornwell 07 - Ann S. Moore	03 - V. Ann Hailey 08 - Charles H. Noski	04 - Fred Hassan 09 - Gary M. Rodkin	05 - Maria Elena Lagomasino 10 - Paula Stern	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3, 4, and 5.
		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐	3.	Approval of 2013 Stock Incentive Plan.	☐	☐	☐

4.	Approval of 2013 - 2017 Executive Incentive Plan.	☐	☐	☐	5.	Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 6.
		For	Against	Abstain

6.	Resolution requesting a report on substituting safer alternatives in personal care products.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s 2013 Annual Meeting Proxy Statement.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 2, 2013 at 9:00 A.M.

Asia Society and Museum

725 Park Avenue at 70th Street

New York, New York 10021

For transportation directions, please go to:

http://www.avoncompany.com/investor/annualmeeting/directions.pdf

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2013.

Our Proxy Statement for the 2013 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2012 are available at

www.edocumentview.com/avp

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Avon Products, Inc.	+

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

The undersigned hereby appoints Jeff Benjamin and Karen Leu, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 2, 2013, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as specified on the reverse side of this card. Unless your card is received by April 29, 2013, and unless you have specified your instructions, your Shares cannot be voted by the Trustee.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

¢	All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2), FOR the approval of 2013 Stock Incentive Plan (Proposal 3), FOR the approval of 2013 - 2017 Executive Incentive Plan (Proposal 4), FOR the ratification of the appointment of independent registered public accounting firm (Proposal 5), and AGAINST the resolution requesting a report on substituting safer alternatives in personal care products (Proposal 6).

¢	Shares allocated under the Avon Personal Savings Account Plan WILL NOT BE VOTED.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+